REVOLVING LOAN AGREEMENT
between

COLUMBIA EQUITY, LP, a Virginia limited partnership

as Borrower,

HOLUALOA/CARR CAPITAL SHERWOOD, LLC, a Virginia limited liability company,
CARR CAPITAL GREENBRIAR, LLC, a Virginia limited liability company,
FAIR OAKS CORPORATE CENTER, LLC, a Virginia limited liability company, and
CARR GATEWAY IV, LLC, a Virginia limited liability company
collectively as Owner,

WELLS FARGO BANK, NATIONAL ASSOCIATION,

together with those assignees

becoming parties hereto pursuant

to Section 12.13, as Lenders,

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Administrative Agent

Entered into as of November 28, 2005

WFB LOAN NO. 102195
TABLE OF CONTENTS

Page

ARTICLE 1. DEFINITIONS		1
1.1	DEFINED TERMS.	1
1.2	SCHEDULES AND EXHIBITS INCORPORATED.	15
ARTICLE 2. LOAN		15
2.1	LOAN.	15
2.2	LOAN FEES.	16
2.3	LOAN DOCUMENTS.	16
2.4	INCREASE IN COMMITMENT.	16
2.5	SWINGLINE LOANS.	17
2.6	MATURITY DATE.	18
2.7	INTEREST ON THE LOAN.	19
2.8	PAYMENTS.	23
2.9	FULL REPAYMENT AND RECONVEYANCE.	23
2.10	LENDERS’ ACCOUNTING.	23
2.11	LETTERS OF CREDIT.	24

2.12 CONDITIONS PRECEDENT TO APPROVAL OF A REAL ESTATE ASSET AS AN APPROVED ASSET. 27

2.13	DETERMINATION OF LOAN AVAILABILITY		29
2.14	PARTIAL RELEASE OF PROPERTY.		30
ARTICLE 3. DISBURSEMENT			30
3.1	CONDITIONS PRECEDENT TO ADVANCES.		30
3.2	DISBURSEMENT AUTHORIZATION..		31
3.3	BORROWER’S FUNDS ACCOUNT, PLEDGE AND ASSIGNMENT.		31
3.4	LOAN DISBURSEMENTS.		31
3.5	FUNDS TRANSFER DISBURSEMENTS.	31
ARTICLE 4. CERTAIN COVENANTS REGARDING THE PROPERTY		32
4.1	LIENS.		32
4.2	ASSESSMENTS AND COMMUNITY FACILITIES DISTRICTS.		32
4.3	INSPECTIONS.		32
ARTICLE 5. INSURANCE			32
5.1	TITLE INSURANCE.		33
5.2	PROPERTY INSURANCE.		33
5.3	FLOOD HAZARD INSURANCE.		33
5.4	LIABILITY INSURANCE.		33
5.5	OTHER COVERAGE.		33
5.6	GENERAL.		33
ARTICLE 6. REPRESENTATIONS AND WARRANTIES			34
6.1	AUTHORITY/ENFORCEABILITY.		34
6.2	BINDING OBLIGATIONS.		34
6.3	FORMATION AND ORGANIZATIONAL DOCUMENTS.		34
6.4	NO VIOLATION.		34
6.5	COMPLIANCE WITH LAWS.		34
6.6	LITIGATION.		34
6.7	FINANCIAL CONDITION.		34
6.8	NO MATERIAL ADVERSE CHANGE.		34
6.9	ACCURACY.		35

6.10 TAX LIABILITY. 35

6.11	TITLE TO ASSETS; NO LIENS.		35
6.12	MANAGEMENT AGREEMENTS.		35
6.13	STATE OF FORMATION.		35
6.14	STRUCTURE OF BORROWER, OWNER AND GUARANTOR.		35
6.15	REIT STATUS.		35
6.16	UTILITIES.		35
6.17	COMPLIANCE.		35
6.18	AMERICANS WITH DISABILITIES ACT COMPLIANCE		35
6.19	BUSINESS LOAN		35
6.20	TAX SHELTER REGULATIONS.	35
ARTICLE 7. HAZARDOUS MATERIALS			36
7.1	SPECIAL REPRESENTATIONS AND WARRANTIES.		36
7.2	HAZARDOUS MATERIALS COVENANTS.		36
7.3	INSPECTION BY ADMINISTRATIVE AGENT.		37
7.4	HAZARDOUS MATERIALS INDEMNITY.		37
ARTICLE 8. COVENANTS OF BORROWER AND OWNER			37
8.1	EXPENSES.		37
8.2	ERISA COMPLIANCE.		37
8.3	LEASING.		38
8.4	APPROVAL OF LEASES.		38
8.5	SUBDIVISION MAPS.		38
8.6	OPINION OF LEGAL COUNSEL.		38
8.7	FURTHER ASSURANCES.		38
8.8	ASSIGNMENT.		38
8.9	MANAGEMENT OF PROPERTY.		39
8.10	REQUIREMENTS OF LAW.		39
8.11	SPECIAL COVENANTS; SINGLE PURPOSE ENTITY.		39
8.12	LIMITATIONS ON DISTRIBUTIONS, ETC.		39
8.13	COMPLIANCE WITH AND AMENDMENT OF CHARTER OR BYLAWS.		39
8.14	SECURITY DEPOSITS AND DRAWS UNDER TENANT LETTER OF CREDIT.		39
8.15	MAINTAIN REIT STATUS.		40
8.16	SUBSIDIARIES..		40
8.17	PERMITTED INVESTMENTS.		41
8.18	FINANCIAL COVENANTS.		41
8.19	MAINTENANCE OF OWNERSHIPSTRUCTURE.		42
ARTICLE 9. REPORTING COVENANTS			42
9.1	FINANCIAL INFORMATION.		42
9.2	BOOKS AND RECORDS.		42
9.3	[INTENTIONALLY OMITTED.]		42
9.4	LEASING REPORTS.		42
9.5	CASH FLOW PROJECTIONS.		42
9.6	KNOWLEDGE OF DEFAULT; ETC.		42
9.7	LITIGATION, ARBITRATION OR GOVERNMENT INVESTIGATION.		43
9.8	ENVIRONMENTAL NOTICES.		43
9.9	CERTIFICATE OF BORROWER.	43
9.10	COVENANT COMPLIANCE CERTIFICATE.		43
ARTICLE 10. DEFAULTS AND REMEDIES			43
10.1	DEFAULT.		43
10.2	ACCELERATION UPON DEFAULT; REMEDIES.	45
10.3	DISBURSEMENTS TO THIRD PARTIES.	46
10.4	ADMINISTRATIVE AGENT’S OPERATION OF THE PROPERTY.	46
10.5	REPAYMENT OF FUNDS ADVANCED.		46
10.6	RIGHTS CUMULATIVE, NO WAIVER.		46
ARTICLE 11. THE ADMINISTRATIVE AGENT; INTERCREDITOR PROVISIONS			46
11.1	APPOINTMENT AND AUTHORIZATION.		46
11.2	WELLS FARGO AS LENDER.		47
11.3	LOAN DISBURSEMENTS.		47
11.4	DISTRIBUTION AND APPORTIONMENT OF PAYMENTS; DEFAULTING LENDERS.		48
11.5	PRO RATA TREATMENT.		49
11.6	SHARING OF PAYMENTS, ETC.		49
11.7	COLLATERAL MATTERS; PROTECTIVE ADVANCES.		50
11.8	POST-FORECLOSURE PLANS.	51
11.9	APPROVALS OF LENDERS.		51
11.10	NOTICE OF DEFAULTS.		52
11.11	ADMINISTRATIVE AGENT’S RELIANCE, ETC.		52
11.12	INDEMNIFICATION OF ADMINISTRATIVE AGENT.		52
11.13	LENDER CREDIT DECISION, ETC.		53
11.14	SUCCESSOR ADMINISTRATIVE AGENT.		54
ARTICLE 12. MISCELLANEOUS PROVISIONS			54
12.1	INDEMNITY.		54
12.2	FORM OF DOCUMENTS.		54
12.3	NO THIRD PARTIES BENEFITED.		55
12.4	NOTICES.		55
12.5	ATTORNEY-IN-FACT.		55
12.6	ACTIONS.		55
12.7	RIGHT OF CONTEST. Borrower and		55
12.8	RELATIONSHIPOF PARTIES.		55
12.9	DELAY OUTSIDE LENDER’S CONTROL.		55
12.10	ATTORNEYS’ FEES AND EXPENSES; ENFORCEMENT.	55
12.11	IMMEDIATELY AVAILABLE FUNDS.		56
12.12	AMENDMENTS AND WAIVERS.		56
12.13	SUCCESSORS AND ASSIGNS.		57
12.14	CERTAIN ALLOWED DISCLOSURES.		58
12.15	CAPITAL ADEQUACY.		59
12.16	INTENTIONALLY OMITTED.		59
12.17	LENDER’S AGENTS.		59
12.18	TAX SERVICE.		59
12.19	WAIVER OF RIGHT TO TRIAL BY JURY.		59
12.20	SEVERABILITY.		60
12.21	TIME.		60
12.22	HEADINGS.		60
12.23	GOVERNING LAW.		60
12.24	USA PATRIOT ACT NOTICE; COMPLIANCE.		60
12.25	ELECTRONIC DOCUMENT DELIVERIES.		60
12.26	INTEGRATION; INTERPRETATION.		61
12.27	JOINT AND SEVERAL LIABILITY.		61
12.28	COUNTERPARTS.		61

EXHIBITS AND SCHEDULES

SCHEDULE 1.1 – SCHEDULE 6.6 – SCHEDULE 7.1 –	PRO RATA SHARES LITIGATION DISCLOSURE ENVIRONMENTAL REPORTS

EXHIBIT A -1 EXHIBIT A -2 EXHIBIT A -3 EXHIBIT A -4 EXHIBIT B EXHIBIT C EXHIBIT D EXHIBIT E-1 EXHIBIT E-2 EXHIBIT F EXHIBIT G EXHIBIT H EXHIBIT I	– – – – – – – – – – – – –	DESCRIPTION OF SHERWOOD PROPERTY
DESCRIPTION OF GREENBRIAR PROPERTY
DESCRIPTION OF FAIR OAKS PROPERTY
DESCRIPTION OF LOUDOUN GATEWAY PROPERTY
LOAN DOCUMENTS
DISBURSEMENT PLAN
FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT
FORM OF REVOLVING NOTE
FORM OF SWINGLINE NOTE
FORM OF FIXED RATE NOTICE
DESIGNATED ACCOUNTS
OWNERSHIP STRUCTURE
COMPLIANCE CERTIFICATE

REVOLVING LOAN AGREEMENT

THIS REVOLVING LOAN AGREEMENT (“Agreement”) dated as of November 28, 2005 by and among (i) COLUMBIA EQUITY, LP, a limited partnership formed under the laws of the Commonwealth of Virginia (“Borrower”), (ii) HOLUALOA/CARR CAPITAL SHERWOOD, LLC, a limited liability company under the laws of the Commonwealth of Virginia (“Sherwood Owner”), CARR CAPITAL GREENBRIAR, LLC, a limited liability company under the laws of the Commonwealth of Virginia (“Greenbriar Owner”), FAIR OAKS CORPORATE CENTER, LLC, a limited liability company under the laws of the Commonwealth of Virginia (“Fair Oaks Owner”), and CARR GATEWAY IV, LLC, a limited liability company under the laws of the Commonwealth of Virginia (“Loudoun Gateway Owner”; Sherwood Owner, Greenbriar Owner, Fair Oaks Owner and Loudoun Gateway Owner are herein collectively referred to as “Owner”), (iii) each of the financial institutions initially a signatory hereto together with their assignees under Section 12.13 (“Lenders”), and (iv) WELLS FARGO BANK, NATIONAL ASSOCIATION (“Wells Fargo”) as contractual representative of the Lenders to the extent and in the manner provided in Article 12 (in such capacity, the “Administrative Agent”).

R E C I T A L S

A.	Borrower has requested from Lenders a revolving credit facility for the purpose of paying predevelopment costs, development costs, acquisitions, working capital, equity investments, capital expenditures, tenant improvements, leasing commissions, repayment of indebtedness, scheduled amortization payments of debt and general corporate purposes.

B.	Sherwood Owner owns the real property more particularly described in Exhibit A-1 attached hereto, as well as the improvements thereon, together with all appurtenances, fixtures, and tenant improvements now or hereafter located thereon (the “Sherwood Property”); Greenbriar Owner owns the real property more particularly described in Exhibit A-2 attached hereto, as well as the improvements thereon, together with all appurtenances, fixtures, and tenant improvements now or hereafter located thereon (the “Greenbriar Property”); Fair Oaks Owner owns the real property more particularly described in Exhibit A-3 attached hereto, as well as the improvements thereon, together with all appurtenances, fixtures, and tenant improvements now or hereafter located thereon (the “Fair Oaks Property”), and Loudoun Gateway Owner owns the real property more particularly described in Exhibit A-4 attached hereto, as well as the improvements thereon, together with all appurtenances, fixtures, and tenant improvements now or hereafter located thereon (the “Loudoun Gateway Property”). The Sherwood Property, Greenbriar Property, Fair Oaks Property and Loudoun Gateway Property are individually and collectively referred to as the “Property”, as the context may require.

C.	Sherwood Owner, Greenbriar Owner, Fair Oaks Owner and Loudoun Gateway Owner are each a wholly-owned subsidiary of Borrower and have agreed to secure the loan from the Lenders to Borrower by executing an Owner’s Guaranty of all amounts payable under the loan and granting a lien on their respective Property.

NOW, THEREFORE, Borrower, Owner, Administrative Agent and Lenders agree as follows:

ARTICLE 1.	DEFINITIONS

1.1 DEFINED TERMS. The following capitalized terms generally used in this Agreement shall have the meanings defined or referenced below. Certain other capitalized terms used only in specific sections of this Agreement are defined in such sections.

“Acquisition Property” — means any Property owned for a period of twelve (12) months or less. For all purposes of this Agreement, an Acquisition Property shall not cease to be an Acquisition Property until the beginning of the first fiscal quarter immediately following the expiration of such twelve (12) month period.

“ADA” — means the Americans with Disabilities Act, of July 26, 1990, Pub. L. No. 101-336, 104 Stat. 327, 42 U.S.C. § 12101, et. seq., as amended from time to time.

“Adjusted EBITDA” shall mean EBITDA for the preceding two (2) fiscal quarters, annualized, net of a capital expenditure reserve equal to $0.50 per square foot for Real Estate Assets (other than Construction in Process).

“Adjusted NOI” — shall mean net operating income of Borrower from Real Estate Assets measured on a consolidated basis in accordance with GAAP plus Borrower or any of its subsidiaries’ ownership share of net operating income in unconsolidated affiliates from such affiliates’ real estate assets, after adjusting for straight-lining of rents, for the most recent two (2) fiscal quarters, annualized, produced from tenants pursuant to leases in full force and effect on the Calculation Date, less a deduction for a capital expenditure reserve equal to $0.50 per square foot for Real Estate Assets (other than Construction in Process and Redevelopment Property) and the greater of (x) actual management fees or (y) an imputed management fee equal to three percent (3%) of base rent revenues.

“Administrative Agent” — means Wells Fargo Bank, National Association, or any successor Administrative Agent appointed pursuant to Section 11.14.

“Affiliate” — means, with respect to any Person, (a) in the case of any such Person which is a partnership or limited liability company, any partner or member in such partnership or limited liability company, respectively, (b) any other Person which is directly or indirectly controlled by, controls or is under common control with such Person or one or more of the Persons referred to in the preceding clause (a), (c) any other Person who is an officer, director, trustee or employee of, or partner in, such Person or any Person referred to in the preceding clauses (a) and (b), (d) any other Person who is a member of the immediate family of such Person or of any Person referred to in the preceding clauses (a) through (c), and (e) any other Person that is a trust solely for the benefit of one or more Persons referred to in clause (d) and of which such Person is sole trustee; provided, however, in no event shall Administrative Agent, any Lender or any of their respective Affiliates be an Affiliate of Borrower or Owner. For purposes of this definition, “control” (including with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or by contract or otherwise. The Affiliates of a Person shall include any officer or director of such Person

“Agreement” — shall have the meaning given to such term in the preamble hereto.

“Alternate Rate” — is a rate of interest per annum four percent (4%) in excess of the applicable Effective Rate in effect from time to time.

“Applicable LIBO Rate” is the rate of interest, rounded upward to the nearest whole multiple of one-one hundredth of one percent (0.01%), equal to the sum of: (a) the Applicable Margin plus (b) the LIBO Rate, which rate is divided by one (1.00) minus the Reserve Percentage:

Applicable LIBO Rate = Applicable Margin	+	LIBO Rate
(1 — Reserve Percentage)

“Applicable Margin” — shall initially equal 1.10% and shall be revised in accordance with the provisions of Section 2.7(j) hereof to the amount set forth below corresponding to the Leverage Ratio as of the last day of the preceding calendar quarter:

Leverage Ratio	Applicable Margin
Less than 50%	1.10%
50% to 60%	1.20%
>60% to 75%	1.35%

“Application for Payment” — shall have the meaning given to such term in Exhibit C attached hereto.

“Appraisal” – means a written appraisal prepared by an independent MAI appraiser engaged by or acceptable to Administrative Agent and subject to Administrative Agent’s customary independent appraisal requirements and prepared in compliance with all applicable regulatory requirements, including the Financial Institutions Recovery, Reform and Enforcement Act of 1989, as amended from time to time.

“Approved Asset” — means an Unencumbered Asset (including, without limitation, a Proposed Acquisition that would constitute an Unencumbered Asset upon the acquisition thereof by Borrower or an Approved Subsidiary) which (a) has been approved by Administrative Agent (and, if the aggregate Commitments have been increased pursuant to Section 2.4 hereof and Wells Fargo is not the sole Lender hereunder, by Requisite Lenders), (b) is leased for office use, (c) meets the Minimum Lease-Up Requirement, and (d) is not a Redevelopment Asset or Construction in Process. Each Property constitutes an Approved Asset as of the Effective Date.

“Approved Subsidiary” - means a Subsidiary that (x) is wholly and directly owned and controlled by Borrower or Guarantor or a combination thereof, (y) has delivered an Owner’s Guaranty and a deed of trust or mortgage encumbering the Approved Asset(s) owned by said Approved Subsidiary, and (z) holds fee simple title to one or more Approved Assets.

“Assignee” — shall have the meaning given in Section 12.13(c).

“Assignment and Assumption Agreement” — means an Assignment and Assumption Agreement among a Lender, an Assignee and the Administrative Agent, substantially in the form of Exhibit D.

“Bankruptcy Code” — means the Bankruptcy Reform Act of 1978 (11 USC § 101-1330) as now or hereafter amended or recodified.

“Borrower” — shall have the meaning given in the preamble hereto.

“Borrower’s Funds” — means all funds of Borrower and/or Owner deposited with Administrative Agent, for the benefit of Lenders, pursuant to the terms and conditions of the Loan Documents, including any escrows or reserves required to be deposited with Administrative Agent pursuant to Section 5.3 of the Deed of Trust.

“Borrower’s Funds Account” — means the account with Administrative Agent into which all Borrower’s Funds deposited with Administrative Agent pursuant to this Agreement shall be placed.

“Business Day” — means a day of the week (but not a Saturday, Sunday or holiday) on which the offices of Administrative Agent in San Francisco, California and the District of Columbia are open to the public for carrying on substantially all of Administrative Agent’s business functions. Unless specifically referenced in this Agreement as a Business Day, all references to “days” shall be to calendar days.

“Calculation Date” — means the first day of each January, April, July and October, the date upon which Borrower submits a Draw Request, the date upon which Borrower requests that Administrative Agent issue a Letter of Credit, an Approved Asset Closing Date, the date upon which a Capital Event occurs, or the date upon which there exists a Default under the Loan, as applicable.

“Capital Event” — means the occurrence from time to time of an equity or debt offering by Borrower (which shall specifically exclude stock issued in connection with a dividend reinvestment plan), a Disqualifying Environmental Event, a material acquisition, disposition, merger or asset purchase or if a Lien arises against an Approved Asset.

“Cash and Cash Equivalents” — means (i) unrestricted cash, (ii) securities issued or directly or fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided, that the full faith and credit of the United States of America is pledged in support thereof); and (iii) unrestricted domestic and LIBOR certificates of deposit and time deposits, bankers’ acceptances and floating rate certificates of deposit issued by any commercial bank organized under the laws of the United States, any state thereof, the District of Columbia, any foreign bank, or its branches or agencies (fully protected against currency fluctuations), which, at the time of acquisition, are rated A-1 (or better) by S&P or P-1 (or better) by Moody’s (any such bank an “Approved Bank”), maturing within one year from the date of acquisition, (iv) commercial paper issued by any Approved Bank or by the parent company of any Approved Bank and commercial paper issued by, or guaranteed by, any industrial or financial company with a short-term commercial paper rating of at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody’s, or guaranteed by any industrial company with a long term unsecured debt rating of at least A or A2, or the equivalent of each thereof, from S&P or Moody’s, as the case may be, and in each case maturing within one year after the date of acquisition, (v) marketable direct obligations issued by the District of Columbia or any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s and (vi) investments in money market funds substantially all the assets of which are comprised of securities of the any type described in any one or more of clauses (i) through (vi) above, but without regard to the maturity date of the underlying assets of any such money market fund.

“Collateral” – means the Property and any personal property or other collateral with respect to which a Lien or security interest was granted to Administrative Agent, for the benefit of Lenders, pursuant to the Loan Documents.

“Commitment” means, as to each Lender, such Lender’s obligation to make disbursements pursuant to Section 3.4 and Section 11.3, to participate in Letters of Credit pursuant to Section 2.11(f), and to participate in Swingline Loans pursuant to Section 2.5(e), in an amount up to, but not exceeding the amount set forth for such Lender on Schedule 1.1 attached hereto as such Lender’s “Commitment Amount” or as set forth in the applicable Assignment and Assumption Agreement, as the same may be increased from time to time pursuant to Section 2.4 hereof or changed as appropriate to reflect any assignments to or by such Lender effected in accordance with Section 12.13 hereof.

“Construction in Process” means any Real Estate Asset owned by Borrower or a Subsidiary which is raw land, vacant out-parcels, or other property on which construction of material improvements has commenced and is continuing to be performed (such commencement evidenced by foundation excavation) without undue delay from permit denial, construction delays or otherwise, but has not yet been (a) completed (as evidenced by a certificate of occupancy permitting use of such property by the general public) provided that such Real Estate Asset will no longer be considered Construction in Process upon the sooner of (a) achievement of seventy percent (70%) occupancy or (b) twelve (12) months after substantial completion and receipt by the Borrower (or Subsidiary) of a base building occupancy permit or its equivalent, excluding any Redevelopment Property or Acquisition Property. Notwithstanding the foregoing, tenant improvements to previously constructed and/or leased Real Estate Assets shall not be considered Construction in Process.

“Contingent Obligations” means as to any Person (the “guaranteeing person”), without duplication, (i) the amount of any contingent obligation of such Person required to be shown on such Person’s balance sheet in accordance with GAAP, and (ii) the amount of any obligation required to be disclosed in the footnotes to such Person’s financial statements in accordance with GAAP, which obligation guarantees or in effect guarantees any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, (d) to reimburse, indemnify or otherwise protect any other person for any advance of funds, issuance of a letter of credit or undertaking of other obligations by such person for the benefit of the primary obligor, or (e) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term “Contingent Obligations” shall not include (x) endorsements of instruments for deposit or collection in the ordinary course of business, or (y) guarantees or indemnification given to a lender in connection with any non-recourse indebtedness of Borrower, its Subsidiaries or Minority Holdings, with respect to claims that (A) are based on fraud, intentional misrepresentation, misapplication of funds, gross negligence or willful misconduct, (B) result from intentional mismanagement of or waste at the Real Estate Asset securing such non-recourse indebtedness, (C) arise from the presence of any Hazardous Materials on such Real Estate Asset securing such non-recourse indebtedness, (D) are the result of any unpaid real estate taxes and assessments relating to the Real Estate Asset securing such non-recourse indebtedness, (E) arise as a result of a voluntary bankruptcy filing, or (F) are based on any usual and customary exclusions for non-recourse limitations governing any non-recourse indebtedness of Borrower, its Subsidiaries and Minority Holdings, in each case, until such claim is made with respect thereto, and then only to the extent of the amount of such claim. Notwithstanding anything contained herein to the contrary, guarantees of completion shall not be deemed to be Contingent Obligations unless and until a claim for payment has been made thereunder, at which time any such guaranty of completion shall be deemed to be a Contingent Obligation in an amount equal to any such claim. Subject to the above provisions, in the case of a joint and several guaranty given by such Person and another Person (but only to the extent such guaranty is not non-recourse debt, directly or indirectly to the applicable guarantor), the amount of the guaranty shall be deemed to be 100% thereof; provided that (i) so long as such other Person holds an Investment Grade Credit Rating, the amount of such Person’s guaranty to be included in Contingent Obligations shall be reduced by an amount equal to the Contingent Obligation Amount, or (ii) in the event such other Person does not hold an Investment Grade Credit Rating, the amount of such Person’s guaranty to be included as Contingent Obligations may be reduced by an amount based on the creditworthiness of such other Person, as such amount is approved by the Requisite Lenders.

“Contingent Obligation Amount” — means the sum of (i) the total amount of the obligations guaranteed pursuant to any joint and several guaranty multiplied by a fraction the numerator of which is the amount of the guaranteed obligations attributable (pursuant to an agreement among the guarantors) to the guarantors (other than such guaranteeing person) holding an Investment Grade Credit Rating and the denominator of which is the total amount of the obligations guaranteed pursuant to such joint and several guaranty and (ii) the total amount of the obligations guaranteed multiplied by the product of (a) a fraction the numerator of which is the amount of such guaranteed obligations attributable (pursuant to an agreement among the guarantors) to the guarantors (other than such guaranteeing person) not holding an Investment Grade Credit Rating and the denominator of which is the total amount of the obligations guaranteed pursuant to such joint and several guaranty times (b) a fraction the numerator of which is the amount of such guaranteed obligations attributable (pursuant to an agreement among the guarantors) to the guarantors (other than such guaranteeing person) holding an Investment Grade Credit Rating and the denominator of which is the amount of such guaranteed obligations attributable (pursuant to an agreement among the guarantors) to the guarantors (including such guaranteeing person) holding an Investment Grade Credit Rating.

“Deed of Trust” — means collectively, the Credit Line Deed of Trust with Absolute Assignment of Leases and Rents, Security Agreement and Fixture Filing of even date herewith executed by Owner, as Grantor, to the Trustees named therein, in favor of Administrative Agent, for the benefit of Lenders, as Beneficiary, encumbering the Property as hereafter amended, supplemented, replaced or modified, and with such other deeds of trust or mortgages granted by Borrower, Guarantor or an Approved Subsidiary with respect to an Approved Asset to secure the Loan in the future.

“Default” — shall have the meaning given to such term in Section 10.1.

“Defaulting Lender” – means any Lender which fails or refuses to perform its obligations under this Agreement within the time period specified for performance of such obligation or, if no time frame is specified, if such failure or refusal continues for a period of five (5) Business Days after notice from Administrative Agent.

“Disqualifying Environmental Event” — means any release or threatened release of Hazardous Materials, any violation of Hazardous Materials Laws or any other similar environmental event with respect to a Real Estate Asset which is not cured within sixty (60) days or that would cause, in Administrative Agent’s determination, such Real Estate Asset to no longer be financeable on a non-recourse (with customary exceptions) debt basis under the then generally accepted underwriting standards of national insurance company or pension fund real estate institutional lenders.

“Dollars” and “$” – means the lawful money of the United States of America.

“EBITDA” – means the sum of (i) with respect to any Real Estate Asset for the immediately preceding two (2) fiscal quarters, an amount, measured on a consolidated basis, equal to (x) total revenues relating to such property for such period (after adjustment for straight lining of rents), less (y) total operating expenses relating to such property for such period (it being understood that the foregoing calculations shall exclude interest, income taxes (but not real estate taxes), depreciation, amortization and other non-cash charges as determined in accordance with GAAP, plus (ii) Management Fees. EBITDA shall include the pro rata share of EBITDA of unconsolidated Affiliates of Borrower and shall be adjusted for non-recurring items, plus (iii) interest income, minus general and administrative expenses.

“Effective Date” — means the date of this Agreement.

“Effective Rate” — shall have the meaning given in Section 2.6(e).

“Eligible Assignee” — means any Person that is: (a) an existing Lender; (b) a commercial bank, trust company, savings and loan association, savings bank, insurance company, investment bank or pension fund organized under the laws of the United States of America, any state thereof or the District of Columbia, and having total assets in excess of $5,000,000,000; or (c) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Co-operation and Development, or a political subdivision of any such country, and having total assets in excess of $10,000,000,000, provided that such bank is acting through a branch or agency located in the United States of America. If such entity is not currently a Lender, such entity’s (or in the case of a bank which is a subsidiary, such bank’s parent’s) senior unsecured long term indebtedness must be rated BBB or higher by S&P, Baa2 or higher by Moody’s or the equivalent or higher of either such rating by another rating agency acceptable to the Administrative Agent.

“ERISA” — means the Employee Retirement Income Security Act of 1974, as in effect from time to time.

“Extension Option” — shall have the meaning ascribed thereto in Section 2.6(b) hereof.

"Extended Maturity Date” — means November 28, 2008.

“FFO” — means net income, measured for the prior four (4) fiscal quarters as determined in accordance with GAAP, excluding gains (or losses) from debt restructuring, sales of property and foreign currency exchange rate changes (whether or not associated with a foreign currency contract) and non-cash expenses related to stock compensation, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures (which will be calculated to reflect funds from operations on the same basis).

“Federal Funds Rate” – means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Administrative Agent from three Federal Funds brokers of recognized standing selected by Administrative Agent.

“Fixed Charges” — means, for the immediately preceding consecutive two (2) fiscal quarters, annualized, the sum of (a) Interest Expense and (b) the aggregate of all scheduled principal payments on Total Indebtedness according to GAAP made or required to be made during such fiscal period for the Borrower, measured on a consolidated basis, and Minority Holdings (but excluding balloon payments of principal due upon the stated maturity of an Indebtedness), and (c) the aggregate of all dividends payable on the preferred stock of Borrower not owned by the Guarantor or any of its Affiliates.

“Fixed Rate” is the Applicable LIBO Rate as accepted by Borrower as an Effective Rate for a particular Fixed Rate Period and Fixed Rate Portion.

“Fixed Rate Commencement Date” — means the date upon which the Fixed Rate Period commences.

“Fixed Rate Notice” is a written notice in the form shown on Exhibit F hereto which requests a Fixed Rate for a particular Fixed Rate Period and Fixed Rate Portion.

“Fixed Rate Period” is the period or periods of (a) one (1), two (2), three (3) or six (6) months; or (b) any other shorter period which ends at the Maturity Date, which periods are selected by Borrower and confirmed in a Fixed Rate Notice; provided that no Fixed Rate Period shall extend beyond the Maturity Date.

“Fixed Rate Portion” is the portion or portions of the principal balance of the Loan which Borrower selects to have subject to a Fixed Rate, each of which is an amount: (a) equal to the unpaid principal balance of the Loan not subject to a Fixed Rate; and (b) is not less than One Million Dollars ($1,000,000.00) and is an even multiple of One Hundred Thousand Dollars ($100,000.00).

“Fixed Rate Price Adjustment” — shall have the meaning set forth in Section 2.7(h).

“Fixed Rate Taxes” — are, collectively, all withholdings, interest equalization taxes, stamp taxes or other taxes (except income and franchise taxes) imposed by any domestic or foreign governmental authority and related in any manner to a Fixed Rate.

“Funding Date” – shall have the meaning given to such term in Exhibit C attached hereto.

“GAAP” — means generally accepted accounting principles, consistently applied.

“Governmental Authority” — means any nation or government, any federal, state, local, municipal or other political subdivision thereof or any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Gross Asset Value” will be defined as the sum of the following, without duplication:

i)	Operating Property Value, plus

ii)	Cash and Cash Equivalents,

iii)	the aggregate sums expended on the construction of Construction In Process, including land acquisition costs; provided that for purposes of making any calculation under this Agreement, the amount attributable to Construction in Process held by Minority Holdings that are not consolidated with Borrower in accordance with GAAP will be equal to (without duplication) the sum of (a) the Borrower’s contributed equity, (b) the Borrower’s pro rata share of debt from items that are not consolidated in accordance with GAAP, (c) the Borrower’s Contingent Obligations related to items that are not consolidated in accordance with GAAP (to the extent not redundant with clause (b) above), plus (d) any non-Affiliated co-venturer’s equity in such items that are not so consolidated to the extent that such co-venturer’s share of debt was included in the calculation of the Borrower’s Total Indebtedness,

iv)	the aggregate sums expended on the construction of Redevelopment Property, including land acquisition costs; provided that for purposes of making any calculation under this Agreement, the amount attributable to Redevelopment Property held by Minority Holdings that are not consolidated with Borrower in accordance with GAAP will be equal to (without duplication) the sum of (a) the Borrower’s contributed equity, (b) the Borrower’s pro rata share of debt from items that are not consolidated in accordance with GAAP, (c) the Borrower’s Contingent Obligations related to items that are not consolidated in accordance with GAAP (to the extent not redundant with clause (b) above), plus (d) any non-Affiliated co-venturer’s equity in such items that are not so consolidated to the extent that such co-venturer’s share of debt was included in the calculation of the Borrower’s Total Indebtedness,

v)	the cost or unimproved land holdings.

vi)	mortgages and loans secured by partnership or similar interests in real estate single purpose entities, provided, however, that any such loans shall be limited to ten percent (10%) for purposes of calculating Gross Asset Value,

vii)	Management Fee income divided by twenty percent (20%), and

viii)	the contractual purchase price of properties subject to purchase obligations, repurchase obligations, and forward commitments to the extent such obligations are accounted for under Total Liabilities.

For purposes of this definition, unconsolidated joint venture and Minority Holdings are measured at the greater of Borrower or Guarantor’s economic interest in such entity or the percentage of Indebtedness guarantied by Borrower or Guarantor relating to such entity.

“Guarantor” — means Columbia Equity Trust, Inc., and any other person or entity who, or which, in any manner, is or becomes obligated to Lenders under any guaranty now or hereafter executed in connection with respect to the Loan (collectively or severally as the context thereof may suggest or require).

“Hazardous Materials” — shall have the meaning given to such term in Section 7.1(a).

“Hazardous Materials Claims” — shall have the meaning given to such term in Section 7.1(c).

“Hazardous Materials Laws” — shall have the meaning given to such term in Section 7.1(b).

“Indebtedness” means, as applied to any Person at any time without duplication, (a) all indebtedness, obligations or other liabilities of such Person (whether consolidated or representing the proportionate interest in any other Person) (i) for borrowed money (including construction loans) or evidenced by debt securities, debentures, acceptances, notes or other similar instruments, and any accrued interest, fees and charges relating thereto, (ii) under profit payment agreements that are not contingent or in respect of obligations to redeem, repurchase or exchange any securities of such Person or agreements to pay dividends in respect of any stock (excluding any ordinary declaration of a dividend or exchange of securities for replacement securities), (iii) with respect to letters of credit or bankers’ acceptances issued for such Person’s account, (iv) to pay the deferred purchase price of acquired property or rendered services, except accounts payable and accrued expenses arising in the ordinary course of business, (v) in respect of capital leases or “synthetic leases”, or (vi) which are Contingent Obligations; (b) all indebtedness, obligations or other liabilities of such Person or others secured by a Lien on any property of such Person, whether or not such indebtedness, obligations or liabilities are assumed by such Person; (c) all indebtedness, obligations or other liabilities of such Person in respect of interest rate contracts, foreign exchange contracts and derivatives contracts, net of liabilities owed to such Person by the counterparties thereon; (d) all preferred stock subject (upon the occurrence of any contingency or otherwise) to mandatory redemption; and (e) all Contingent Obligations with respect to any of the foregoing.

“Initial Maturity Date” — shall mean November 28, 2007.

“Interest Expense” — includes (without redundancy), for the previous two (2) fiscal quarters, annualized, all accrued, paid or capitalized interest cost of the Borrower (excluding capitalized interest funded from an interest reserve) plus the Borrower’s pro rata ownership share of interest expense in unconsolidated Affiliates, plus 100% of any accrued, paid or capitalized interest incurred (without redundancy) on any obligation for which the Borrower is wholly or partially liable under repayment, interest carry, or performance guarantees, or other relevant liabilities.

“Investment Grade Credit Rating” means (i) with respect to Moody’s a rating of Baa3 or higher and (ii) with respect to S&P, a rating of BBB- or higher, in each instance as to a Person’s senior unsecured debt.

“L/C Commitment Amount” has the meaning given to that term in Section 2.11(a) of this Agreement.

“Lender” — means each financial institution from time to time party hereto as a “Lender”, together with its respective successors and permitted assigns, and, as the context requires, includes the Swingline Lender. With respect to matters requiring the consent or approval of all Lenders at any given time, all then existing Defaulting Lenders will be disregarded and excluded, and, for voting purposes only, “all Lenders” shall be deemed to mean “all Lenders other than Defaulting Lenders”.

"Letter of Credit” has the meaning set forth in Section 2.11(a) of this Agreement.

"Letter of Credit Documents” means, with respect to any Letter of Credit, collectively, any application or agreement therefor, any promissory note, any certificate or other document presented in connection with a drawing under such Letter of Credit and any other agreement, instrument or other document governing or providing for (a) the rights and obligations of the parties concerned or at risk with respect to such Letter of Credit or (b) any collateral security for any of such obligations.

"Letter of Credit Liabilities” shall mean, without duplication, at any time and in respect of any Letter of Credit, the sum of (a) the Stated Amount of such Letter of Credit plus (b) the aggregate unpaid principal amount of all Reimbursement Obligations of the Borrower at such time due and payable in respect of all drawings made under such Letter of Credit. For purposes of this Agreement, a Lender (other than the Lender then acting as Administrative Agent) shall be deemed to hold a Letter of Credit Liability in an amount equal to its participation interest in the related Letter of Credit under Section 2.11(f) of this Agreement, and the Lender then acting as Administrative Agent shall be deemed to hold a Letter of Credit Liability in an amount equal to its retained interest in the related Letter of Credit after giving effect to the acquisition by the Lenders (other than Administrative Agent) of their participation interests under such Section.

“Leverage Ratio” — means Total Liabilities divided by Gross Asset Value as of the Business Day preceding any Calculation Date.

“LIBO Rate” — is the rate of interest, rounded upward to the nearest whole multiple of one-sixteenth of one percent (.0625%), quoted by Administrative Agent from time to time as the London Inter-Bank Offered Rate for deposits in U.S. Dollars at approximately 9:00 a.m. California time, two (2) Business Days prior to a Fixed Rate Commencement Date or a Price Adjustment Date, as appropriate, for purposes of calculating effective rates of interest for loans or obligations making reference thereto for an amount approximately equal to a Fixed Rate Portion and for a period of time approximately equal to a Fixed Rate Period or the time remaining in a Fixed Rate Period after a Price Adjustment Date, as appropriate.

“Lien” – means any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, encumbrance (including, but not limited to, easements, rights-of-way, zoning restrictions and the like), lien (statutory or other), preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever, including without limitation any conditional sale or other title retention agreement, the interest of a lessor under a capital lease, any financing lease having substantially the same economic effect as any of the foregoing, any restriction of sale or encumbrance, any pledge of equity interests in the owner of the property, and the filing of any financing statement or document having similar effect (other than a financing statement filed by a “true” lessor pursuant to Section 9408 (or a successor section) of the Uniform Commercial Code) naming the owner of the asset to which such Lien relates as debtor, under the Uniform Commercial Code or other comparable law of any jurisdiction.

“Loan” — means the principal sum that Lenders agree to lend on a revolving basis and Borrower agrees to borrow pursuant to the terms and conditions of this Agreement: SEVENTY-FIVE MILLION AND NO/100THS DOLLARS ($75,000,000.00), as same may be increased pursuant to Section 2.4 hereof.

“Loan Availability” — means that portion of the Commitment determined by Administrative Agent to be available to be advanced as more particularly described in Section 2.13 hereof.

“Loan Documents” — means those documents, as hereafter amended, supplemented, replaced or modified, properly executed and in recordable form, if necessary, listed in Exhibit B as Loan Documents.

“Loan Party” – means Borrower, Owner, Guarantor, and any other person or entity obligated under the Loan Documents.

“Management Fees” — means for a specified period, all amounts recorded by Borrower, or its pro rata share received through Minority Holdings (which are not consolidated in accordance with GAAP, as property management fees or asset management fees.

“Maturity Date” — means the Initial Maturity Date, as same may be extended to the Extended Maturity Date, in accordance with the provisions of this Agreement.

“Minimum Lease Up Requirement” The requirement that (a) any Real Estate Asset that on any date of determination has been improved with a building or buildings with not less than seventy percent (70%) leasing to third party tenants on the last day of the fiscal quarter most recently ended (other than the Greenbriar Property which shall initially be deemed to satisfy such requirement and constitute an Approved Asset, notwithstanding the fact that as of the Effective Date, such Property does not satisfy the Minimum Lease Up Requirement) and (b) all Approved Assets (including such Real Estate Asset which is proposed by Borrower to become an Approved Asset) taken in the aggregate on the date of determination are not less than eighty percent (80%) leased on the last day of such fiscal quarter; provided, however, in the event that the leasing rate with respect to any Approved Asset previously meeting (or deemed to have met) the Minimum Lease Up Requirement falls below seventy percent (70%) or the aggregate leasing of all Approved Assets falls below eighty percent (80%), Borrower shall have a period of nine (9) months thereafter to re-lease such asset(s) in order to satisfy the Minimum Lease Up Requirement before such Real Estate Asset shall no longer be deemed an Approved Asset. If, at any time thereafter, such Real Estate Asset again meets the Minimum Lease-Up Requirement as well as all other requirements set forth in Section 2.12 hereof, it shall, as of the date it meets such requirement, again be deemed an Approved Asset. For purposes of this definition, a tenant shall be deemed to have leased space even if the tenant is not in occupancy provided that the subject lease is in full force and effect and it is current with its rent payments, or its subtenant(s) is in possession of the leased premises and such subtenant is paying stipulated rent, if any.

“Minimum Tangible Net Worth” — means the Borrower’s consolidated tangible net worth, measured on a consolidated basis in accordance with GAAP.

“Minority Holdings” — means partnerships, joint ventures, corporations, limited liability companies or other business associations held or owned directly or indirectly by the Borrower which are not directly or indirectly wholly-owned by the Borrower.

“Moody’s” — means Moody’s Investor Services, Inc.

“Net Equity Proceeds” — shall mean the proceeds of a sale after the date hereof of an equity interest in the Borrower or the Guarantor (including those attributable to a dividend reinvestment program), net of usual and customary closing costs and expenses.

“Non-Pro Rata Advance” – shall mean a Protective Advance or a disbursement under the Loan with respect to which fewer than all Lenders have funded their respective Pro Rata Shares in breach of their obligations under this Agreement.

“Non-Stabilized Property” — means a Real Estate Asset which is less than eighty percent (80%) leased at any time during the preceding two consecutive quarters and which is not unimproved land, an Acquisition Property, Construction in Process or a Redevelopment Property.

“Note” or “Notes” – means the Revolving Note(s) and/or the Swingline Note, collectively in the original principal amount of the Loan, executed by Borrower and payable to the order of a Lender, together with such other replacement notes as may be issued from time to time pursuant to Section 12.13, as hereafter amended, supplemented, replaced or modified.

“Operating Property Value” will be defined as the sum of the following, without duplication:

i)	the aggregate Adjusted NOI for the most recent two quarters, annualized (excluding Adjusted NOI for Acquisition Properties, Non-Stabilized Properties, Construction in Process and Redevelopment Properties and assets sold during the previous two (2) quarters) and divided by 8.0%, plus

ii)	the acquisition cost of Acquisition Properties, plus (ii) the transaction costs associated with the acquisition thereof, plus (iii) without duplication, the aggregate sum expended on construction of improvements after the initial acquisition, including the costs of any subsequent land acquisitions relating to such Acquisition Property, plus

iii)	for each Non-Stabilized Property, the undepreciated cost of such Real Estate Asset.

"Option to Extend” — means Borrower’s option, subject to the terms and conditions of Section 2.6(b), to extend the term of the Loan from the Initial Maturity Date to the Extended Maturity Date.

“Owner” — shall mean Sherwood Owner, Greenbriar Owner, Fair Oaks Owner and Loudoun Gateway Owner, together with any other Approved Subsidiary or other Affiliate of Borrower owning an Approved Asset hereunder in the future.

“Owner’s Guaranty” — shall mean that certain Repayment Guaranty executed by the Owners, as amended and supplemented in the future, together with all Joinders thereto executed by new Owners in the future.

“Participant” — shall have the meaning given to such term in Section 12.13.

“Permanent Loan Estimate” shall mean for any period of determination, a determination by Administrative Agent of a hypothetical principal amount of indebtedness which Borrower could incur assuming (i) payments of annual debt service equal to Adjusted NOI measured with respect to the Approved Assets divided by 1.20, and (ii) a debt constant equal to the greater of (a) one and one-half percent (1.50%) in excess of the then-current annual yield on ten-year United States Treasury obligations issued most recently prior to such date and a thirty (30) year principal amortization schedule and (b) eight percent (8.0%) and no required principal amortization. In no event shall Adjusted NOI from any individual Property comprise more than forty percent (40%) of Adjusted NOI for all of the Properties.

“Permit” – means any permit, approval, authorization, license, variance or permission required from a Governmental Authority under an applicable Requirement of Law.

“Permitted Lease” – shall have the meaning given to such term in Section 8.4.

“Permitted Liens” – means:

(a)	Liens (other than environmental Liens and any Lien imposed under ERISA) for taxes, assessments or charges of any Governmental Authority for claims not yet due;

(b)	any laws, ordinances or regulations affecting the Real Estate Asset;

(c)	Liens imposed by laws, such as mechanics’ liens and other similar liens, arising in the ordinary course of business which secure payment of obligations not more than thirty (30) days past due;

(d)	All matters shown on the Title Policy as exceptions to Lender’s coverage thereunder; and

(e)	Liens in favor of Administrative Agent, for the benefit of Lenders, under the Deed of Trust.

“Person” — means any natural person, corporation, limited partnership, general partnership, joint stock company, limited liability company, limited liability partnership, joint venture, association, company, trust, bank, trust company, land trust, business trust or other organization, whether or not a legal entity, or any other nongovernmental entity, or any Governmental Authority.

“Potential Default” – means an event, circumstance or condition which, with the giving of notice or the lapse of time, or both, would constitute a Default.

“Price Adjustment Date” — shall have the meaning set forth in Section 2.7(h).

“Prime Rate” — means a base rate of interest which Administrative Agent establishes from time to time and which serves as the basis upon which the effective rates of interest are calculated for those loans making reference thereto. Any change in an effective rate due to a change in the Prime Rate shall become effective on the day each such change is announced by Administrative Agent at its principal office in San Francisco, California.

“Property” — shall have the meaning given to such term in Recital B, as may be modified in accordance with the provisions of Section 2.12.

“Proposed Acquisition” — means a real estate asset that would constitute an Unencumbered Asset at the time of its acquisition.

“Pro Rata Share”- means, as to each Lender, the ratio, expressed as a percentage, of (a) the amount of such Lender’s Commitment to (b) the aggregate amount of the Commitments of all Lenders hereunder; provided, however, that if at the time of determination the Commitments have terminated or been reduced to zero, the “Pro Rata Share” of each Lender shall be the Pro Rata Share of such Lender in effect immediately prior to such termination or reduction.

“Protective Advance” — shall mean any advances made by Administrative Agent in accordance with the provisions of Section 11.7(e) to protect the Collateral securing the Loan.

“Real Estate Assets” — means the fixed and tangible real estate properties consisting of land, buildings and/or other improvements owned in fee simple or as a leasehold estate by the Borrower, Guarantor or by a Subsidiary of Borrower or Guarantor at the relevant time of reference thereto.

“Redevelopment Property” means any Real Estate Asset (other than Construction in Process or an Acquisition Property) that is being redeveloped if more than forty percent (40%) of the square footage of the improvements on such Real Estate Asset is undergoing renovation or the expected cost of redevelopment improvements exceeds 25% of the Operating Property Value attributable to such Real Estate Asset immediately prior to such redevelopment. A Redevelopment Property shall cease to be a Redevelopment Property at the beginning of the fiscal quarter immediately following the earliest to occur of (i) twelve (12) months from the date of substantial completion (as evidenced by receipt by Borrower (or Subsidiary) of a certificate of occupancy or other regulatory approval, if any, permitting use of such Real Estate Asset by the general public), (ii) such Real Estate Asset achieving an 80% occupancy rate (determined on the basis of square footage after redevelopment of improvements leased to tenants paying rent) and (iii) the Borrower notifying the Administrative Agent of its election to no longer treat such Real Estate Asset as a Redevelopment Property.

“Regulatory Costs” — are, collectively, future, supplemental, emergency or other changes in Reserve Percentages, assessment rates imposed by the Federal Deposit Insurance Corporation, or similar requirements or costs imposed by any domestic or foreign governmental authority and related in any manner to a Fixed Rate.

"Reimbursement Obligation” means the absolute, unconditional and irrevocable obligation of the Borrower to reimburse Administrative Agent for any drawing honored by the Administrative Agent under a Letter of Credit.

“Requirements of Law” – mean, as to any entity, the charter and by-laws, partnership agreement or other organizational or governing documents of such entity, and any law, rule or regulation, Permit, or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such entity or any of its property or to which such entity or any of its property is subject, including without limitation, applicable securities laws and any certificate of occupancy, zoning ordinance, building, environmental or land use requirement or Permit or occupational safety or health law, rule or regulation.

“Requisite Lenders” — means, as of any date, Lenders (which must include the Lender then acting as Administrative Agent) having at least 66-2/3% of the aggregate amount of the Commitments, or, if the Commitments have been terminated or reduced to zero, Lenders holding at least 66-2/3% of the principal amount outstanding under the Loan, provided that (a) in determining such percentage at any given time, all then existing Defaulting Lenders will be disregarded and excluded and the Pro Rata Shares of the Loan of Lenders shall be redetermined, for voting purposes only, to exclude the Pro Rata Shares of the Loan of such Defaulting Lenders, and (b) at all times when two or more Lenders are party to this Agreement, the term “Requisite Lenders” shall in no event mean less than two Lenders.

“Reserve Percentage” — is at any time the percentage announced by Administrative Agent as the reserve percentage under Regulation D for loans and obligations making reference to an Applicable LIBO Rate for a Fixed Rate Period or time remaining in a Fixed Rate Period on a Price Adjustment Date, as appropriate. The Reserve Percentage shall be based on Regulation D or other regulations from time to time in effect concerning reserves for Eurocurrency Liabilities as defined in Regulation D from related institutions as though Administrative Agent were in a net borrowing position, as promulgated by the Board of Governors of the Federal Reserve System, or its successor.

“Revolving Note” means a promissory note of the Borrower substantially in the form of Exhibit E-1, payable to the order of a Lender in a principal amount equal to the amount of such Lender’s Commitment as originally in effect and otherwise duly completed.

"Stated Amount” means the amount available to be drawn by a beneficiary under a Letter of Credit from time to time, as such amount may be increased or reduced from time to time in accordance with the terms of such Letter of Credit.

“Subdivision Map” — shall have the meaning given to such term in Section 8.5.

“Subsidiary” — means for any entity, any corporation, partnership or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership or other entity (without regard to the occurrence of any contingency) which is at the time directly or indirectly owned or controlled by such entity or one or more subsidiaries of such entity or by such entity and one or more subsidiaries of such entity.

“Subsidiary Guaranty” — shall have the meaning ascribed thereto in Section 8.16 hereof.

“Swingline Commitment” — means the Swingline Lender’s obligation to make Swingline Loans to Borrower pursuant to Section 2.5 hereof in an amount up to, but not exceeding the amount set forth in Section 2.5(a) hereof, as such amount may be reduced from time to time in accordance with the terms hereof.

“Swingline Lender” means Wells Fargo Bank, National Association, together with its respective successors and assigns.

“Swingline Loan” means a loan made by the Swingline Lender to the Borrower pursuant to Section 2.5 hereof.

“Swingline Note” means a promissory note of the Borrower substantially in the form of Exhibit E-2, payable to the order of the Swingline Lender in a principal amount equal to the amount of the Swingline Commitment as originally in effect and otherwise duly completed.

“Swingline Termination Date” means the date which is seven (7) Business Days prior to the Maturity Date.

“Tenant Letter of Credit” – means any letter of credit provided to Owner, as landlord, by a tenant under a Permitted Lease as security for, or payment of, any tenant obligations under such Permitted Lease.

“Title Policy” — means Lender’s Policy of Title Insurance as issued by Commonwealth Land Title Insurance Company or such other title insurance company mutually acceptable to Borrower and Administrative Agent.

“Total Budgeted Costs” — shall include all soft and hard costs to complete Construction in Process on a Real Estate Asset, including but not limited to, land, an interest reserve during construction, an operating deficit reserve, tenant improvements, leasing costs, and infrastructure costs. The development budget shall also include the fully budgeted costs of Construction in Process acquired, or to be acquired, pursuant to purchase agreements or Real Estate Assets being developed by third parties under a loan that the Borrower or the Guarantor or their subsidiaries have guaranteed or otherwise have liability.

“Total Indebtedness” means, for any period, the sum (without duplication) of (i) the amount of Indebtedness of the Borrower on a consolidated basis set forth or required to be set forth on the then most recent quarterly financial statements of the Borrower (without duplication), (ii) the outstanding amount of Indebtedness of Minority Holdings pro rata allocable to the Borrower as of the date of the financial statements described in clause (i), and (iii) without duplication, the Contingent Obligations of the Borrower on a consolidated basis and, to the extent allocable to Borrower in accordance with GAAP, of the Minority Holdings as of the date of the financial statements described in clause (i); provided, however, that in no event shall Total Indebtedness include (1) for purposes of avoiding double counting relating to the same underlying obligations, Indebtedness with respect to the letters of credit issued to support guaranties of interest or interest and principal, (2) operating income guaranties or other performance guaranty or completion guaranty obligations, or (3) Contingent Obligations relating to the obligations of any Investment Grade Credit Rating co-venturer.

“Total Liabilities” shall include all GAAP liabilities of Borrower on a consolidated basis (without duplication), including Total Indebtedness, letters of credit, purchase obligations, repurchase obligations, forward commitments (including, but not limited to, forward equity commitments and commitments to purchase properties that are subject to specific performance contracts), unsecured debt, capitalized lease obligations (including ground leases to the extent required under GAAP to be reported as a liability), guarantees of indebtedness, subordinated debt, and unfunded obligations. Total Liabilities will include (without redundancy): (a) 100% of the recourse liability of the Borrower and its subsidiaries under (i) guarantees of indebtedness or (ii) loans where the Borrower is liable for debt as a general partner or otherwise and (b) the Borrower or any of its subsidiaries’ ownership share of non-recourse debt in unconsolidated affiliates or debt that is not recourse to the Borrower and its other subsidiaries. Total Liabilities will exclude deferred credit for below market leases. For purposes of this definition, unconsolidated joint venture and Minority Holdings are measured at the greater of Borrower’s economic interest in such entity or the percentage of indebtedness guarantied by Borrower or Guarantor relating to such entity.

“Unencumbered Asset” — means any Real Estate Asset that on any date of determination: (a) is not subject to any material Liens (including any such Lien imposed by the organizational documents of the owner of such asset), (b) is not the subject of any matter that materially adversely affects the value of such Real Estate Asset, (c) is not the subject of a Disqualifying Environmental Event, (d) has been improved with a building or buildings which (1) have been issued a certificate of occupancy (where available) or is otherwise lawfully occupied for its intended use, and (2) are fully operational, and (e) is wholly-owned in fee simple by the Borrower, Guarantor or a Subsidiary of Borrower or Guarantor.

“Variable Rate” — on any day means a floating rate of interest per annum equal to the higher of (a) the Prime Rate then in effect or (b) the Federal Funds Rate then in effect as announced by the Federal Reserve Bank of New York plus one-half percent (0.5%).

“Wells Fargo” — shall have the meaning given to such term in the preamble hereto.

1.2 SCHEDULES AND EXHIBITS INCORPORATED. Schedules 1.1, 6.6 and 7.1, and Exhibits A-1 through A-4, B, C, D, E-1 and E-2, F, G, H and I all attached hereto, are hereby incorporated into this Agreement.

ARTICLE 2. LOAN

2.1 LOAN. By and subject to the terms of this Agreement, Lenders agree to lend to Borrower, and Borrower agrees to borrow from Lenders, the principal sum of SEVENTY-FIVE MILLION AND NO/100THS DOLLARS ($75,000,000.00), said sum to be evidenced by the Notes. Subject to the terms and conditions set forth in this Agreement, each Lender severally and not jointly agrees to make Loans to the Borrower during the period from and including the Effective Date to but excluding the Maturity Date, in an aggregate principal amount at any one time outstanding up to, but not exceeding, such Lender’s Commitment. Notwithstanding anything to the contrary contained herein, the total amount outstanding hereunder shall never exceed the Loan Availability. Within the foregoing limits and subject to the other terms of this Agreement, the Borrower may borrow, repay and reborrow amounts hereunder. The Notes shall be secured, in part, by the Deed of Trust encumbering certain real property and improvements as legally defined therein. Amounts disbursed to or on behalf of Borrower pursuant to the Notes shall be used for such purposes and uses as may be permitted under this Agreement and the other Loan Documents.

2.2 LOAN FEES.

(a) Unused Fee. During the period from the Effective Date to but excluding the Maturity Date, the Borrower agrees to pay to the Administrative Agent for the account of the Lenders an unused facility fee equal to (x) the sum of the daily amount by which the aggregate amount of the Commitments exceeds the aggregate outstanding principal balance of the Loan and Letter of Credit Liabilities multiplied by (y) the rate per annum equal to fifteen one hundredths of one percent (0.15%). Such fees shall be computed on a daily basis and payable quarterly in arrears, commencing January 1, 2006, on the first day of each April, July, October and January thereafter during the term of this Agreement and on the Maturity Date.

(b) Extension Fee. If, pursuant to Section 2.6, the Borrower exercises its right to extend the Initial Maturity Date, the Borrower agrees to pay to the Administrative Agent for the account of each Lender an extension fee equal to twenty one hundredths of one percent (0.20%) of the amount of such Lender’s Commitment at the time of such extension. Such fee shall be paid to the Administrative Agent prior to, and as a condition to, such extension.

(c) Administrative Agent’s Fees. The Borrower agrees to pay to the Administrative Agent such fees for services rendered by the Administrative Agent and the Commitment Fee as shall be separately agreed upon in the Fee Letter.

(d) Letter of Credit Fees. While each Letter of Credit is outstanding, the Borrower agrees to pay to the Administrative Agent for account of each Lender and the Administrative Agent a letter of credit fee at a rate per annum equal to the greater of (i) the Applicable Margin multiplied by the Stated Amount of each Letter of Credit, or (ii) $1,000. Such fee shall be payable quarterly in advance in an amount equal to 1/4 of the annual fee payable on the first day of each calendar quarter such Letter of Credit is outstanding, prorated for partial quarters. The fee provided for in the immediately preceding sentence shall be nonrefundable. In addition, if at any time Wells Fargo is not the sole Lender, the Borrower shall also pay to Administrative Agent a fronting fee for each Letter of Credit issued by the Administrative Agent upon the Borrower’s request in the amount equal to one-eighth of one percent (0.125%) multiplied by the Stated Amount of such Letter of Credit, payable in full at the time of the issuance of such Letter of Credit.

(e) Approved Property Closing Fee. In connection with each Approved Property Closing, Borrower shall pay a review fee of $2,500.00 to Administrative Agent.

2.3 LOAN DOCUMENTS. Borrower, Owner and Guarantor shall execute and deliver to Administrative Agent (or cause to be executed and delivered) concurrently with this Agreement each of the documents, properly executed and in recordable form, as applicable, described in Exhibit B as Loan Documents.

2.4 INCREASE IN COMMITMENT.

At any time on or before ninety (90) days prior to the Initial Maturity Date, Borrower shall have the right to increase, and to request the Administrative Agent to arrange the increase of, the aggregate amount of the Commitments by providing written notice to the Administrative Agent, which notice shall be irrevocable once given; provided, however, that after giving effect to any such increases the aggregate amount of the Commitments shall not exceed $100,000,000.00. Upon such request, and provided no Potential Default or Default shall have occurred and be continuing or would occur after giving effect to such increase, the Administrative Agent shall use its best efforts, in consideration of a mutually agreed upon fee, to arrange the requested increase in the Commitments through the syndication of such increase to existing Lenders or to new Lenders, as more particularly described herein, so as to become effective within ninety (90) days of the date of such request. The Administrative Agent shall promptly notify each Lender of any such request. No Lender shall be obligated in any way whatsoever to increase its Commitment. No increase of the Commitments may be effected under this Section if either (x) a Potential Default or a Default shall be in existence on the effective date of such increase or would occur after giving effect to such increase or (y) any representation or warranty made or deemed made by the Borrower or any other Loan Party in any Loan Document to which such Loan Party is a party is not (or would not be) true or correct on the effective date of such increase (the “Commitment Increase Date”). In connection with any increase in the aggregate amount of the Commitments pursuant to this Section 2.4 any Lender becoming a party hereto shall execute such documents and agreements as the Administrative Agent may reasonably request and (b) the Borrower shall make appropriate arrangements so that each new Lender, and any existing Lender increasing its Commitment, receives a new or replacement Note, as appropriate, in the amount of such Lender’s Commitment at the time of the effectiveness of the applicable increase in the aggregate amount of the Commitment.

2.5 SWINGLINE LOANS.

(a) Swingline Loans. Subject to the terms and conditions hereof, including without limitation Section 2.13 and only if Wells Fargo is not the only Lender under this Agreement, the Swingline Lender agrees to make Swingline Loans to the Borrower, during the period from the Effective Date to but excluding the Swingline Termination Date, in an aggregate principal amount at any one time outstanding up to, but not exceeding, Five Million Dollars ($5,000,000.00) as such amount may be reduced from time to time in accordance with the terms hereof. If at any time the aggregate principal amount of the Swingline Loans outstanding at such time exceeds the Swingline Commitment in effect at such time, the Borrower shall promptly pay the Administrative Agent for the account of the Swingline Lender the amount of such excess. Subject to the terms and conditions of this Agreement, the Borrower may borrow, repay and reborrow Swingline Loans hereunder.

(b) Procedure for Borrowing Swingline Loans. The Borrower shall give the Administrative Agent and the Swingline Lender notice pursuant to an Application for Payment delivered no later than 9:00 a.m. San Francisco time on the proposed date of such borrowing. Not later than 11:00 a.m. San Francisco time on the date of the requested Swingline Loan and subject to satisfaction of the applicable conditions set forth in Section 3.1 hereof for such borrowing, the Swingline Lender will make the proceeds of such Swingline Loan available to the Borrower in Dollars, in immediately available funds.

(c) Interest. Swingline Loans shall bear interest at a per annum rate equal to the Variable Rate as in effect from time to time or at such other rate or rates as the Borrower and the Swingline Lender may agree from time to time in writing. All accrued and unpaid interest on Swingline Loans shall be payable on the dates and in the manner provided in Section 2.7 hereof with respect to interest on Variable Rate Loans (except as the Swingline Lender and the Borrower may otherwise agree in writing in connection with any particular Swingline Loan).

(d) Swingline Loan Amounts, Etc. Each Swingline Loan shall be in the minimum amount of One Million Dollars ($1,000,000.00) and integral multiples of One Hundred Thousand Dollars ($100,000.00) in excess thereof, or such other minimum amounts agreed to by the Swingline Lender and the Borrower. Any voluntary prepayment of a Swingline Loan must be in integral multiples of One Hundred Thousand Dollars ($100,000.00) or the aggregate principal amount of all outstanding Swingline Loans (or such other minimum amounts upon which the Swingline Lender and the Borrower may agree) and in connection with any such prepayment, the Borrower must give the Swingline Lender prior written notice thereof no later than 10:00 a.m. San Francisco time on the day prior to the date of such prepayment. The Swingline Loans shall, in addition to this Agreement, be evidenced by the Swingline Note.

(e) Repayment and Participations of Swingline Loans. The Borrower agrees to repay each Swingline Loan within one Business Day of demand therefor by the Swingline Lender and, in any event, within seven (7) Business Days after the date such Swingline Loan was made. Notwithstanding the foregoing, the Borrower shall repay the entire outstanding principal amount of, and all accrued but unpaid interest on, the Swingline Loans on the Swingline Termination Date (or such earlier date as the Swingline Lender and the Borrower may agree in writing). In lieu of demanding repayment of any outstanding Swingline Loan from the Borrower, the Swingline Lender may, on behalf of the Borrower (which hereby irrevocably directs the Swingline Lender to act on its behalf), request a borrowing from the Lenders in an amount equal to the principal balance of such Swingline Loan, which shall bear interest at the Variable Rate. The amount limitations contained in Section 2.13 shall not apply to any borrowing from the Lenders made pursuant to this subsection. The Swingline Lender shall give notice to the Administrative Agent of any such borrowing from the Lenders not later than 9:00 a.m. San Francisco time at least one Business Day prior to the proposed date of such borrowing. Each Lender will make available to the Administrative Agent at the Principal Office for the account of the Swingline Lender, in immediately available funds, the proceeds of such borrowing. The Administrative Agent shall pay the proceeds of such borrowing to the Swingline Lender, which shall apply such proceeds to repay such Swingline Loan. If the Lenders are prohibited from making Loans required to be made under this subsection for any reason whatsoever, including without limitation, the occurrence of any of the Potential Defaults or Defaults described in Sections 10.1(f) through (h) of this Agreement, each Lender shall purchase from the Swingline Lender, without recourse or warranty, an undivided interest and participation to the extent of such Lender’s Pro Rata Share of such Swingline Loan, by directly purchasing a participation in such Swingline Loan in such amount and paying the proceeds thereof to the Administrative Agent for the account of the Swingline Lender in Dollars and in immediately available funds. A Lender’s obligation to purchase such a participation in a Swingline Loan shall be absolute and unconditional and shall not be affected by any circumstance whatsoever, including without limitation, (i) any claim of setoff, counterclaim, recoupment, defense or other right which such Lender or any other Person may have or claim against the Administrative Agent, the Swingline Lender or any other Person whatsoever, (ii) the occurrence or continuation of a Potential Default or Default (including without limitation, any of the Potential Defaults or Defaults described in Sections 10.1(f) through (h) of this Agreement or the termination of any Lender’s Commitment, (iii) the existence (or alleged existence) of an event or condition which has had or could have a material adverse effect on any Loan Party, (iv) any breach of any Loan Document by the Administrative Agent, any Lender, Borrower, Owner or Guarantor or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. If such amount is not in fact made available to the Swingline Lender by any Lender, the Swingline Lender shall be entitled to recover such amount on demand from such Lender, together with accrued interest thereon for each day from the date of demand thereof, at the Federal Funds Rate. If such Lender does not pay such amount forthwith upon the Swingline Lender’s demand therefor, and until such time as such Lender makes the required payment, the Swingline Lender shall be deemed to continue to have outstanding Swingline Loans in the amount of such unpaid participation obligation for all purposes of the Loan Documents (other than those provisions requiring the other Lenders to purchase a participation therein). Further, such Lender shall be deemed to have assigned any and all payments made of principal and interest on its Loan, and any other amounts due it hereunder, to the Swingline Lender to fund Swingline Loans in the amount of the participation in Swingline Loans that such Lender failed to purchase pursuant to this Section until such amount has been purchased (as a result of such assignment or otherwise).

2.6 MATURITY DATE.

(a) In General. Subject to the provisions of Section 2.5 hereof relating to Swingline Loans, all sums due and owing under this Agreement and the other Loan Documents shall be repaid in full on or before the Maturity Date. All payments due to Administrative Agent and Lenders under this Agreement, whether at the Maturity Date or otherwise, shall be paid in Dollars in immediately available funds.

(b) Extension Option. Borrower shall have the option to extend the term of the Loan from the Initial Maturity Date to the Extended Maturity Date (the “Extension Option”) upon satisfaction of each of the following conditions precedent with respect thereto:

(i)	Borrower shall provide Administrative Agent with written notice of Borrower’s request to exercise the Extension Option not more than one hundred twenty (120) days but not less than sixty (60) days prior to the Initial Maturity Date;

(ii)	As of the date of Borrower’s delivery of notice of its request to exercise the Extension Option, and as of the Initial Maturity Date, all of Borrower, Owner’s and Guarantor’s representations and warranties in the Loan Documents shall be true and correct in all material respects and no Default or Potential Default shall have occurred and be continuing and Borrower, Owner and Guarantor shall so certify in writing;

(iii)	Borrower, Owner and Guarantor shall execute or cause the execution of all documents reasonably required by Administrative Agent to exercise the Extension Option and shall deliver to Administrative Agent, at Borrower’s sole cost and expense, such title insurance endorsements as are reasonably required by Administrative Agent;

(iv)	On the date of Borrower’s delivery of notice of request to exercise each Extension Option, Borrower shall pay to Administrative Agent an extension fee equal to twenty one-hundredths of one percent (0.20%) of the aggregate Commitment, together with all reasonable costs and expenses incurred by or on behalf of Administrative Agent in connection with the extension; and

(v)	If so required by Administrative Agent, Administrative Agent shall have ordered and received, at Borrower’s expense, an Appraisal of the Property for purposes of re-calculating Loan Availability pursuant to Section 2.13 hereof.

(c) No Obligation to Extend. Notwithstanding Borrower’s right to extend the Initial Maturity Date of the Loan as set forth hereinabove, Borrower hereby agrees that Lenders shall have no commitment or obligation to extend the Initial Maturity Date, unless each of the conditions set forth in Section 2.6(b) above shall have been satisfied.

2.7 INTEREST ON THE LOAN.

(a) Interest Payments. Interest accrued on the outstanding principal balance of the Loan shall be due and payable, in the manner provided in this Section 2.7, on the first day of each month commencing with the first month after the Effective Date.

(b) Default Interest. Notwithstanding the rates of interest specified in Sections 2.7(e) below and the payment dates specified in Section 2.7(a), at Requisite Lenders’ discretion at any time following the occurrence and during the continuance of any Default, the principal balance of the Loan then outstanding and, to the extent permitted by applicable law, any interest payments on the Loan not paid when due, shall bear interest payable upon demand at the Alternate Rate. All other amounts due Administrative Agent or Lenders (whether directly or for reimbursement) under this Agreement or any of the other Loan Documents if not paid when due, or if no time period is expressed, if not paid within ten (10) days after demand, shall likewise, at the option of Requisite Lenders, bear interest from and after demand at the Alternate Rate.

(c) Late Fee. Borrower acknowledges that late payment to Administrative Agent will cause Administrative Agent and Lenders to incur costs not contemplated by this Agreement. Such costs include, without limitation, processing and accounting charges. Therefore, if Borrower fails timely to pay any sum due and payable hereunder through the Maturity Date (other than payment of the entire outstanding balance of the Loan on the Maturity Date), unless waived by Administrative Agent, a late charge of four cents ($.04) for each dollar of any such principal payment, interest or other charge due hereon and which is not paid within fifteen (15) days after such payment is due, shall be charged by Administrative Agent (for the benefit of Lenders) and paid by Borrower for the purpose of defraying the expense incident to handling such delinquent payment. Borrower and Administrative Agent agree that this late charge represents a reasonable sum considering all of the circumstances existing on the date hereof and represents a fair and reasonable estimate of the costs that Administrative Agent and Lenders will incur by reason of late payment. Borrower and Administrative Agent further agree that proof of actual damages would be costly and inconvenient. Acceptance of any late charge shall not constitute a waiver of the default with respect to the overdue installment, and shall not prevent Administrative Agent from exercising any of the other rights available hereunder or any other Loan Document. Such late charge shall be paid without prejudice to any other rights of Administrative Agent.

(d) Computation of Interest. Interest shall be computed on the basis of the actual number of days elapsed in the period during which interest or fees accrue and a year of three hundred sixty (360) days on the principal balance of the Loan outstanding from time to time. In computing interest on the Loan, the date of the making of a disbursement under the Loan shall be included and the date of payment shall be excluded. Notwithstanding any provision in this Section 2.7, interest in respect of the Loan shall not exceed the maximum rate permitted by applicable law.

(e) Effective Rate. The “Effective Rate” upon which interest shall be calculated for the Loan shall, from and after the Effective Date of this Agreement, be one or more of the following:

(i) Provided no Default exists under this Agreement:

(A) for that portion of the principal balance of the Notes which Borrower has not elected to be a Fixed Rate Portion, the Effective Rate shall be calculated assuming Borrower has elected a Fixed Rate Period of one (1) month therefor, subject to the provision in Section 2.7(e)(i)(B) below.

(B) for those portions of the principal balance of the Notes which are Fixed Rate Portions, the Effective Rate for the Fixed Rate Period thereof shall be the Fixed Rate selected by Borrower and set in accordance with the provisions hereof, provided, however, if any of the transactions necessary for the calculation of interest at any Fixed Rate requested or selected by Borrower should be or become prohibited or unavailable to Administrative Agent, or, if in Administrative Agent ‘s good faith judgment, it is not possible or practical for Administrative Agent to set a Fixed Rate for a Fixed Rate Portion and Fixed Rate Period as requested or selected by Borrower, the Effective Rate for such Fixed Rate Portion shall remain at or revert to the Variable Rate.

(ii) During such time as a Default exists under this Agreement; or from and after the date on which all sums owing under the Notes become due and payable by acceleration or otherwise; or from and after the date on which the Collateral or any portion thereof or interest therein, is sold, transferred, mortgaged, assigned, or encumbered, whether voluntarily or involuntarily, or by operation of law or otherwise, without Administrative Agent’s prior written consent (whether or not the sums owing under the Notes become due and payable by acceleration); or from and after the Maturity Date, then at the option of Requisite Lenders in each case, the interest rate applicable to the then outstanding principal balance of the Loan shall be the Alternate Rate.

(f) Selection of Fixed Rate. Provided no Default or Potential Default exists under this Agreement, Borrower, at its option and upon satisfaction of the conditions set forth herein, may request a Fixed Rate as the Effective Rate for calculating interest on the portion of the unpaid principal balance and for the period selected in accordance with and subject to the following procedures and conditions, provided, however, that Borrower may not have in effect at any one time more than eight (8) Fixed Rates:

(i) Borrower shall deliver to the Disbursement and Operations Center of Administrative Agent, 2120 East Park Place, Suite 100, El Segundo, California, 90245, with a copy to: Administrative Agent, 1750 H Street, N.W., Washington, D.C. 20006 Attention: Erin P. Peart or such other addresses as Administrative Agent shall designate, an original or facsimile Fixed Rate Notice no later than 9:00 A.M. (California time), and not less than three (3) nor more than five (5) Business Days prior to the proposed Fixed Rate Period for each Fixed Rate Portion. Any Fixed Rate Notice pursuant to this subsection (i) is irrevocable.

Administrative Agent is authorized to rely upon the telephonic request and acceptance of Oliver T. Carr, III, John Schissel or Edward W. Schulze, Jr. as Borrower’s duly authorized agents, or such additional authorized agents as Borrower shall designate in writing to Administrative Agent. Borrower’s telephonic notices, requests and acceptances shall be directed to such officers of Administrative Agent as Administrative Agent may from time to time designate.

(ii) Borrower may elect (A) to convert Variable Rate advances to a Fixed Rate Portion, or (B) to convert a matured Fixed Rate Portion into a new Fixed Rate Portion, provided, however, that the aggregate amount of the advance being converted into or continued as a Fixed Rate Portion shall comply with the definition thereof as to Dollar amount. The conversion of a matured Fixed Rate Portion back to a Variable Rate or to a new Fixed Rate Portion shall occur on the last Business Day of the Fixed Rate Period relating to such Fixed Rate Portion. Each Fixed Rate Notice shall specify (A) the amount of the Fixed Rate Portion, (B) the Fixed Rate Period, and (C) the Fixed Rate Commencement Date.

(iii) Upon receipt of a Fixed Rate Notice in the proper form requesting a Fixed Rate Portion advance under subsections (i) and (ii) above, Administrative Agent shall determine the Fixed Rate applicable to the Fixed Rate Period for such Fixed Rate Portion two (2) Business Days prior to the beginning of such Fixed Rate Period. Each determination by Administrative Agent of the Fixed Rate shall be conclusive and binding upon the parties hereto in the absence of manifest error. Administrative Agent shall deliver to Borrower and each Lender (by facsimile) an acknowledgment of receipt and confirmation of the Fixed Rate Notice; provided, however, that failure to provide such acknowledgment of receipt and confirmation of the Fixed Rate Notice to Borrower or any Lender shall not affect the validity of such rate.

(iv) If Borrower does not make a timely election to convert all or a portion of a matured Fixed Rate Portion into a new Fixed Rate Portion in accordance with this Section 2.7(f) above, such Fixed Rate Portion shall be automatically converted to a Fixed Rate Portion with a Fixed Rate Period of one (1) month upon the expiration of the Fixed Rate Period applicable to such Fixed Rate.

(g) Fixed Rate Taxes, Regulatory Costs and Reserve Percentages. Upon Administrative Agent’s demand, Borrower shall pay to Administrative Agent for the account of each Lender, in addition to all other amounts which may be, or become, due and payable under this Agreement and the other Loan Documents, any and all Fixed Rate Taxes and Regulatory Costs, to the extent they are not internalized by calculation of a Fixed Rate. Further, at Administrative Agent’s option, the Fixed Rate shall be automatically adjusted by adjusting the Reserve Percentage, as determined by Administrative Agent in its prudent banking judgment, from the date of imposition (or subsequent date selected by Administrative Agent) of any such Regulatory Costs. Administrative Agent shall give Borrower notice of any Fixed Rate Taxes and Regulatory Costs as soon as practicable after their occurrence, but Borrower shall be liable for any Fixed Rate Taxes and Regulatory Costs regardless of whether or when notice is so given.

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(h) Fixed Rate Price Adjustment. Borrower acknowledges that prepayment or acceleration of a Fixed Rate Portion during a Fixed Rate Period shall result in Lenders’ incurring additional costs, expenses and/or liabilities and that it is extremely difficult and impractical to ascertain the extent of such costs, expenses and/or liabilities. Therefore, on the date a Fixed Rate Portion is prepaid or the date all sums payable hereunder become due and payable, by acceleration or otherwise prior to the expiration of the applicable Fixed Rate Period for such Fixed Rate Portion (“Price Adjustment Date”), Borrower will pay Administrative Agent, for the account of each Lender (in addition to all other sums then owing to Lenders) an amount (“Fixed Rate Price Adjustment”) equal to the then present value of (i) the amount of interest that would have accrued on the Fixed Rate Portion for the remainder of the Fixed Rate Period at the Fixed Rate set on the Fixed Rate Commencement Date, less (ii) the amount of interest that would accrue on the same Fixed Rate Portion for the same period if the Fixed Rate were set on the Price Adjustment Date at the Applicable LIBO Rate in effect on the Price Adjustment Date. The present value shall be calculated by using as a discount rate the LIBO Rate quoted on the Price Adjustment Date.

By initialing this provision where indicated below, Borrower confirms that Lenders’ agreement to make the Loan at the interest rates and on the other terms set forth herein and in the other Loan Documents constitutes adequate and valuable consideration, given individual weight by Borrower, for this Agreement.

Borrower Initials.

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(i)

Purchase, Sale and Matching of Funds. Borrower understands, agrees and acknowledges the following: (a) Lenders have no obligation to purchase, sell and/or match funds in connection with the use of a LIBO Rate as a basis for calculating a Fixed Rate or Fixed Rate Price Adjustment; (b) a LIBO Rate is used merely as a reference in determining a Fixed Rate and Fixed Rate Price Adjustment; and (c) Borrower has accepted a LIBO Rate as a reasonable and fair basis for calculating a Fixed Rate and a Fixed Rate Price Adjustment. Borrower further agrees to pay the Fixed Rate Price Adjustment, Fixed Rate Taxes and Regulatory Costs, if any, whether or not any Lender elects to purchase, sell and/or match funds.

(j) Adjustment of Applicable Margin. The Applicable Margin shall be adjusted, if applicable, upon receipt by Administrative Agent of the Compliance Certificate from Borrower pursuant to Section 9.10 hereof or Administrative Agent’s determination of the Leverage Ratio in the event that Borrower fails to provide such Compliance Certificate in a timely manner, but in no event later than forty five (45) days after the end of each of Borrower’s fiscal quarters.

2.8 PAYMENTS.

(a) Manner and Time of Payment. All payments of principal, interest and fees hereunder payable to Administrative Agent or the Lenders shall be made without condition or reservation of right and free of set-off or counterclaim, in Dollars and by wire transfer (pursuant to Administrative Agent’s written wire transfer instructions) of immediately available funds, to Administrative Agent, for the account of each Lender as applicable, not later than 11:00 A.M. (San Francisco time) on the date due; and funds received by Administrative Agent after that time and date shall be deemed to have been paid on the next succeeding Business Day. The Borrower shall, at the time of making each payment under this Agreement or any other Loan Document, specify to the Administrative Agent the amounts payable by the Borrower hereunder to which such payment is to be applied.

(b) Payments on Non-Business Days. Whenever any payment to be made by Borrower hereunder shall be stated to be due on a day which is not a Business Day, payments shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest hereunder and of any fees due under this Agreement, as the case may be.

(c) Voluntary Prepayment. Borrower may, upon not less than three (3) Business Days’ prior written notice to Administrative Agent not later than 11:00 A.M. (San Francisco time) on the date given, at any time and from time to time, prepay all or any portion of the Loan without penalty, except as otherwise expressly set forth in this Section 2.8(c). Any notice of prepayment given to Administrative Agent under this Section 2.8(c) shall specify the date of prepayment and the principal amount of the prepayment. In the event of a prepayment of any Fixed Rate Portion, Borrower shall concurrently pay any Fixed Rate Price Adjustment payable in respect thereof.

2.9 FULL REPAYMENT AND RECONVEYANCE. Upon the request of Borrower and receipt of all sums owing and outstanding under the Loan Documents, Administrative Agent shall issue a full reconveyance of the Property from the lien of the Deed of Trust; provided, however, that all of the following conditions shall be satisfied at the time of, and with respect to, such reconveyance: (a) Administrative Agent, for the benefit of Lenders, shall have received all escrow, closing and recording costs, the costs of preparing and delivering such reconveyance and any sums then due and payable under the Loan Documents; and (b) Administrative Agent shall have received a written release satisfactory to Administrative Agent of any set aside letter, letter of credit or other form of undertaking which Administrative Agent or any Lender has issued to any surety, Governmental Authority or any other party in connection with the Loan. Lenders’ obligations to make further disbursements under the Loan shall terminate as to any portion of the Loan undisbursed as of the date of issuance of such full release or reconveyance, and any commitment of Lenders to lend any undisbursed portion of the Loan shall be canceled.

2.10 LENDERS’ ACCOUNTING. Administrative Agent shall maintain a loan account (the “Loan Account”) on its books in which shall be recorded (a) the names and addresses and the Pro Rata Shares of the commitment of each of the Lenders, and principal amount of the Loan owing to each Lender from time to time, and (b) all repayments of principal and payments of accrued interest, as well as payments of fees required to be paid pursuant to this Agreement. All entries in the Loan Account shall be made in accordance with Administrative Agent’s customary accounting practices as in effect from time to time. Monthly or at such other interval as is customary with Administrative Agent’s practice, Administrative Agent will render a statement of the Loan Account to Borrower and will deliver a copy thereof to each Lender. Each such statement shall be deemed final, binding and conclusive upon Borrower in all respects as to all matters reflected therein (absent manifest error).

2.11 LETTERS OF CREDIT.

(a) Letters of Credit. Subject to the terms and conditions of this Agreement, Administrative Agent, on behalf of Lenders, agrees to issue for the account of the Borrower during the period from and including the Effective Date to ninety (90) days prior to the Maturity Date, one or more letters of credit (each a “Letter of Credit”) in such form and containing such terms as may be requested from time to time by the Borrower and acceptable to Administrative Agent, up to a maximum aggregate Stated Amount at any one time outstanding not to exceed $5,000,000 as such amount may be reduced from time to time in accordance with the terms hereof (the “L/C Commitment Amount”). The Borrower understands and agrees that Letter of Credit Liabilities are treated as advances under the Commitments of the Lenders for the purpose of reducing the availability of advances under the Revolving Note.

(b) Terms of Letters of Credit. At the time of issuance, the amount, terms and conditions of each Letter of Credit, and of any drafts or acceptances thereunder, shall be subject to approval by the Administrative Agent. Notwithstanding the foregoing, in no event may (i) the expiration date of any Letter of Credit extend beyond thirty (30) days prior to the Maturity Date, (ii) any Letter of Credit have an initial duration in excess of one year, or (iii) a Letter of Credit be issued within 30 days prior to the Maturity Date. The initial Stated Amount of each Letter of Credit shall be at least $25,000.00.

(c) Requests for Issuance of Letters of Credit. In connection with the proposed issuance of a Letter of Credit, the Borrower shall give Administrative Agent written notice (or telephonic notice promptly confirmed in writing) at least five (5) Business Days prior to the requested date of issuance of a Letter of Credit, such notice to describe in reasonable detail the proposed terms of such Letter of Credit and the nature of the transactions or obligations proposed to be supported by such Letter of Credit, and in any event shall set forth with respect to such Letter of Credit, (i) the proposed initial Stated Amount, (ii) the beneficiary, (iii) whether such Letter of Credit is a commercial or standby letter of credit, and (iv) the proposed expiration date. The Borrower shall also execute and deliver such customary applications and agreements for standby letters of credit, standby letter of credit agreements, applications for amendment to letter of credit, and other forms as requested from time to time by the Administrative Agent. Borrower shall cause the executed completed application for the issuance of a Letter of Credit to be delivered to the Administrative Agent no later than the date of the delivery of the written notice described in the first sentence of this Section 2.11(c). Provided the Borrower has given the notice prescribed by the first sentence of this subsection and the Borrower has executed and delivered to the Administrative Agent the agreements, applications and other forms as required by the immediately preceding sentence of this subsection, and subject to the terms and conditions of this Agreement, including the satisfaction of any applicable conditions precedent set forth in Article VI, Administrative Agent agrees to issue the requested Letter of Credit on the requested date of issuance for the benefit of the stipulated beneficiary but in no event prior to the date five (5) Business Days following the date after which Administrative Agent received the items required to be delivered to it under this subsection. Upon the written request of the Borrower, Administrative Agent shall deliver to the Borrower a copy of (i) any Letter of Credit proposed to be issued hereunder prior to the issuance thereof, and (ii) each issued Letter of Credit within a reasonable time after the date of issuance thereof. To the extent any term of a Letter of Credit Document is inconsistent with a term of any Loan Document, the term of the Letter of Credit Document shall control.

(d) Reimbursement Obligations. Upon receipt by Administrative Agent from the beneficiary of a Letter of Credit of any demand for payment under such Letter of Credit, Administrative Agent shall promptly notify the Borrower of the amount to be paid by Administrative Agent as a result of such demand and the date on which payment is to be made by Administrative Agent to such beneficiary in respect of such demand. The Borrower hereby absolutely, unconditionally and irrevocably agrees to pay and reimburse Administrative Agent for the amount of each demand for payment under each Letter of Credit on the date which is one (1) Business Day after the date on which payment is to be made by the Administrative Agent to the beneficiary thereunder, without presentment, demand, protest or other formalities of any kind. Upon receipt by Administrative Agent of any payment in respect of any Reimbursement Obligation, Administrative Agent shall promptly pay to each Lender that has acquired a participation therein under the second sentence of Section 2.10(f) such Lender’s Pro Rata Share of such payment.

(e) Manner of Reimbursement. Upon its receipt of a notice referred to in the immediately preceding subsection (d), the Borrower shall advise the Administrative Agent whether or not the Borrower intends to borrow hereunder to finance its obligation to reimburse the Administrative Agent for the amount of the related demand for payment and, if it does, the Borrower shall submit a timely request for such borrowing as provided in the applicable provisions of this Agreement. If the Borrower fails to so advise the Administrative Agent, or if the Borrower fails to reimburse the Administrative Agent for a demand for payment under a Letter of Credit by the date of such payment, the Administrative Agent shall give each Lender prompt notice thereof and of the amount of the demand for payment, specifying such Lender’s Pro Rata Share of the amount of the related demand for payment and the provisions of Section 2.10(g) shall apply, and such advance shall constitute an advance under the Commitment at the Applicable LIBOR Rate with a one (1) month Interest Period.

(f) Lenders’ Participation in Letters of Credit. Immediately upon the issuance by the Administrative Agent of any Letter of Credit each Lender shall be deemed to have absolutely, irrevocably and unconditionally purchased and received from the Administrative Agent, without recourse or warranty, an undivided interest and participation to the extent of such Lender’s Pro Rata Share of the liability of the Administrative Agent with respect to such Letter of Credit and each such Lender thereby shall absolutely, unconditionally and irrevocably assume, as primary obligor and not as surety, and shall be unconditionally obligated to the Administrative Agent to pay and discharge when due, such Lender’s Pro Rata Share of the Administrative Agent’s liability under such Letter of Credit. In addition, upon the making of each payment by a Lender to the Administrative Agent in respect of any Letter of Credit pursuant to Section 2.10(g) below, such Lender shall, automatically and without any further action on the part of the Administrative Agent or such Lender, acquire (i) a participation in an amount equal to such payment in the Reimbursement Obligation owing to the Administrative Agent by the Borrower in respect of such Letter of Credit and (ii) a participation in a percentage equal to such Lender’s Pro Rata Share in any interest or other amounts payable by the Borrower in respect of such Reimbursement Obligation (other than fees owing only to the Administrative Agent).

(g) Payment Obligation of Lenders. Each Lender severally agrees to pay to the Administrative Agent on demand in immediately available funds in Dollars the amount of such Lender’s Pro Rata Share of each drawing paid by the Administrative Agent under each Letter of Credit to the extent such amount is not reimbursed by the Borrower pursuant to Section 2.10(d); provided, however, that in respect of any drawing under any Letter of Credit, the maximum amount that any Lender shall be required to fund shall not exceed such Lender’s Pro Rata Share of such drawing. Each Lender’s obligation to make such payments to the Administrative Agent under this subsection, and the Administrative Agent’s right to receive the same, shall be absolute, irrevocable and unconditional and shall not be affected in any way by any circumstance whatsoever, including without limitation, (i) the failure of any other Lender to make its payment under this subsection, (ii) the financial condition of the Borrower or any other Loan Party, (iii) the existence of any Potential Default or Default, or (iv) the termination of the Commitments. Each such payment to the Administrative Agent shall be made without any offset, abatement, withholding or deduction whatsoever.

(h) Administrative Agent’s Duties Regarding Letters of Credit; Unconditional Nature of Reimbursement Obligation. In examining documents presented in connection with drawings under Letters of Credit and making payments under such Letters of Credit against such documents, the Administrative Agent shall only be required to use the same standard of care as it uses in connection with examining documents presented in connection with drawings under letters of credit in which it has not sold participations and making payments under such letters of credit. The Borrower assumes all risks of the acts and omissions of, or misuse of the Letters of Credit by, the respective beneficiaries of such Letters of Credit and Administrative Agent shall give Borrower notice of any draw on a Letter of Credit. In furtherance and not in limitation of the foregoing, neither the Administrative Agent nor any of the Lenders shall be responsible for (i) the form, validity, sufficiency, accuracy, genuineness or legal effects of any document submitted by any party in connection with the application for and issuance of or any drawing honored under any Letter of Credit even if such document should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit, or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telex, telecopy or otherwise, whether or not they be in cipher; (iv) errors in interpretation of technical terms; (v) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit, or of the proceeds thereof; (vi) the misapplication by the beneficiary of any Letter of Credit, or of the proceeds of any drawing under any Letter of Credit; or (vii) any consequences arising from causes beyond the control of the Administrative Agent or the Lenders. None of the above shall affect, impair or prevent the vesting of any of the Administrative Agent’s rights or powers hereunder. Any action taken or omitted to be taken by the Administrative Agent under or in connection with any Letter of Credit, if taken or omitted in the absence of gross negligence or willful misconduct, shall not create against the Administrative Agent any liability to the Borrower or any Lender. In this connection, the obligation of the Borrower to reimburse the Administrative Agent for any drawing made under any Letter of Credit shall be absolute, unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement or any other applicable Letter of Credit Document under all circumstances whatsoever, including without limitation, the following circumstances: (A) any lack of validity or enforceability of any Letter of Credit Document or any term or provisions therein; (B) any amendment or waiver of or any consent to departure from all or any of the Letter of Credit Documents; (C) the existence of any claim, setoff, defense or other right which the Borrower may have at any time against the Administrative Agent, any Lender, any beneficiary of a Letter of Credit or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or in the Letter of Credit Documents or any unrelated transaction; (D) any demand, statement or any other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein or made in connection therewith being untrue or inaccurate in any respect whatsoever; (E) any non-application or misapplication by the beneficiary of a Letter of Credit or of the proceeds of any drawing under such Letter of Credit; (F) payment by the Administrative Agent under the Letter of Credit against presentation of a draft or certificate which does not strictly comply with the terms of the Letter of Credit; and (G) any other act, omission to act, delay or circumstance whatsoever that might, but for the provisions of this Section, constitute a legal or equitable defense to or discharge of the Borrower’s Reimbursement Obligations.

(i) Amendments, Etc. The issuance by the Administrative Agent of any amendment, supplement or other modification to any Letter of Credit shall be subject to the same conditions applicable under this Agreement to the issuance of new Letters of Credit (including, without limitation, that the request therefore be made through the Administrative Agent), and no such amendment, supplement or other modification shall be issued unless either (i) the respective Letter of Credit affected thereby would have complied with such conditions had it originally been issued hereunder in such amended, supplemented or modified form or (ii) the Requisite Lenders shall have consented thereto. In connection with any such amendment, supplement or other modification, the Borrower shall pay the fees, if any, payable under the last sentence of Section 2.2(d).

(j) Information to Lenders. Promptly following any change in Letters of Credit outstanding, the Administrative Agent shall deliver to each Lender and the Borrower a notice describing the aggregate amount of all Letters of Credit outstanding at such time. Upon the request of any Lender from time to time, the Administrative Agent shall deliver any other information reasonably requested by such Lender with respect to each Letter of Credit then outstanding. Other than as set forth in this subsection, the Administrative Agent shall have no duty to notify the Lenders regarding the issuance or other matters regarding Letters of Credit issued hereunder. The failure of the Administrative Agent to perform its requirements under this subsection shall not relieve any Lender from its obligations under Section 2.11(g).

(k) Effect of Letters of Credit on Commitments. Upon the issuance by the Administrative Agent of any Letter of Credit and until such Letter of Credit shall have expired or been terminated, the Commitment of each Lender shall be deemed to be utilized for all purposes of this Agreement in an amount equal to the product of (i) such Lender’s Pro Rata Share and (ii) the sum of (A) the Stated Amount of such Letter of Credit plus (B) any related Reimbursement Obligations then outstanding.

(l) Additional Costs in Respect of Letters of Credit. Without limiting the obligations of the Borrower under Sections 2.7(g) and 12.15 (but without duplication), if as a result of any regulatory change or any risk-based capital guideline or other requirement heretofore or hereafter issued by any Governmental Authority there shall be imposed, modified or deemed applicable any tax, reserve, special deposit, capital adequacy or similar requirement against or with respect to or measured by reference to Letters of Credit and the result shall be to increase the cost to the Administrative Agent of issuing (or any Lender of purchasing participations in) or maintaining its obligation hereunder to issue (or purchase participations in) any Letter of Credit or reduce any amount receivable by the Administrative Agent or any Lender hereunder in respect of any Letter of Credit, then, upon demand by the Administrative Agent or such Lender, the Borrower shall within thirty (30) days after receipt of notice from the Administrative Agent pay immediately to the Administrative Agent for its account or the account of such Lender, as applicable, from time to time as specified by the Administrative Agent or a Lender, such additional amounts as shall be sufficient to compensate the Administrative Agent or such Lender for such increased costs or reductions in amount.

2.12 CONDITIONS PRECEDENT TO APPROVAL OF A REAL ESTATE ASSET AS AN APPROVED ASSET. If and when Borrower wishes to obtain approval of an Unencumbered Asset or Proposed Acquisition for inclusion as an additional Approved Asset, Borrower shall submit to Administrative Agent a written request for such approval, together with a certificate signed by Borrower stating that the Unencumbered Asset or Proposed Acquisition complies with all of the terms, provisions and conditions of this Agreement (with respect to a Proposed Acquisition, subject only to the acquisition of the asset), and the following conditions must be satisfied in the sole discretion of Administrative Agent (provided, however, if the Commitments are increased pursuant to Section 2.4 of this Agreement and Wells Fargo is not the sole Lender hereunder, the approval of Requisite Lenders shall also be required) in reliance upon documentation provided by Borrower:

(a) Such asset must be an office property owned or to be owned by Borrower or an Approved Subsidiary in fee simple, subject to no Liens (whether directly or indirectly);

(b) Borrower shall provide, at the time of its request for approval (or in any event prior to the addition of such asset as an Approved Asset) all of the following information regarding the Unencumbered Asset or Proposed Acquisition, in form and substance satisfactory to Administrative Agent:

(i) a written description, including its size, legal description and location;

(ii) a commitment for title insurance regarding the property, evidencing that such asset is an Unencumbered Asset (or in the case of a Proposed Acquisition, would be an Unencumbered Asset upon acquisition by Borrower or a Subsidiary of Borrower or Guarantor) and a survey;

(iii) a current rent roll and copies of all leases affecting said property and estoppels and SNDAs from such tenants and substantially in Administrative Agent’s standard form;

(iv) operating statements for the prior three (3) years, if available (but in no event less than the prior twelve (12) months);

(v) market, location and demographic information;

(vi) pro forma operating and capital budgets;

(vii) evidence that such Unencumbered Asset or such Proposed Acquisition (and the Approved Assets as a whole, taking into account such Unencumbered Asset or such Proposed Acquisition) meets the Minimum Lease Up Requirement;

(viii) an environmental questionnaire completed by Borrower regarding the asset, and an environmental site assessment with respect to the presence, if any, of Hazardous Materials on the Unencumbered Asset or Proposed Acquisition;

(ix) the policies of insurance required by the Loan Documents accompanied by evidence of the payment of the premium therefor, including flood insurance, if applicable, evidence satisfactory to Administrative Agent that the Land is not located within the 100-year flood plain or identified as a special flood hazard area as defined by the Federal Insurance Administration;

(x) if Borrower, Approved Subsidiary, any Guarantor and/or any general partner or manager thereof is a corporation, a partnership, a trust or a limited liability company, a copy of such entity’s articles of incorporation and bylaws, partnership agreement and certificate of partnership, declaration of trust, articles of organization and operating agreement, whichever may be applicable, and all amendments thereto, certified by Borrower to be true, correct and complete;

(xi) completed Customer Information Forms in accordance with the USA Patriot Act for the Subsidiary owning or acquiring said Unencumbered Asset or Proposed Acquisition who is proposed to be an Approved Subsidiary under this Agreement;

(xii) opinions of counsel as required by Administrative Agent;

(xiii) all authorizations and permits which are then procurable and required by any Legal Requirement for any construction and use of the Improvements;

(xiv) evidence of status of zoning of the Unencumbered Asset or Proposed Acquisition;

(xv) tax identification number(s) assigned to the Unencumbered Asset or Proposed Acquisition (i.e., county, city and school, etc.), the approximate date tax statement(s) are to be issued and the date(s) taxes would become delinquent if not paid;

(xvi) copies of all existing management agreements, parking agreements, leasing agreements and asset management agreements;

(xvii) copies of structural and physical inspection reports for the Unencumbered Asset or Proposed Acquisition;

(xviii) an appraisal prepared by an appraiser acceptable to Administrative Agent and approved by Administrative Agent showing the value of the Unencumbered Asset or Proposed Acquisition;

(xix) copies of all agreements which are material to operation of the Unencumbered Asset or Proposed Acquisition; and

(xx) any other documents and information Administrative Agent may reasonably require.

(c) Administrative Agent shall have completed to its satisfaction, and at the Borrower’s expense, an inspection of the Unencumbered Asset or Proposed Acquisition, if it elects to do so and received and reviewed an Appraisal with respect thereto.

(d) Administrative Agent shall have received all information and such counterpart originals or certified or other copies of such documents as the Administrative Agent may reasonably request.

(e) The proposed Unencumbered Asset or Proposed Acquisition complies with the terms, provisions, requirements and conditions of this Agreement.

Upon receipt of the above-mentioned written request, certificate and other items (collectively, the “Approval Prerequisites”), Administrative Agent may, on behalf of the Lenders, engage legal counsel to review items (ii), (viii) and (x) through (xiii) of Section 2.12(b) above, all at Borrower’s sole cost and expense and to prepare documentation pursuant to which the Subsidiary shall become an Approved Subsidiary and shall execute and deliver a Joinder to the Owner’s Guaranty and this Agreement, a deed of trust or mortgage conveying a first lien on said Unencumbered Asset on Administrative Agent’s standard form (which shall be cross-collateralized and cross-defaulted with the Deed of Trust) and any other documents required by Administrative Agent in connection therewith (the “Approved Asset Closing”). From and after the Approved Asset Closing, (i) such additional Approved Asset shall serve as collateral for the Loan and shall be deemed included in the defined term “Property” and (ii) such Approved Subsidiary shall be deemed included in the defined term “Owner” hereunder.

2.13 DETERMINATION OF LOAN AVAILABILITY

(a) Loan Availability shall be initially calculated by Borrower and finally determined by Administrative Agent in its sole discretion on the first day of each fiscal quarter.

(b) For any period of determination, Loan Availability shall equal the lesser of the following amounts:

(i) The aggregate Commitment of all of the Lenders;

(ii) Seventy percent (70%) of the value of the Approved Assets (and for purposes of this determination, Borrower shall provide evidence to Administrative Agent that each such Approved Asset continues to satisfy the requirements of an Approved Asset, including the Minimum Lease Up Requirement) as determined by Administrative Agent based on Appraisals obtained and reviewed by Administrative Agent (prior to the Effective Date, in connection with an Approved Asset Closing or in connection with the exercise by Borrower of the Extension Option); provided, however if an Approved Asset was acquired by Borrower or the Approved Subsidiary within the previous two fiscal quarters, the value attributable thereto shall not exceed Borrower’s undepreciated GAAP basis therein; or

(iii) The Permanent Loan Estimate (using Adjusted NOI for Approved Assets during the previous two (2) fiscal quarters, annualized);

provided, however, Loan Availability shall be reduced on a dollar for dollar basis by (x) the Letter of Credit Liabilities, (y) the aggregate balance of any Swingline Loans made by the Swingline Lender and outstanding hereunder, and (z) one and one-half (1.5) times the amount of any Lien (other than any Lien securing the Loan) arising with respect to any Approved Asset until same is paid in full, discharged or bonded over to the satisfaction of the Administrative Agent (provided that such Lien is less than one percent (1%) of the Permanent Loan Estimate of the Approved Asset, it being acknowledged that for so long as any Lien in excess of such amount encumbers an Approved Asset, such Real Estate Asset shall not be an Approved Asset).

(c) In no event shall Lenders be obligated to make advances which in the aggregate exceed Loan Availability as determined by Administrative Agent from time to time. If at any time Loan Availability is less than the aggregate unpaid principal balance of advances outstanding, Borrower shall, within ninety (90) days of such determination by Administrative Agent, either (i) cure the cause of such reduction in Loan Availability, or (ii) pay the excess of amounts outstanding under the Loan over Loan Availability to Administrative Agent on behalf of the Lenders. No additional advances shall be made hereunder and no additional Letters of Credit shall be issued hereunder until such time as Administrative Agent determines that such condition has been cured. It shall be a Default hereunder if Borrower fails to cure the cause of the reduction in Loan Availability or make the required payment within such ninety (90) day period.

2.14 PARTIAL RELEASE OF PROPERTY.

(a) Upon satisfaction of all of the terms and conditions of this Section 2.14, Borrower shall be entitled to request and obtain from Administrative Agent the release from the lien and security interest of the Deed of Trust of one or more Properties, provided that the Borrower satisfies all of the following conditions:

(i) Each request by Borrower for the release of a Property shall be accompanied by a calculation of Loan Availability assuming that such Property is released which calculation shall be confirmed by Administrative Agent in its sole discretion.

(ii) Administrative Agent shall have received all information, documents and materials required by the Loan Documents or otherwise necessary for Administrative Agent to process Borrower’s request for a release, all reasonable costs and expenses of Administrative Agent associated with such release (including, but not limited to, legal fees relating thereto) and such title insurance endorsements as are reasonably required by Administrative Agent.

(iii) At the time of such release and as a condition precedent thereto, Borrower shall pay the excess of amounts outstanding under the Loan over such recalculated Loan Availability to Administrative Agent on behalf of the Lenders.

(iv) In no event shall Administrative Agent be obligated to approve and execute a release of a Property if, as a result thereof (i) any single Property remaining after such release shall produce more than forty percent (40%) of the Adjusted NOI for all such Properties or (y) there shall be less than three (3) Properties serving as collateral for the Loan.

(b) The execution and delivery of such release instrument shall not affect Borrower’s obligations under the Loan Documents. In no event shall any release or any document effecting a release hereunder be or be deemed to be a release of any rights, easements or privileges benefiting in any manner any of the remaining portion of the Property or adversely affect the lien of the Deed of Trust.

ARTICLE 3. DISBURSEMENT

3.1 CONDITIONS PRECEDENT TO ADVANCES. Administrative Agent’s and Lenders’ obligation to make any advances or take any other action under the Loan Documents shall be subject at all times to satisfaction of each of the following conditions precedent (in addition to those set forth in Exhibit C and in any other applicable provision hereof):

(a) There shall exist no Default as defined in this Agreement, or Default as defined in any of the other Loan Documents or event, omission or failure of condition which would constitute a Default after notice, lapse of time, or both; and

(b) Administrative Agent shall have received all Loan Documents, other documents, instruments, policies, and forms of evidence or other materials requested by Administrative Agent or any Lender under the terms of this Agreement or any of the other Loan Documents; and

(c) Administrative Agent shall have received from each Lender such Lender’s Pro Rata Share of such disbursement; and

(d) Administrative Agent shall have received a downdate endorsement to the Title Policy evidencing that the Deed of Trust continues to be a valid lien upon the Land and Improvements and is prior and superior to all other liens and encumbrances thereon except those approved by Administrative Agent in writing; and

(e) All representations and warranties of Borrower, Owner and Guarantor under the Loan Documents shall be true and correct in all material respects.

3.2 DISBURSEMENT AUTHORIZATION. The proceeds of the Loan and Borrower’s Funds, when qualified for disbursement, shall be disbursed to or for the benefit or account of Borrower under the terms of this Agreement. Disbursements hereunder may be made by Administrative Agent upon the written request of any person who has been authorized by Borrower to request such disbursements until such time as written notice of Borrower’s revocation of such authority is received by Administrative Agent.

3.3 BORROWER’S FUNDS ACCOUNT, PLEDGE AND ASSIGNMENT. Except as otherwise provided in this Agreement, all of the Borrower’s Funds which are deposited with Administrative Agent by Borrower or Owner shall be placed in the Borrower’s Funds Account with, and controlled by, Administrative Agent for disbursement under this Agreement. As additional security for Borrower’s performance under the Loan Documents, Borrower and Owner hereby irrevocably pledge and assign to Administrative Agent, for the benefit of Lenders, all monies at any time deposited in the Borrower’s Funds Account.

3.4 LOAN DISBURSEMENTS. Subject to the conditions set forth in Section 3.1, the proceeds of the Loan and Borrower’s Funds shall be disbursed in accordance with the terms and conditions of Exhibit C. Disbursements made after the deposit of Borrower’s Funds shall be made first from the Borrower’s Funds Account until depleted unless such Borrower’s Funds are designated as escrows or reserves required by the Deed of Trust. All disbursements shall be held by Borrower in trust and applied by Borrower solely for the purposes for which the funds have been disbursed. Administrative Agent and Lenders have no obligation to monitor or determine Borrower’s use or application of the disbursements.

3.5 FUNDS TRANSFER DISBURSEMENTS. Borrower and Owner hereby authorize Administrative Agent to disburse the proceeds of the Loan as requested by an authorized representative of the Borrower to any of the accounts designated in Exhibit G. Borrower and Owner agree to be bound by any transfer request: (i) authorized or transmitted by Borrower; or, (ii) made in Borrower’s name and accepted by Administrative Agent in good faith and in compliance with these transfer instructions, even if not properly authorized by Borrower. Borrower and Owner further agree and acknowledge that Administrative Agent may rely solely on any bank routing number or identifying bank account number or name provided by Borrower to effect a wire or funds transfer even if the information provided by Borrower identifies a different bank or account holder than named by the Borrower. Administrative Agent is not obligated or required in any way to take any actions to detect errors in information provided by Borrower. If Administrative Agent takes any actions in an attempt to detect errors in the transmission or content of transfer or requests or takes any actions in an attempt to detect unauthorized funds transfer requests, Borrower and Owner agree that no matter how many times Administrative Agent takes these actions Administrative Agent will not in any situation be liable for failing to take or correctly perform these actions in the future and such actions shall not become any part of the transfer disbursement procedures authorized under this provision, the Loan Documents, or any agreement between Administrative Agent, Borrower and Owner. Borrower and Owner agree to notify Administrative Agent of any errors in the transfer of any funds or of any unauthorized or improperly authorized transfer requests within fourteen (14) days after Administrative Agent’s confirmation to Borrower of such transfer.

Administrative Agent will, in its sole discretion, determine the funds transfer system and the means by which each transfer will be made. Administrative Agent may delay or refuse to accept a funds transfer request if the transfer would: (i) violate the terms of this Agreement (ii) require use of a bank unacceptable to Administrative Agent or prohibited by Governmental Authority; (iii) cause Administrative Agent to violate any Federal Reserve or other regulatory risk control program or guideline, or (iii) otherwise cause Administrative Agent to violate any applicable law or regulation.

Administrative Agent shall not be liable to Borrower and/or Owner or any other parties for (i) errors, acts or failures to act of others, including other entities, banks, communications carriers or clearinghouses, through which Borrower’s transfers may be made or information received or transmitted, and no such entity shall be deemed an agent of the Administrative Agent, (ii) any loss, liability or delay caused by fires, earthquakes, wars, civil disturbances, power surges or failures, acts of government, labor disputes, failures in communications networks, legal constraints or other events beyond Administrative Agent’s control, or (iii) any special, consequential, indirect or punitive damages, whether or not (a) any claim for these damages is based on tort or contract or (b) Administrative Agent, Borrower or Owner knew or should have known the likelihood of these damages in any situation. Administrative Agent makes no representations or warranties other than those expressly made in this Agreement.

All Loan Documents titled or references in Loan Documents to the Funds Transfer Agreement, Security Procedures, Operating Procedures, callback or other terms referencing the wire transfer of or procedures for transferring loan disbursements is hereby cancelled and superseded by this Section 3.5.

ARTICLE 4.	CERTAIN COVENANTS REGARDING THE PROPERTY
4.1	LIENS.

If a claim of Lien is recorded which affects the Property or is served upon Administrative Agent or any Lender, Owner shall, within thirty (30) calendar days of such recording or service or within five (5) calendar days of Administrative Agent’s demand, whichever occurs first: (a) pay and discharge the claim of Lien; (b) effect the release thereof by recording or delivering to Administrative Agent a surety bond in sufficient form and amount; or (c) provide Administrative Agent with other assurances which Administrative Agent deems, in its sole discretion, to be satisfactory for the payment of such claim of Lien and for the full and continuous protection of Administrative Agent and Lenders from the effect of such Lien.

4.2 ASSESSMENTS AND COMMUNITY FACILITIES DISTRICTS. Without Administrative Agent’s prior written consent, Owner shall not cause or suffer to become effective or otherwise consent to the formation of any assessment district or community facilities district which includes all or any part of the Property pursuant to: (a) the Mello-Roos Community Facilities Act of 1982; (b) the Municipal Improvement Act of 1913; or (c) any other comparable or similar statute or regulation. Nor shall Owner cause or otherwise consent to the levying of special taxes or assessments against the Property by any such assessment district or community facilities district but Administrative Agent recognizes that the Loudoun Gateway Property is subject to an owner’s association.

4.3 INSPECTIONS. Administrative Agent shall have the right to enter upon the Property at all reasonable times at Borrower’s cost and expense to inspect the Property. Any such inspection by Administrative Agent is solely to determine whether Owner is properly discharging its obligations under the Loan Documents and may not be relied upon by Borrower, Owner, Guarantor or by any third party as a representation or warranty of compliance with this Agreement or any other agreement.

ARTICLE 5. INSURANCE

Borrower shall, while any obligation of Borrower, Owner or any Guarantor under any Loan Document remains outstanding, maintain (or cause Owner to maintain) at Borrower’s sole expense, with licensed insurers approved by Administrative Agent, the following policies of insurance in form and substance satisfactory to Administrative Agent. Capitalized terms used in this Article shall have the same meaning as such terms are commonly and presently defined in the insurance industry.

5.1 TITLE INSURANCE. A Title Policy, together with any endorsements which Administrative Agent may require, insuring Administrative Agent, for the benefit of Lenders, in the principal amount of the Loan, of the validity and the priority of the lien of the Deed of Trust upon the Property, subject only to matters approved by Administrative Agent in writing. During the term of the Loan, Borrower shall deliver to Administrative Agent, within ten (10) days of Administrative Agent’s written request, such other endorsements to the Title Policy as Administrative Agent may reasonably require with respect to the Property.

5.2 PROPERTY INSURANCE. An All Risk/Special Form Completed Value (Non-Reporting Form) Hazard Insurance policy, including without limitation, theft coverage and such other coverages and endorsements as Administrative Agent may require, insuring Owner and Administrative Agent for the benefit of Lenders against damage to the Property in an amount not less than 100% of the full replacement cost. Such coverage should adequately insure any and all Loan collateral, whether such collateral is onsite, stored offsite or otherwise. Administrative Agent, for the benefit of Lenders, shall be named on the policy as mortgagee and named under a Lender’s Loss Payable Endorsement.

5.3 FLOOD HAZARD INSURANCE. A policy of flood insurance, as required by applicable governmental regulations, or as reasonably deemed necessary by Administrative Agent, in an amount required by Administrative Agent, but in no event less than the amount sufficient to meet the requirements of applicable law and governmental regulation.

5.4 LIABILITY INSURANCE. A policy of Commercial General Liability insurance on an occurrence basis, with coverages and limits as required by Administrative Agent, insuring against liability for injury and/or death to any person and/or damage to any property occurring on the Property. During the period of any construction, Owner may cause its contractors and/or subcontractors to maintain in full force and effect any or all of the liability insurance required hereunder. Administrative Agent may require that Borrower and Owner be named as an additional insured on any such policy. Whether Owner employs a general contractor or performs as owner-builder, Administrative Agent may require that coverage include statutory workers’ compensation insurance.

5.5 OTHER COVERAGE. Borrower shall provide (or cause Owner to provide) to Administrative Agent evidence of such other reasonable insurance in such reasonable amounts as Administrative Agent may from time to time request against such other insurable hazards which at the time are commonly insured against for property similar to the Property located in or around the region in which the Property is located. Such coverage requirements may include but are not limited to coverage for earthquake, acts of terrorism, business income, delayed business income, rental loss, sink hole, soft costs, tenant improvement or environmental.

5.6 GENERAL. (a) In addition to the insurance requirements above, Borrower shall maintain property insurance and liability insurance on all Real Estate Assets owned by Borrower, Owner, Subsidiaries and Guarantor in such amounts as are customary in the industry. (b) With respect to the Property, Borrower shall provide (or cause Owner to provide) to Administrative Agent insurance certificates or other evidence of coverage in form acceptable to Administrative Agent, with coverage amounts, deductibles, limits and retentions as required by Administrative Agent. All insurance policies relating to the Property shall provide that the coverage shall not be cancelable or materially changed without ten (10) days prior written notice to Administrative Agent of any cancellation for nonpayment of premiums, and not less than thirty (30) days prior written notice to Administrative Agent of any other cancellation or any modification (including a reduction in coverage). Administrative Agent, for the benefit of Lenders shall be named under a Lender’s Loss Payable Endorsement on all insurance policies which Owner actually maintains with respect to the Property. All insurance policies with respect to the Property shall be issued and maintained by insurers approved to do business in the state in which the Property is located and must have an A.M. Best Company financial rating and policyholder surplus acceptable to Administrative Agent.

ARTICLE 6. REPRESENTATIONS AND WARRANTIES

As a material inducement to Lenders’ entry into this Agreement, Borrower and Owner represent and warrant to Administrative Agent and each Lender as of the Effective Date and continuing thereafter that:

6.1 AUTHORITY/ENFORCEABILITY. Borrower and Owner are in compliance with all Requirements of Law applicable to their respective organization, existence and transaction of business and have all necessary rights and powers to own and operate the Property as contemplated by the Loan Documents.

6.2 BINDING OBLIGATIONS. Borrower and Owner are authorized to execute, deliver and perform their respective obligations under the Loan Documents, and such obligations shall be valid and binding obligations of such party.

6.3 FORMATION AND ORGANIZATIONAL DOCUMENTS. Borrower and Owner have delivered to Administrative Agent all formation and organizational documents of Borrower, Owner and Guarantor and of all other guarantors of the Loan, if any, and all such formation and organizational documents remain in full force and effect and have not been amended or modified since they were delivered to Lender. Borrower shall promptly provide Lender with copies of any amendments or modifications of such formation or organizational documents.

6.4 NO VIOLATION. Borrower’s and Owner’s execution, delivery, and performance under the Loan Documents do not: (a) require any consent or approval not heretofore obtained under any partnership agreement, operating agreement, articles of incorporation, bylaws or other document; (b) violate any Requirements of Law applicable to the Borrower, Owner or Property or any other statute, law, regulation or ordinance or any order or ruling of any court or Governmental Authority; (c) conflict with, or constitute a breach or default or permit the acceleration of obligations under any agreement, contract, lease, or other document by which the Borrower, Owner or the Property are bound or regulated; or (d) violate any statute, law, regulation or ordinance, or any order of any court or Governmental Authority.

6.5 COMPLIANCE WITH LAWS. Borrower and Owner have, and at all times shall have obtained, all permits, licenses, exemptions, and approvals necessary to construct, occupy, operate and market the Property, and shall maintain compliance with all Requirements of Law applicable to the Property and all other applicable statutes, laws, regulations and ordinances necessary for the transaction of its business. The Property is a legal parcel lawfully created in full compliance with all subdivision laws and ordinances.

6.6 LITIGATION. Except as disclosed on Schedule 6.6 attached hereto, there are no claims, actions, suits, or proceedings pending, or to their knowledge threatened, against Borrower, Owner or Guarantor or affecting the Property.

6.7 FINANCIAL CONDITION. All financial statements and information heretofore and hereafter delivered to Administrative Agent by Borrower and Owner, including, without limitation, information relating to the financial condition of Borrower, Owner, Guarantor and/or the Property, fairly and accurately represent the financial condition of the subject thereof and have been prepared (except as noted therein) in accordance with generally accepted accounting principles consistently applied. Borrower and Owner acknowledge and agree that Administrative Agent and Lenders may request and obtain additional information from third parties regarding any of the above, including, without limitation, credit reports.

6.8 NO MATERIAL ADVERSE CHANGE. There has been no material adverse change in the financial condition of Borrower, Owner, the Property and/or Guarantor since the dates of the latest financial statements furnished to Administrative Agent and, except as otherwise disclosed to Administrative Agent in writing, neither Borrower nor Owner has entered into any material transaction which is not disclosed in such financial statements or in filings with the Securities and Exchange Commission.

6.9 ACCURACY. All reports, documents, instruments, information and forms of evidence delivered to Administrative Agent concerning the Loan or security for the Loan or required by the Loan Documents are accurate, correct and complete in all material respects to give Administrative Agent and Lenders true and accurate knowledge of their subject matter, and do not contain any material misrepresentation or omission.

6.10 TAX LIABILITY. Borrower and Owner have filed all required federal, state, county and municipal tax returns and has paid all taxes and assessments owed and payable, and neither Borrower nor Owner has any knowledge of any basis for any additional payment with respect to any such taxes and assessments.

6.11 TITLE TO ASSETS; NO LIENS. Borrower has good and indefeasible title to all of the interests in each Owner, free and clear of all liens and encumbrances except Permitted Liens. Owner has good and indefeasible title to its respective Property, free and clear of all liens and encumbrances except Permitted Liens.

6.12 MANAGEMENT AGREEMENTS. Neither Borrower nor Owner is a party or subject to any management agreement with respect to the Property, except for the Management Agreements between Trammel Crow as “Property Manager,” and Owner, as “Owner”.

6.13 STATE OF FORMATION. The Borrower is a limited partnership formed pursuant to the laws of the Commonwealth of Virginia. The federal employment identification number of Borrower is 20-2402018. Each Owner is a limited liability company formed pursuant to the laws of the Commonwealth of Virginia and authorized to transact business in the state where its respective Property is located. The federal employment identification number of Owner has been previously provided to Administrative Agent. Guarantor is a corporation formed pursuant to the laws of the State of Maryland. The federal employment identification number of Guarantor is 20-1978579.

6.14 STRUCTURE OF BORROWER, OWNER AND GUARANTOR. The ownership structure of Borrower, Owner and Guarantor (including the percentage ownership interests) is accurately set forth on Exhibit H attached hereto and made a part hereof.

6.15 REIT STATUS. Guarantor is or, as soon as practicable, shall be a qualified real estate investment trust within the meaning of the Internal Revenue Code.

6.16 UTILITIES. All utility services, including, without limitation, gas, water, sewage, electrical and telephone, necessary for the operation and occupancy of the Property are available at or within the boundaries of the Property.

6.17 COMPLIANCE. Owner is familiar with and in compliance with all Requirements of Law and Permits for the operation and occupancy of the Property and will conform to and comply with all Requirements of Law.

6.18 AMERICANS WITH DISABILITIES ACT COMPLIANCE. The Property has been and shall be maintained, in strict accordance and full compliance with all of the requirements of the ADA. Owner shall be responsible for all ADA compliance costs.

6.19 BUSINESS LOAN. The Loan is a business loan transaction in the stated amount solely for the purpose of carrying on the business of Borrower and none of the proceeds of the Loan will be used for the personal, family or agricultural purposes of the Borrower and/or Owner.

6.20 TAX SHELTER REGULATIONS. None of Borrower, Owner, any Guarantor nor any subsidiary of any of the foregoing intends to treat the Loan or the transactions contemplated by this Agreement and the other Loan Documents as being a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4). If the Borrower, Owner or any other party to the Loan determines to take any action inconsistent with such intention, the Borrower will promptly notify Administrative Agent and each Lender thereof. If the Borrower so notifies the Administrative Agent and each Lender, the Borrower and Owner acknowledge that each Lender may treat its Loan as part of a transaction that is subject to Treasury Regulation Section 301.6112-1, and Lender will maintain the lists and other records, including the identity of the applicable party to the Loan as required by such Treasury Regulation.

ARTICLE 7. HAZARDOUS MATERIALS

7.1 SPECIAL REPRESENTATIONS AND WARRANTIES. Without in any way limiting the other representations and warranties set forth in this Agreement, and after reasonable investigation and inquiry, Borrower and Owner hereby specially represent and warrant to the best of their knowledge as of the date of this Agreement as follows:

(a) Hazardous Materials. Except as set forth in those certain reports listed on Schedule 7.1 attached hereto, the Property is not and has not been a site for the use, generation, manufacture, storage, treatment, release, threatened release, discharge, disposal, transportation or presence of any oil, flammable explosives, asbestos, urea formaldehyde insulation, radioactive materials, hazardous wastes, toxic or contaminated substances or similar materials, including, without limitation, any substances which are “hazardous substances,” “hazardous wastes,” “hazardous materials,” “toxic substances,” “wastes,” “regulated substances,” “industrial solid wastes,” or “pollutants” under the Hazardous Materials Laws, as described below, and/or other applicable environmental laws, ordinances and regulations (collectively, the “Hazardous Materials”). “Hazardous Materials” shall not include commercially reasonable amounts of such materials used in the ordinary course of use and operation of the Property which are used and stored in accordance with all applicable environmental laws, ordinances and regulations.

(b) Hazardous Materials Laws. The Property is in compliance with all laws, ordinances and regulations relating to Hazardous Materials (“Hazardous Materials Laws”), including, without limitation: the Clean Air Act, as amended, 42 U.S.C. Section 7401 et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. Section 1251 et seq.; the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. Section 6901 et seq.; the Comprehensive Environment Response, Compensation and Liability Act of 1980, as amended (including the Superfund Amendments and Reauthorization Act of 1986, “CERCLA”), 42 U.S.C. Section 9601 et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. Section 2601 et seq.; the Occupational Safety and Health Act, as amended, 29 U.S.C. Section 651, the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. Section 11001 et seq.; the Mine Safety and Health Act of 1977, as amended, 30 U.S.C. Section 801 et seq.; the Safe Drinking Water Act, as amended, 42 U.S.C. Section 300f et seq.; and all comparable state and local laws, laws of other jurisdictions or orders and regulations.

(c) Hazardous Materials Claims. There are no claims or actions (“Hazardous Materials Claims”) pending or threatened against Borrower, Owner or the Property by any governmental entity or agency or by any other person or entity relating to Hazardous Materials or pursuant to the Hazardous Materials Laws.

7.2 HAZARDOUS MATERIALS COVENANTS. Borrower and Owner agree as follows:

(a) No Hazardous Activities. Neither Borrower nor Owner shall cause or permit the Property to be used as a site for the use, generation, manufacture, storage, treatment, release, discharge, disposal, transportation or presence of any Hazardous Materials.

(b) Compliance. Borrower and Owner shall comply and cause the Property to comply with all Hazardous Materials Laws.

(c) Notices. Borrower shall promptly notify Administrative Agent in writing of: (i) the discovery of any Hazardous Materials on, under or about the Property; (ii) any knowledge by Borrower and/or Owner that the Property does not comply with any Hazardous Materials Laws; and (iii) any Hazardous Materials Claims.

(d) Remedial Action. In response to the presence of any Hazardous Materials on, under or about the Property, Owner shall promptly take, at Borrower’s and/or Owner’s expense, all remedial action required by any Hazardous Materials Laws or any judgment, consent decree, settlement or compromise in respect to any Hazardous Materials Claims.

7.3 INSPECTION BY ADMINISTRATIVE AGENT. Upon reasonable prior notice to Borrower and subject to the rights of tenants under their leases, Administrative Agent, its employees and agents, may from time to time (whether before or after the commencement of a nonjudicial or judicial foreclosure proceeding) enter and inspect the Property for the purpose of determining the existence, location, nature and magnitude of any past or present release or threatened release of any Hazardous Materials into, onto, beneath or from the Property.

7.4 HAZARDOUS MATERIALS INDEMNITY. BORROWER AND OWNER HEREBY AGREE TO DEFEND, INDEMNIFY AND HOLD HARMLESS ADMINISTRATIVE AGENT AND EACH LENDER, AND THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, AGENTS, SUCCESSORS AND ASSIGNS FROM AND AGAINST ANY AND ALL LOSSES, DAMAGES, LIABILITIES, CLAIMS, ACTIONS, JUDGMENTS, COURT COSTS AND LEGAL OR OTHER EXPENSES (INCLUDING, WITHOUT LIMITATION, ATTORNEYS’ FEES AND EXPENSES) WHICH ADMINISTRATIVE AGENT AND/OR ANY LENDER MAY INCUR AS A DIRECT OR INDIRECT CONSEQUENCE OF THE USE, GENERATION, MANUFACTURE, STORAGE, DISPOSAL, THREATENED DISPOSAL, TRANSPORTATION OR PRESENCE OF HAZARDOUS MATERIALS IN, ON, UNDER OR ABOUT THE PROPERTY OR IMPROVEMENTS. BORROWER AND OWNER SHALL PROMPTLY PAY TO ADMINISTRATIVE AGENT AND/OR ANY LENDER, UPON DEMAND, ANY AMOUNTS OWING UNDER THIS INDEMNITY, TOGETHER WITH INTEREST FROM THE DATE THE INDEBTEDNESS ARISES UNTIL PAID AT THE RATE OF INTEREST APPLICABLE TO THE PRINCIPAL BALANCE OF THE LOAN. BORROWER’S AND OWNER’S DUTY AND OBLIGATIONS TO DEFEND, INDEMNIFY AND HOLD HARMLESS ADMINISTRATIVE AGENT AND EACH LENDER SHALL SURVIVE THE CANCELLATION OF THE NOTES AND THE RELEASE, RECONVEYANCE OR PARTIAL RECONVEYANCE OF THE DEED OF TRUST.

ARTICLE 8. COVENANTS OF BORROWER AND OWNER

8.1 EXPENSES. Borrower shall promptly pay Administrative Agent upon demand all costs and expenses incurred by Administrative Agent in connection with: (a) the preparation of this Agreement and all other Loan Documents contemplated hereby; (b) to the extent Borrower exercises its right to increase the aggregate amount of the Commitments pursuant to Section 2.4 hereof, Borrower shall also pay promptly upon demand by Administrative Agent all administrative fees, legal fees and additional upfront fees, as required under the Fee Letter; and (c) the enforcement or satisfaction by Administrative Agent or Lenders of any of Borrower’s and Owner’s obligations under this Agreement and the other Loan Documents. For all purposes of this Agreement, Administrative Agent’s and Lenders’ costs and expenses shall include, without limitation, all appraisal fees, engineering and inspection fees, legal fees and expenses, accounting fees after a Default, environmental consultant fees, auditor fees after a Default, UCC filing fees and/or UCC vendor fees, and the cost to Lenders of any title insurance premiums, title surveys, reconveyance and notary fees. Borrower and Owner recognize and agree that formal written Appraisals of the Property by a licensed independent appraiser and inspection of the Property by an independent supervising architect and/or cost engineering specialist may be required by Administrative Agent. If any of the services described above are provided by or reviewed by an employee of Administrative Agent, Administrative Agent’s costs and expenses for such services shall be calculated in accordance with Administrative Agent’s standard charge for such services.

8.2 ERISA COMPLIANCE. Borrower and Owner shall at all times comply with the provisions of ERISA with respect to any retirement or other employee benefit plan to which it is a party as employer, and as soon as possible after Borrower or Owner knows, or has reason to know, that any Reportable Event (as defined in ERISA) with respect to any such plan of Borrower and/or Owner has occurred, it shall furnish to Administrative Agent a written statement setting forth details as to such Reportable Event and the action, if any, which Borrower and/or Owner proposes to take with respect thereto, together with a copy of the notice of such Reportable Event furnished to the Pension Benefit Guaranty Corporation.

8.3 LEASING. Borrower shall use its commercially reasonable efforts to maintain all leasable space in the Property leased at no less than fair market rental rates.

8.4 APPROVAL OF LEASES. All future leases (and lease terminations, modifications or amendments) of all or any part of the Property shall require the approval of Administrative Agent; provided however, Administrative Agent shall be deemed to have approved any lease for a portion of the Property which is on a standard lease form previously approved by Administrative Agent which relates individually, or in the aggregate with all other leases with such tenant to not more than 25,000 square feet of rentable space. In the event Administrative Agent fails to respond to any request for approval of any such lease documents within ten (10) days after receipt by Administrative Agent of copies of all documentation necessary to evaluate such request for approval (and provided such request specifically refers to this Section and said ten (10) day period prominently in a legend across the top of such request), Administrative Agent shall be deemed to have approved such lease documentation. Any lease which is approved by Administrative Agent or deemed approved by Administrative Agent pursuant to the foregoing provisions shall be referred to herein as a “Permitted Lease.”

8.5 SUBDIVISION MAPS. Prior to recording any final map, plat, parcel map, lot line adjustment or other subdivision map of any kind covering any portion of the Property (collectively, “Subdivision Map”), Owner shall submit such Subdivision Map to Administrative Agent for Administrative Agent’s review and approval, which approval shall not be unreasonably withheld. Within ten (10) Business Days after Administrative Agent’s receipt of such Subdivision Map, Administrative Agent shall provide Owner written notice if Administrative Agent disapproves of said Subdivision Map. Within five (5) Business Days after Administrative Agent’s request, Borrower and Owner shall execute, acknowledge and deliver to Administrative Agent such amendments to the Loan Documents as Administrative Agent may reasonably require to reflect the change in the legal description of the Property resulting from the recordation of any Subdivision Map. In connection with and promptly after the recordation of any amendment or other modification to the Deed of Trust recorded in connection with such amendments, Owner shall deliver to Administrative Agent, for the benefit of Lenders, at Owner’s sole expense, a title endorsement to the Title Policy in form and substance satisfactory to Administrative Agent insuring the continued first priority lien of the Deed of Trust. Subject to the execution and delivery by Borrower and Owner of any documents required under this Section, Administrative Agent, on behalf of Lenders, shall, if required by applicable law, sign any Subdivision Map approved by Administrative Agent pursuant to this Section.

8.6 OPINION OF LEGAL COUNSEL. Borrower shall provide, at Borrower’s expense, an opinion of legal counsel in form and content satisfactory to Administrative Agent to the effect that: (a) upon due authorization, execution and recordation or filing as may be specified in the opinion, each of the Loan Documents shall be legal, valid and binding instruments, enforceable against the makers thereof in accordance with their respective terms; (b) Borrower, Owner and Guarantor are duly formed and have all requisite authority to enter into the Loan Documents; and (c) such other matters, incident to the transactions contemplated hereby, as Administrative Agent may reasonably request.

8.7 FURTHER ASSURANCES. Upon Administrative Agent’s reasonable request and at Borrower’s and Owner’s sole cost and expense, Borrower and/or Owner shall execute, acknowledge and deliver any other instruments and perform any other acts necessary, desirable or proper, as reasonably determined by Administrative Agent, to carry out the purposes of this Agreement and the other Loan Documents or to perfect and preserve any Liens created by the Loan Documents.

8.8 ASSIGNMENT. Without the prior written consent of Lenders, neither Borrower nor Owner shall assign their interest under any of the Loan Documents, or in any monies due or to become due thereunder, and any assignment without such consent shall be void. In this regard, Borrower and Owner acknowledge that Lenders would not make this Loan except in reliance on Borrower’s and Owner’s expertise, reputation and prior experience in the ownership of commercial real property, Lenders’ knowledge of Borrower and Owner.

8.9 MANAGEMENT OF PROPERTY. Without the prior written consent of Administrative Agent, Owner shall not enter into, materially amend or terminate any agreement providing for the management or leasing of the Property.

8.10 REQUIREMENTS OF LAW. Borrower and Owner shall comply with all Requirements of Law and shall use commercially reasonable and good faith efforts to cause other persons or entities to comply with same in a timely manner.

8.11 SPECIAL COVENANTS; SINGLE PURPOSE ENTITY. Without the prior written consent of Administrative Agent, which consent shall not be unreasonably withheld or delayed, (a) Owner shall not enter into, amend in any material respect (provided that Borrower shall provide Administrative Agent a copy of any amendments, whether or not material) or terminate any material agreement providing for the development, management, leasing or operation of the Property (approval of any such other material agreement not to be unreasonably withheld by Administrative Agent); (b) neither Borrower nor Owner shall make any amendment to Borrower’s and/or Owner’s organizational documents or any managing member or general partner, as applicable, thereof, in each case from the form thereof previously provided to Administrative Agent other than as necessary to authorize the issuance of additional limited partnership units in Borrower or shares of stock in Guarantor; (c) neither Borrower nor Owner shall engage in any transaction with any Affiliate of Borrower, Owner or Guarantor on other than fair market terms and conditions; (d) Owner shall not engage in any business other than the ownership, development, leasing and operation of the Real Estate Assets owned by such Person; (e) Owner shall not incur any additional indebtedness or other material obligation, other than ordinary course obligations (excluding, however, any additional borrowed money) incurred in connection with Owner’s permitted scope of business as referred to above; or (f) neither Borrower nor Owner shall suffer or permit any direct or indirect change in the ownership of Owner; provided, however, that the consent of Requisite Lenders shall be required with respect to any material amendment or change in ownership referred to in clauses (b) and (f) of this Section 8.11, respectively. For purposes of this Section 8.11, “material agreement” shall mean any agreement which cannot, by its terms, be terminated upon thirty days notice, or which involves annual expenditures (on an actual or projected basis) in excess of $100,000.00.

8.12 LIMITATIONS ON DISTRIBUTIONS, ETC. Following the occurrence and during the continuance of a monetary or other material Default, neither Borrower nor Guarantor shall distribute any money or other property to any partner or shareholder of Borrower or Guarantor, whether in the form of earnings, income or other proceeds from the Property, in excess of the minimum amount necessary to remain qualified as a real estate investment trust within the meaning of the Internal Revenue Code nor shall Borrower, Guarantor or Owner repay any principal or interest on any loan or other advance made to Borrower, Guarantor or Owner by any other Loan Party, nor shall Borrower, Owner or Guarantor loan or advance any funds to any other Loan Party.

8.13 COMPLIANCE WITH AND AMENDMENT OF CHARTER OR BYLAWS. Borrower and Owner will, and will cause Guarantor to (a) comply with the terms of its articles of incorporation, bylaws, operating agreement, partnership agreement or other organizational or constituent document, (b) except as otherwise permitted pursuant to Section 8.11(b) above, not amend, supplement, restate or otherwise modify its articles of incorporation, by-laws, operating agreement, partnership agreement or other organizational or constituent document in any material respect without the prior written consent of Administrative Agent (which shall not be unreasonably withheld or delayed), and (c) not amend, supplement, restate or otherwise modify its articles of incorporation, by-laws, operating agreement, partnership agreement or other organizational or constituent document if such amendment, supplement, restatement or other modification could reasonably be expected to have a material adverse effect on the Lenders, the Loan or the business or affairs of Borrower, Owner or Guarantor or the ability of any Loan Party to perform its obligations under the Loan Documents, without the prior written consent of Requisite Lenders.

8.14 SECURITY DEPOSITS AND DRAWS UNDER TENANT LETTER OF CREDIT.

(a) Upon the occurrence of a Default, Owner shall deposit into a blocked account with and controlled by Administrative Agent, for the benefit of Lenders (the “Security Deposit Account”) all security deposits under Leases affecting the Property. As additional security for Borrower’s performance under the Loan Documents, Owner hereby irrevocably pledges and assigns to Administrative Agent, for the benefit of Lenders, all monies at any time deposited in the Security Deposit Account. Owner’s assignment of leases and rents pursuant to the Deed of Trust shall expressly be understood to include, as additional security for the Loan, any lease guaranty which Owner receives in conjunction with a Permitted Lease. Owner hereby grants to Administrative Agent, for the benefit of Lenders, a security interest in all Tenant Letters of Credit and all proceeds thereof.

(b) From time to time Administrative Agent may require an accounting from Borrower and/or Owner of funds in the Security Deposit Account, and in the event that such accounting discloses a balance in the Security Deposit Account less than the aggregate amount of security deposits collected and draws under Tenant Letters of Credit (less any amounts legitimately applied in accordance with this Section 8.14), Owner shall promptly, but in any event within five (5) days and prior to any further disbursements from the Security Deposit Account by Administrative Agent, fund additional monies into the Security Deposit Account such that no discrepancy remains.

(c) Owner shall (i) promptly notify Administrative Agent of any event or condition which permits a draw under a Tenant Letter of Credit, (ii) provide to Administrative Agent a copy of the notice of lease default, as applicable, and (iii) in a timely manner request a draw from the applicable issuing bank of such Tenant Letter of Credit. Additionally, if an issuing bank of a Tenant Letter of Credit notifies Owner that such issuing bank will not renew a Tenant Letter of Credit (or if the applicable tenant has failed to provide a replacement letter of credit not later than sixty (60) days prior to the expiration thereof), then Owner shall (x) provide Administrative Agent prompt written notice of such nonrenewal or failure, and (y) timely draw the full amount under such Tenant Letter of Credit (and if a Default then exists, the proceeds thereof shall be deposited directly into the Security Deposit Account). Owner shall not amend or terminate any Tenant Letter of Credit without Administrative Agent’s prior approval.

(d) Upon satisfaction of the Loan in full, any tenant security deposits held by Administrative Agent shall be returned to Borrower. In addition, following termination of any Permitted Lease, any tenant security deposits held by Administrative Agent with respect to such terminated Permitted Lease shall be returned to Borrower to the extent that Owner is obligated to return same to tenant.

(e) Borrower and Owner hereby represent to and for the benefit of Administrative Agent and Lenders that nothing contained in this Section 8.14 conflicts with the terms of any Permitted Lease. In addition, the indemnity provisions contained in Section 12.1 of this Agreement shall apply to and include any claims against Administrative Agent or Lenders by tenants or by any person or entity on their behalf.

8.15 MAINTAIN REIT STATUS. Borrower shall cause Guarantor at all times to (x) establish and thereafter maintain its existence as a qualified real estate investment trust (a “REIT”) within the meaning of the Internal Revenue Code and not to take any action which could lead to its disqualification as a REIT, (y) except with the prior written consent of Requisite Lenders, not to be unreasonably withheld, cause its shares to be listed and admitted to trading on the New York Stock Exchange, the NASDAQ, the American Stock Exchange or a successor stock exchange and (z) maintain its existence as a Maryland corporation. Within thirty (30) days after request by Administrative Agent from time to time, Guarantor shall provide evidence that Guarantor qualifies as a REIT and continues to qualify thereafter, as soon as practicable.

8.16 SUBSIDIARIES. Within sixty (60) days of any entity becoming a Subsidiary of Borrower, Borrower shall deliver to Administrative Agent each of the following in form and substance satisfactory to the Administrative Agent: (a) a guaranty executed by such Subsidiary in substantially the same form as the guaranty provided by Guarantor of even date herewith (each, a “Subsidiary Guaranty”), pursuant to which the Subsidiary guaranties the full and prompt payment and performance of all of the obligations of Borrower under the Loan and (b) copies of all organizational documents of the Subsidiary, a good standing certificate from the state of organization, all consents and approvals necessary to approve the execution and delivery of the Subsidiary Guaranty and an opinion of counsel confirming the due formation, authority, authorization of the Subsidiary and the enforceability of the Subsidiary Guaranty; provided, however, (i) if such Subsidiary is expressly prohibited from becoming a guarantor of the Loan pursuant to a written agreement with a third party financial institution making a loan to such Subsidiary (the “Third Party Loan”), then such Subsidiary shall not be required to enter into a Subsidiary Guaranty of the Loan until such time as the Third Party Loan has been repaid in full or the documents evidencing such Third Party Loan no longer contain such a restriction, (ii) if such Subsidiary is created solely for administrative purposes and holds no interest in real property, then such Subsidiary shall not be required to enter into a Subsidiary Guaranty or (iii) if such Subsidiary is a joint venture with a third party and is therefore prohibited from becoming a guarantor of the Loan pursuant to the joint venture agreement, then such Subsidiary shall not be required to enter into a Subsidiary Guaranty. In addition, in the event any Subsidiary who has executed a Subsidiary Guaranty subsequently elects to obtain a Third Party Loan, Administrative Agent shall release the applicable Subsidiary Guaranty within five (5) Business Days after Borrower’s request for such a release. Notwithstanding the foregoing, in no event shall (x) an Unencumbered Asset owned by a Subsidiary qualify as an Approved Asset or (y) a Subsidiary qualify as an Approved Subsidiary, unless such Subsidiary shall have complied with the requirements of Section 2.12 hereof.

8.17 PERMITTED INVESTMENTS. The Borrower shall not, and shall not permit any Guarantor or any other Subsidiary of the Borrower to, make an investment other than the following:

(a) Acquiring, developing, owning and operating office properties and business activities and investments incidental thereto.

(b) Investments in unimproved land holdings, Construction in Process, equity investments in Persons who are not Affiliates and debt investments shall, in the aggregate (without double counting), not exceed twenty five percent (25%) of Gross Asset Value and shall individually, not exceed the percentage of Gross Asset Value of Borrower set forth below:

(i)	Unimproved land holdings (measured at the lower of acquisition cost or fair market value on an as is basis) — 5%;

(ii) Construction in Process (measured by Total Budgeted Cost) — 15%;

(iii) Capital stock in non-Affiliated Persons (measured at the lower of acquisition cost or fair market value on an as is basis) — 5%; and

(iv) Investments in bonds, mortgages, debentures, notes or other evidence of indebtedness of third parties, secured or unsecured, subordinated or otherwise (measured at the lower of acquisition cost or fair market value on an as is basis)- 10%.

8.18 FINANCIAL COVENANTS. Borrower hereby covenants and agrees that so long as the Loan remains outstanding, as of each Calculation Date:

(a) Leverage Ratio. The Leverage Ratio does not exceed seventy five percent (75%).

(b) Interest Expense Coverage. The ratio of Adjusted EBITDA to Interest Expense shall not be less than 1.50 to 1.

(c) Fixed Charges Coverage. The ratio of Adjusted EBITDA to Fixed Charges shall not be less than 1.30 to 1.

(d) Minimum Tangible Net Worth. Borrower shall have Minimum Tangible Net Worth of not less than the sum of $100,000,000.00 plus eighty five percent (85%) of Net Equity Proceeds.

(e) Distributions. Annual distributions by Borrower and Guarantor (without double counting) shall not exceed ninety five percent (95%) of FFO (or, if greater, the amount required to be distributed under Section 857(a) of the Code).

8.19 MAINTENANCE OF OWNERSHIP STRUCTURE. At no time shall any Person, members of such Person’s family and trusts for the benefit of same, and companies or other entities controlled directly or indirectly by any of the same, own directly or indirectly, more than twenty five percent (25%) in the aggregate of (a) outstanding common stock of Guarantor plus (b) the limited partnership units of Borrower or any other operating partnership in which the Guarantor controls a general partner interest (calculated assuming such partnership units were converted to stock in Guarantor).

ARTICLE 9. REPORTING COVENANTS

9.1 FINANCIAL INFORMATION. Borrower shall deliver to Administrative Agent as soon as available, but in no event later than forty five (45) days after the end of each of Borrower’s fiscal quarters and ninety (90) days after Borrower’s fiscal year end and certified as required by Section 9.9 below, a current, audited consolidated financial statements (including, without limitation, an income and expense statement, a statement of retained earnings, statement of cash flow, and balance sheet) signed by the chief financial officer of Borrower, together with any other financial information including, without limitation, cash flow projections, reasonably requested by Administrative Agent or Lenders for the following persons and entities:

Borrower,
Owner
Guarantor

Borrower shall also deliver to Administrative Agent such quarterly and other financial information regarding any persons or entities in any way obligated on the Loan as Administrative Agent and the Lenders may reasonably require. The annual consolidated financial statements shall bear an unqualified opinion of the auditors. Except as otherwise agreed to by Lenders, all such financial information shall be prepared in accordance with generally accepted accounting principles consistently applied.

9.2 BOOKS AND RECORDS. Owner shall maintain complete books of account and other records for the Property and for disbursement and use of the proceeds of the Loan and Borrower’s Funds, and the same shall be available for inspection and copying by Administrative Agent and each Lender upon reasonable prior notice.

9.3 [INTENTIONALLY OMITTED.]

9.4 LEASING REPORTS. Within forty five (45) days after the end of each of Borrower’s fiscal quarters, Owner shall deliver to Administrative Agent quarterly rent rolls and reports, operating statements and/or such other leasing information as Administrative Agent shall reasonably request with respect to the Property, each in form and substance satisfactory to Administrative Agent.

9.5 CASH FLOW PROJECTIONS. Within ninety (90) days after the end of Borrower’s fiscal year, Borrower shall deliver to Administrative Agent cash flow projections for the next fiscal year for all Real Estate Assets, and Owner shall deliver to Administrative Agent cash flow projections for the next fiscal year for each of the Properties.

9.6 KNOWLEDGE OF DEFAULT; ETC. Borrower and Owner shall promptly, upon obtaining knowledge thereof, report in writing to Administrative Agent the occurrence of any Default or Potential Default; (ii) the creation of any Lien against any Approved Asset; (iii) the occurrence of any Capital Event; and (iv) any release or threatened release of Hazardous Materials, any violation of Hazardous Materials Laws or similar environmental event with respect to a Real Estate Asset that could become a Disqualifying Environmental Event;. In the case of any Potential Default, such notice shall include, as applicable, the affirmative steps which Borrower and/or Owner has taken or intends to take during the applicable cure period in order to avoid the occurrence of a Default with respect to the subject event, circumstance or condition.

9.7 LITIGATION, ARBITRATION OR GOVERNMENT INVESTIGATION. Borrower and Owner shall promptly, upon obtaining knowledge thereof, report in writing to Administrative Agent, (i) the institution of, or threat of, any material proceeding against or affecting Borrower, Owner, Guarantor or the Property, including any eminent domain or other condemnation proceedings affecting the Property, or (ii) any material development in any proceeding already disclosed, which, in either case, has a material adverse effect on Borrower, Owner, Guarantor or the Property, which notice shall contain such information as may be reasonably available to Borrower and/or Owner to enable Administrative Agent and its counsel to evaluate such matters.

9.8 ENVIRONMENTAL NOTICES. Borrower and Owner shall notify Administrative Agent, in writing, as soon as practicable, and in any event within ten (10) days after learning thereof, of any notice required pursuant to Section 7.2(c).

9.9 CERTIFICATE OF BORROWER. Together with each delivery of any financial statement pursuant to this Article 9, and in any event, no less frequently than quarterly within forty five (45) days after the end of each of Borrower’s fiscal quarters, Borrower shall provide the certificate of its chief financial officer or other authorized signatory that such person has reviewed the terms of this Agreement and the other Loan Documents, and has made a review in reasonable detail of the transactions and condition of Borrower during the accounting period covered by such Operating Statements or financial statements, and that such review has not disclosed the existence during or at the end of such accounting period, and that such person does not have knowledge of the existence as of the date of such certificate, of any condition or event which constitutes a Default or a Potential Default, or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action has been taken, is being taken and is proposed to be taken with respect thereto.

9.10 COVENANT COMPLIANCE CERTIFICATE. Within sixty (60) days after the close of each of the first, second and third fiscal quarters of the Borrower and one hundred twenty (120) days after the end of each fiscal year of the Borrower, a certificate, in the form of Exhibit I hereto (the “Compliance Certificate”), executed by the Chief Financial Officer of the Borrower (i) setting forth in reasonable detail the calculations required to establish whether the Borrower was in compliance with the requirements of Section 8.18 hereof (measured on a consolidated basis) on the date of such financial statements and (ii) stating whether any Potential Default or Default exists on the date of such certificate and, if any Potential Default or Default then exists, setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto;

ARTICLE 10. DEFAULTS AND REMEDIES

10.1 DEFAULT. The occurrence of any one or more of the following shall constitute an event of default (“Default”) under this Agreement and the other Loan Documents:

(a) Monetary. Borrower’s failure to pay when due any sums payable under the Notes or any of the other Loan Documents or Borrower’s and/or Owner’s failure to deposit any Borrower’s Funds as and when required under this Agreement; provided, however, Borrower shall have a grace period of five (5) days after the date when due within which to cure such failure; or

(b) Performance of Obligations. Borrower’s, Owner’s or Guarantor’s failure to perform any obligation in addition to those in Section 10.1(a) above under any of the Loan Documents and the continuation of such failure for more than thirty (30) days after written notice to Borrower from Administrative Agent requesting that Borrower cure such failure; provided, however, if a shorter cure period is provided for the remedy of such failure elsewhere in the Loan Documents, Borrower’s failure to perform will constitute a Default at the end of such specified cure period; or

(c) Default in Financial Covenants. The Borrower shall fail to cure any default under any financial covenants set forth in Section 8.18 hereof within a period of thirty (30) days after first learning of such default. Until said Potential Default is cured, Lenders shall have no obligation to make any additional advances under the Loan, Swingline Lender shall have no obligation to fund any Swingline Loans, no Letters of Credit shall be amended or extended and no additional Letters of Credit shall be issued hereunder.

(d) Use. The leasing of any of the Property in accordance with the Loan Documents is prohibited, enjoined or delayed for a continuous period of more than thirty (30) days, or utilities or other public services necessary for the full occupancy and utilization of the Property are curtailed for a continuous period of more than thirty (30) days; or

(e) Liens, Attachment; Condemnation. (i) The recording of any claim of Lien against the Property and the continuance of such claim of Lien for thirty (30) days without discharge, satisfaction or provision for payment being made by Borrower in a manner satisfactory to Administrative Agent; or (ii) the condemnation, seizure or appropriation of, or occurrence of an uninsured casualty with respect to any material portion of the Property; or (iii) the sequestration or attachment of, or any levy or execution upon any of the Property, any other collateral provided by Borrower or Owner under any of the Loan Documents, any monies in the Borrower’s Funds Account, or any substantial portion of the other assets of Borrower, which sequestration, attachment, levy or execution is not released, expunged or dismissed prior to the earlier of thirty (30) days or the sale of the assets affected thereby; or

(f) Judgment. The entry of a judgment or order for the payment of money (not adequately covered by insurance as to which the insurance company has acknowledged coverage in writing) shall be entered against the Borrower, any Subsidiary of the Borrower, or any other Loan Party by any court or other tribunal

(i) which in amount, individually or together with all other such judgments or orders entered against such Person would result in a breach of any of the financial covenants set forth in Section 8.18. hereof, and as to which such Person has insufficent liquidity or borrowing availability under existing Indebtedness to satisfy such judgment or order; or

(ii) which could otherwise have a material adverse effect on such Person;

(g) Representations and Warranties. The material breach of any representation or warranty of Borrower and/or Owner in any of the Loan Documents and the continuation of such breach for more than thirty (30) days after written notice to Borrower from Administrative Agent requesting that Borrower cure same, it being acknowledged and agreed that in no event shall the Lenders be obligated to make any advances under the Loan until such breach is cured; or

(h) Voluntary Bankruptcy; Insolvency; Dissolution. (i) The filing of a petition by Borrower or Owner for relief under the Bankruptcy Code, or under any other present or future state or federal law regarding bankruptcy, reorganization or other debtor relief law; (ii) the filing of any pleading or an answer by Borrower or Owner in any involuntary proceeding under the Bankruptcy Code or other debtor relief law which admits the jurisdiction of the court or the petition’s material allegations regarding Borrower’s or Owner’s insolvency; (iii) a general assignment by Borrower or Owner for the benefit of creditors; or (iv) Borrower and/or Owner applying for, or the appointment of, a receiver, trustee, custodian or liquidator of Borrower or any of its property; or

(i) Involuntary Bankruptcy. The failure of Borrower or Owner to effect a full dismissal of any involuntary petition under the Bankruptcy Code or under any other debtor relief law that is filed against Borrower or Owner or in any way restrains or limits Borrower, Owner, Administrative Agent or Lenders regarding the Loan or the Property, prior to the earlier of the entry of any court order granting relief sought in such involuntary petition, or sixty (60) days after the date of filing of such involuntary petition; or

(j) Partners; Guarantors. The occurrence of any of the events specified in Section 10.1(h) or Section 10.1(i) as to any person or entity other than Borrower and Owner, including, without limitation, any Guarantor, which is in any manner obligated to Lender under the Loan Documents; or

(k) Change In Management or Control. Failure to comply with the provisions contained in Sections 8.11 and 8.19 hereof which is not cured within thirty (30) days after obtaining knowledge of such failure; or

(l) Loss of Priority. The failure at any time of the Deed of Trust to be a valid first lien upon the Property or any portion thereof (subject to Permitted Liens), other than as a result of any release or reconveyance of the Deed of Trust with respect to all or any portion of the Property pursuant to the terms and conditions of this Agreement; or the failure at any time of any of the Loan Documents to be valid, binding and enforceable obligations of Borrower, Owner and Guarantor; or

(m) Hazardous Materials. The discovery of any significant Hazardous Materials in, on or about the Property subsequent to the Effective Date and the failure to remediate said Hazardous Materials within thirty (30) days after written notice to Borrower from Administrative Agent requesting that Borrower remediate same, it being acknowledged and agreed that in no event shall the Lenders be obligated to make any advances under the Loan until such default is cured. In the event such remediation is susceptible of cure but is not cured within said thirty (30) days, so long as Borrower is diligently and continuously pursuing such cure, as evidenced to Administrative Agent’s satisfaction, Administrative Agent shall permit Borrower an additional sixty (60) days (or such lesser period of time as may be permitted under applicable law) to effectuate such cure; provided, however, that such additional time shall not apply where such failure to remediate results, in Administrative Agent’s sole judgment, in a matter which is of an emergency nature. Any such Hazardous Materials shall be “significant” for this purpose if said Hazardous Materials, in Administrative Agent’s sole discretion, have a materially adverse impact on the value of the Property; or

(n) Minimum Number of Approved Assets. The existence at any time of less than three (3) Approved Assets serving as collateral for the Loan; or

(o) ERISA. The assets of the Borrower, any Guarantor or any other Loan Party at any time constitute assets, within the meaning of ERISA, the Internal Revenue Code and the respective regulations promulgated thereunder, of any ERISA plan or non-ERISA plan; or

(p) Indebtedness Cross-Default. Any default by Borrower, Owner, Guarantor or any other Loan Party which results in the acceleration of other indebtedness (or the requirement that any such indebtedness be prepaid prior to its stated maturity) of Borrower, Owner, Guarantor or any other Loan Party (i) with an aggregate outstanding principal amount of $10,000,000 or more with respect to recourse indebtedness; or (ii) with an aggregate outstanding principal amount of $25,000,000 or more with respect to non-recourse indebtedness; or

10.2 ACCELERATION UPON DEFAULT; REMEDIES. Upon the occurrence of a Default, and in every such event, Administrative Agent shall, upon the direction of the Requisite Lenders, (i) by notice to the Borrower terminate the Commitments, which shall thereupon terminate, and (ii) by notice to the Borrower declare the Loan, the Swingline Loan and all other obligations and an amount equal to the Stated Amount of all Letters of Credit then outstanding to be, and the Loan, the Swingline Loan and all other obligations and an amount equal to the Stated Amount of all Letters of Credit then outstanding for deposit into the Borrower’s Funds Account shall thereupon become, immediately due and payable without presentment, demand, protest or notice of intention to accelerate, all of which are hereby waived by Borrower and Owner. Notwithstanding the foregoing, upon the occurrence of any Default specified in Sections 10.1(f) through (i) above, without any notice to the Borrower or any other act by Administrative Agent, the Commitments shall thereupon immediately and automatically terminate and the Loan, the Swingline Loan and all other obligations and an amount equal to the Stated Amount of all Letters of Credit then outstanding for deposit into the Borrower’s Funds Account shall become immediately due and payable without presentment, demand, protest, notice of intention to accelerate or notice of acceleration, or other notice of any kind, all of which are hereby waived by the Borrower and Owner. Upon the occurrence and during the continuance of a Default, the right of the Borrower to request advances, Swingline Loans or additional Letters of Credit (or extensions or modifications thereof) shall be suspended.

10.3 DISBURSEMENTS TO THIRD PARTIES. Upon the occurrence of a Default occasioned by Borrower’s and/or Owner’s failure to pay money to a third party as required by this Agreement, Administrative Agent may but shall not be obligated to make such payment from the Loan proceeds, Borrower’s Funds, or other funds of Lenders. If such payment is made from proceeds of the Loan or from Borrower’s Funds, Borrower shall immediately deposit with Administrative Agent, upon written demand, an amount equal to such payment. If such payment is made from funds of Lenders, Borrower shall immediately repay such funds upon written demand of Administrative Agent. In either case, the Default with respect to which any such payment has been made by Administrative Agent or Lenders shall not be deemed cured until such deposit or repayment (as the case may be) has been made by Borrower to Administrative Agent.

10.4 ADMINISTRATIVE AGENT’S OPERATION OF THE PROPERTY. Upon the occurrence of a Default, Administrative Agent may, upon five (5) days prior written notice to Borrower, and with or without legal process, take possession of the Property, remove Borrower, Owner and all agents, employees and contractors of Borrower and Owner from the Property, complete any work of construction and market and sell or lease the Property. For this purpose, Borrower and Owner irrevocably appoint Administrative Agent as their attorney-in-fact, which agency is coupled with an interest. As attorney-in-fact, Administrative Agent may, in Borrower’s and/or Owner’s name, take or omit to take any action Administrative Agent may deem appropriate, including, without limitation, exercising Borrower’s and/or Owner’s rights under the Loan Documents and all contracts concerning the Property.

10.5 REPAYMENT OF FUNDS ADVANCED. Any funds expended by Administrative Agent or any Lender in the exercise of its rights or remedies under this Agreement and the other Loan Documents shall be payable to Administrative Agent upon demand, together with interest at the rate applicable to the principal balance of the Loan from the date the funds were expended.

10.6 RIGHTS CUMULATIVE, NO WAIVER. All Administrative Agent’s and Lenders’ rights and remedies provided in this Agreement and the other Loan Documents, together with those granted by law or at equity, are cumulative and may be exercised by Administrative Agent or Lenders at any time. Administrative Agent’s or any Lender’s exercise of any right or remedy shall not constitute a cure of any Default unless all sums then due and payable to Lenders under the Loan Documents are repaid and Borrower and/or Owner has cured all other Defaults. No waiver shall be implied from any failure of Administrative Agent or any Lender to take, or any delay by Administrative Agent or any Lender in taking, action concerning any Default or failure of condition under the Loan Documents, or from any previous waiver of any similar or unrelated Default or failure of condition. Any waiver or approval under any of the Loan Documents must be in writing and shall be limited to its specific terms.

ARTICLE 11.	THE ADMINISTRATIVE AGENT; INTERCREDITOR PROVISIONS
11.1	APPOINTMENT AND AUTHORIZATION.

(a) Each Lender hereby irrevocably appoints and authorizes the Administrative Agent to take such action as contractual representative on such Lender’s behalf and to exercise such powers under this Agreement and the other Loan Documents as are specifically delegated to the Administrative Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. Not in limitation of the foregoing, each Lender authorizes and directs the Administrative Agent to enter into the Loan Documents for the benefit of the Lenders.

(b) Each Lender hereby agrees that, except as otherwise set forth herein, any action taken by the Requisite Lenders in accordance with the provisions of this Agreement and the Loan Documents, and the exercise by the Requisite Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders.

(c) Nothing herein shall be construed to deem the Administrative Agent a trustee or fiduciary for any Lender or to impose on the Administrative Agent duties or obligations other than those expressly provided for herein. Without limiting the generality of the foregoing, the use of the terms “Administrative Agent”, “Agent”, “agent” and similar terms in the Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, use of such terms is merely a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(d) The Administrative Agent shall deliver to each Lender, promptly upon receipt thereof by the Administrative Agent, copies of each of the financial statements, certificates, notices and other documents delivered to the Administrative Agent pursuant to Article 9. The Administrative Agent will also furnish to any Lender, upon the request of such Lender, a copy (or, where appropriate, an original) of any document, instrument, agreement, certificate or notice furnished to the Administrative Agent by the Borrower, any Loan Party or any other Affiliate of the Borrower, pursuant to this Agreement or any other Loan Document not already delivered to such Lender pursuant to the terms of this Agreement or any such other Loan Document.

(e) As to any matters not expressly provided for by the Loan Documents (including, without limitation, enforcement or collection of any of Borrower’s obligations hereunder), Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Requisite Lenders (or all of the Lenders if explicitly required under any other provision of this Agreement), and such instructions shall be binding upon all Lenders and all holders of any of the obligations of Borrower; provided, however, that, notwithstanding anything in this Agreement to the contrary, the Administrative Agent shall not be required to take any action which exposes the Administrative Agent to personal liability or which is contrary to this Agreement or any other Loan Document or Requirements of Law. Not in limitation of the foregoing, the Administrative Agent shall exercise any right or remedy it or the Lenders may have under any Loan Document upon the occurrence of a Potential Default or Default unless the Requisite Lenders have directed the Administrative Agent otherwise. Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting under this Agreement or the other Loan Documents, in accordance with the instructions of the Requisite Lenders, or where applicable, all the Lenders.

11.2 WELLS FARGO AS LENDER. Wells Fargo, as a Lender, shall have the same rights and powers under this Agreement and any other Loan Document as any other Lender and may exercise the same as though it were not the Administrative Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include Wells Fargo in each case in its individual capacity. Wells Fargo and its affiliates may each accept deposits from, maintain deposits or credit balances for, invest in, lend money to, act as trustee under indentures of, serve as financial advisor to, and generally engage in any kind of business with the Borrower, any other Loan Party or any other affiliate thereof as if it were any other bank and without any duty to account therefor to the other Lenders. Further, the Administrative Agent and any affiliate may accept fees and other consideration from the Borrower for services in connection with this Agreement and otherwise without having to account for the same to the other Lenders. The Lenders acknowledge that, pursuant to such activities, Wells Fargo or its affiliates may receive information regarding the Borrower, other Loan Parties, other subsidiaries and other Affiliates (including information that may be subject to confidentiality obligations in favor of such Person) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them.

11.3 LOAN DISBURSEMENTS.

(a) Following receipt of a complete Application for Payment, Administrative Agent shall send a copy thereof by facsimile to each other Lender and shall otherwise notify each Lender of the proposed disbursement and the Funding Date (as such term is defined in Exhibit C attached hereto). Each Lender shall make available to Administrative Agent (or the funding bank or entity designated by Administrative Agent), the amount of such Lender’s Pro Rata Share of such disbursement in immediately available funds not later than the times designated in Section 11.3(b). Unless Administrative Agent shall have been notified by any Lender not later than the close of business (San Francisco time) on the Business Day immediately preceding the Funding Date in respect of any disbursement that such Lender does not intend to make available to Administrative Agent such Lender’s Pro Rata Share of such disbursement, Administrative Agent may assume that such Lender shall make such amount available to Administrative Agent. If any Lender does not notify Administrative Agent of its intention not to make available its Pro Rata Share of such disbursement as described above, but does not for any reason make available to Administrative Agent such Lender’s Pro Rata Share of such disbursement, such Lender shall pay to Administrative Agent forthwith on demand such amount, together with interest thereon at the Federal Funds Rate. In any case where a Lender does not for any reason make available to Administrative Agent such Lender’s Pro Rata Share of such disbursement, Administrative Agent, in its sole discretion, may, but shall not be obligated to, fund to Borrower such Lender’s Pro Rata Share of such disbursement. If Administrative Agent funds to Borrower such Lender’s Pro Rata Share of such disbursement and if such Lender subsequently pays to Administrative Agent such corresponding amount, such amount so paid shall constitute such Lender’s Pro Rata Share of such disbursement. Nothing in this Section 11.3(a) shall alter the respective rights and obligations of the parties hereunder in respect of a Defaulting Lender or a Non-Pro Rata Advance.

(b) Requests by Administrative Agent for funding by Lenders of disbursements will be made by telecopy. Each Lender shall make the amount of its disbursement available to Administrative Agent in Dollars and in immediately available funds, to such bank and account, in El Segundo, California (to such bank and account in such other place) as Administrative Agent may designate, not later than 9:00 A.M. (San Francisco time) on the Funding Date designated by Administrative Agent with respect to such disbursement, but in no event earlier than two (2) Business Days following Lender’s receipt of the applicable Application for Payment.

(c) Nothing in this Section 11.3 shall be deemed to relieve any Lender of its obligation hereunder to make its Pro Rata Share of disbursements on any Funding Date, nor shall Administrative Agent or any Lender be responsible for the failure of any other Lender to perform its obligations to make any disbursement hereunder, and the Commitment of any Lender shall not be increased or decreased as a result of the failure by any other Lender to perform its obligation to make a disbursement.

11.4 DISTRIBUTION AND APPORTIONMENT OF PAYMENTS; DEFAULTING LENDERS.

(a) Subject to Section 11.4(b) below, payments actually received by Administrative Agent for the account of Lenders shall be paid to them promptly after receipt thereof by Administrative Agent, but in any event within two (2) Business Days, provided that Administrative Agent shall pay to Lenders interest thereon, at the lesser of (i) the Federal Funds Rate and (ii) the rate of interest applicable to the Loan, from the Business Day following receipt of such funds by Administrative Agent until such funds are paid in immediately available funds to Lenders. All payments of principal, interest, and other payments under the Loan Documents shall be allocated among such of Lenders as are entitled thereto, in proportion to their respective Pro Rata Shares in the Loan or otherwise as provided herein or as separately agreed by Administrative Agent and any Lender. Administrative Agent shall promptly distribute, but in any event within two (2) Business Days, to each Lender at its primary address set forth on the appropriate signature page hereof or on the Assignment and Assumption Agreement, or at such other address as a Lender may request in writing, such funds as it may be entitled to receive, provided that Administrative Agent shall in any event not be bound to inquire into or determine the validity, scope or priority of any interest or entitlement of any Lender and may suspend all payments and seek appropriate relief (including, without limitation, instructions from Requisite Lenders or all Lenders, as applicable, or an action in the nature of interpleader) in the event of any doubt or dispute as to any apportionment or distribution contemplated hereby. The order of priority herein is set forth solely to determine the rights and priorities of Lenders as among themselves and may at any time or from time to time be changed by Lenders as they may elect, in writing in accordance with this Agreement, without necessity of notice to or consent of or approval by Borrower, Owner, Guarantor or any other Person. All payments or other sums received by Administrative Agent for the account of Lenders shall not constitute property or assets of the Administrative Agent and shall be held by Administrative Agent, solely in its capacity as agent for itself and the other Lenders, subject to the Loan Documents.

(b) Notwithstanding any provision hereof to the contrary, until such time as a Defaulting Lender has funded its Pro Rata Share of a Protective Advance or prior Loan disbursements which was previously a Non-Pro Rata Advance, or all other Lenders have received payment in full (whether by repayment or prepayment) of the amounts due in respect of such Non-Pro Rata Advance, all of the indebtedness and obligations owing to such Defaulting Lender hereunder shall be subordinated in right of payment, as provided in the following sentence, to the prior payment in full of all principal, interest and fees in respect of all Non-Pro Rata Advances in which the Defaulting Lender has not funded its Pro Rata Share (such principal, interest and fees being referred to as “Senior Loans”). All amounts paid by Borrower and otherwise due to be applied to the indebtedness and obligations owing to the Defaulting Lender pursuant to the terms hereof shall be distributed by Administrative Agent to the other Lenders in accordance with their respective Pro Rata Shares of the Loan (recalculated for purposes hereof to exclude the Defaulting Lender’s Pro Rata Share of the Loan), until all Senior Loans have been paid in full. This provision governs only the relationship among Administrative Agent, each Defaulting Lender, and the other Lenders; nothing hereunder shall limit the obligations of Borrower and Owner under this Agreement. The provisions of this section shall apply and be effective regardless of whether a Default occurs and is then continuing, and notwithstanding (a) any other provision of this Agreement to the contrary, (b) any instruction of Borrower as to its desired application of payments or (c) the suspension of such Defaulting Lender’s right to vote on matters which are subject to the consent or approval of Requisite Lenders or all Lenders. Administrative Agent shall be entitled to (i) withhold or setoff, and to apply to the payment of the defaulted amount and any related interest, any amounts to be paid to such Defaulting Lender under this Agreement, and (ii) bring an action or suit against such Defaulting Lender in a court of competent jurisdiction to recover the defaulted amount and any related interest. In addition, the Defaulting Lender shall indemnify, defend and hold Administrative Agent and each of the other Lenders harmless from and against any and all liabilities and costs, plus interest thereon at the Default Rate as set forth in the Notes, which they may sustain or incur by reason of or as a direct consequence of the Defaulting Lender’s failure or refusal to perform its obligations under this Agreement.

11.5 PRO RATA TREATMENT. Except to the extent otherwise provided herein: (a) each borrowing from Lenders shall be made from the Lenders, each payment of the fees shall be made for the account of the Lenders, and each termination or reduction of the amount of the Commitments pursuant to this Agreement shall be applied to the respective Commitments of the Lenders, pro rata according to the amounts of their respective Commitments; (b) each payment or prepayment of principal of the Loan by the Borrower shall be made for the account of the Lenders pro rata in accordance with the respective unpaid principal amounts of the Loan held by them, provided that if immediately prior to giving effect to any such payment in respect of the Loan the outstanding principal amount of the Loan shall not b e held by the Lenders pro rata in accordance with their respective Commitments in effect at the time the Loan was made, then such payment shall be applied to the Loan in such manner as shall result, as nearly as is practicable, in the outstanding principal amount of the Loan being held by the Lenders pro rata in accordance with their respective Commitments; (c) each payment of interest on the Loan by the Borrower shall be made for the account of the Lenders pro rata in accordance with the amounts of interest on the Loan then due and payable to the respective Lenders; (e) the Lenders’ participation in, and payment obligations in respect of, Swingline Loans under Section 2.5, shall be in accordance with their respective Pro Rata Shares; and (f) the Lenders’ participation in, and payment obligations in respect of, Letters of Credit under Section 2.11, shall be pro rata in accordance with their respective Commitments. All payments of principal, interest, fees and other amounts in respect of the Swingline Loans shall be for the account of the Swingline Lender only (except to the extent any Lender shall have acquired a participating interest in any such Swingline Loan pursuant to Section 2.5).         .

11.6 SHARING OF PAYMENTS, ETC. Lenders agree among themselves that (i) with respect to all amounts received by them which are applicable to the payment of the obligations of Borrower, Owner or Guarantor under the Loan, equitable adjustment will be made so that, in effect, all such amounts will be shared among them ratably in accordance with their Pro Rata Shares in the Loan, whether received by voluntary payment, by counterclaim or cross action or by the enforcement of any or all of such obligations, (ii) if any of them shall by voluntary payment or by the exercise of any right of counterclaim or otherwise, receive payment of a proportion of the aggregate amount of such obligations held by it which is greater than its Pro Rata Share in the Loan of the payments on account of such obligations, the one receiving such excess payment shall purchase, without recourse or warranty, an undivided interest and participation (which it shall be deemed to have done simultaneously upon the receipt of such payment) in such obligations owed to the others so that all such recoveries with respect to such obligations shall be applied ratably in accordance with such Pro Rata Shares; provided, that if all or part of such excess payment received by the purchasing party is thereafter recovered from it, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to that party to the extent necessary to adjust for such recovery, but without interest except to the extent the purchasing party is required to pay interest in connection with such recovery. Borrower and Owner agree that any Lender so purchasing a participation from another Lender pursuant to this Section 11.6 may, to the fullest extent permitted by law, exercise all its rights of payment with respect to such participation as fully as if such Lender were the direct creditor of Borrower and/or Owner in the amount of such participation.

11.7 COLLATERAL MATTERS; PROTECTIVE ADVANCES.

(a) Each Lender hereby authorizes the Administrative Agent, without the necessity of any notice to or further consent from any Lender, from time to time prior to a Default, to take any action with respect to any Collateral or Loan Documents which may be necessary to perfect and maintain perfected the Liens upon the Collateral granted pursuant to any of the Loan Documents.

(b) The Lenders hereby authorize the Administrative Agent, at its option and in its discretion, to release any Lien granted to or held by the Administrative Agent upon any Collateral (i) upon termination of the Commitments and indefeasible payment and satisfaction in full of all of obligations of Borrower hereunder; (ii) as expressly permitted by, but only in accordance with, the terms of the applicable Loan Document; and (iii) if approved, authorized or ratified in writing by the Requisite Lenders (or such greater number of Lenders as this Agreement or any other Loan Document may expressly provide). Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Administrative Agent’s authority to release particular types or items of Collateral pursuant to this Section.

(c) Upon any sale and transfer of Collateral which is expressly permitted pursuant to the terms of this Agreement, and upon at least five (5) Business Days’ prior written request by the Borrower, the Administrative Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of the Liens granted to the Administrative Agent for the benefit of the Lenders herein or pursuant hereto upon the Collateral that was sold or transferred; provided, however, that (i) the Administrative Agent shall not be required to execute any such document on terms which, in the Administrative Agent’s opinion, would expose the Administrative Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty and (ii) such release shall not in any manner discharge, affect or impair the obligations of Borrower or Owner or any Liens upon (or obligations of the Borrower or any other Loan Party in respect of) all interests retained by the Borrower or any other Loan Party, including (without limitation) the proceeds of such sale or transfer, all of which shall continue to constitute part of the Collateral. In the event of any sale or transfer of Collateral, or any foreclosure with respect to any of the Collateral, the Administrative Agent shall be authorized to deduct all of the expenses reasonably incurred by the Administrative Agent from the proceeds of any such sale, transfer or foreclosure.

(d) The Administrative Agent shall have no obligation whatsoever to the Lenders or to any other Person to assure that the Collateral exists or is owned by the Borrower or any other Loan Party or is cared for, protected or insured or that the Liens granted to the Administrative Agent herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to the Administrative Agent in this Section or in any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Administrative Agent may act in any manner it may deem appropriate, in its sole discretion, given the Administrative Agent’s own interest in the Collateral as one of the Lenders and that the Administrative Agent shall have no duty or liability whatsoever to the Lenders, except to the extent resulting from its gross negligence or willful misconduct. The Administrative Agent may make, and shall be reimbursed by the Lenders (in accordance with their Pro Rata Shares) to the extent not reimbursed by the Borrower for, Protective Advances during any one calendar year with respect to any Property.

(e) Protective Advances in excess of said sum during any calendar year for any Property that is Collateral shall require the consent of the Requisite Lenders. The Borrower agrees to pay on demand all Protective Advances.

(f) Each Lender agrees that it will not take any action, nor institute any actions or proceedings, against Borrower or any other obligor hereunder under the Loan Documents with respect to exercising claims against or rights in the Collateral without the written consent of Requisite Lenders.

11.8 POST-FORECLOSURE PLANS. If all or any portion of the Collateral is acquired by the Administrative Agent as a result of a foreclosure or the acceptance of a deed or assignment in lieu of foreclosure, or is retained in satisfaction of all or any part of the obligations of Borrower and Owner hereunder, the title to any such Collateral, or any portion thereof, shall be held in the name of the Administrative Agent or a nominee or subsidiary of the Administrative Agent, as agent, for the ratable benefit of all Lenders. The Administrative Agent shall prepare a recommended course of action for such Collateral (a “Post-Foreclosure Plan”), which shall be subject to the approval of the Requisite Lenders. In accordance with the approved Post-Foreclosure Plan, the Administrative Agent shall manage, operate, repair, administer, complete, construct, restore or otherwise deal with the Collateral acquired, and shall administer all transactions relating thereto, including, without limitation, employing a management agent, leasing agent and other agents, contractors and employees, including agents for the sale of such Collateral, and the collecting of rents and other sums from such Collateral and paying the expenses of such Collateral. Actions taken by the Administrative Agent with respect to the Collateral, which are not specifically provided for in the approved Post-Foreclosure Plan or reasonably incidental thereto, shall require the written consent of the Requisite Lenders by way of supplement to such Post-Foreclosure Plan. Upon demand therefor from time to time, each Lender will contribute its share (based on its Pro Rata Share) of all reasonable costs and expenses incurred by the Administrative Agent pursuant to the approved Post-Foreclosure Plan in connection with the construction, operation, management, maintenance, leasing and sale of such Collateral. In addition, the Administrative Agent shall render or cause to be rendered to each Lender, on a monthly basis, an income and expense statement for such Collateral, and each Lender shall promptly contribute its Pro Rata Share of any operating loss for such Collateral, and such other expenses and operating reserves as the Administrative Agent shall deem reasonably necessary pursuant to and in accordance with the approved Post-Foreclosure Plan. To the extent there is net operating income from such Collateral, the Administrative Agent shall, in accordance with the approved Post-Foreclosure Plan, determine the amount and timing of distributions to the Lenders. All such distributions shall be made to the Lenders in accordance with their respective Pro Rata Shares. The Lenders acknowledge and agree that if title to any Collateral is obtained by the Administrative Agent or its nominee, such Collateral will not be held as a permanent investment but will be liquidated as soon as practicable. The Administrative Agent shall undertake to sell such Collateral, at such price and upon such terms and conditions as the Requisite Lenders reasonably shall determine to be most advantageous to the Lenders. Any purchase money mortgage or deed of trust taken in connection with the disposition of such Collateral in accordance with the immediately preceding sentence shall name the Administrative Agent, as agent for the Lenders, as the beneficiary or mortgagee. In such case, the Administrative Agent and the Lenders shall enter into an agreement with respect to such purchase money mortgage or deed of trust defining the rights of the Lenders in the same Pro Rata Shares as provided hereunder, which agreement shall be in all material respects similar to this Article insofar as the same is appropriate or applicable.

11.9 APPROVALS OF LENDERS. All communications from the Administrative Agent to any Lender requesting such Lender’s determination, consent, approval or disapproval (a) shall be given in the form of a written notice to such Lender, (b) shall be accompanied by a description of the matter or issue as to which such determination, approval, consent or disapproval is requested, or shall advise such Lender where information, if any, regarding such matter or issue may be inspected, or shall otherwise describe the matter or issue to be resolved, (c) shall include, if reasonably requested by such Lender and to the extent not previously provided to such Lender, written materials and a summary of all oral information provided to the Administrative Agent by the Borrower in respect of the matter or issue to be resolved, and (d) shall include the Administrative Agent’s recommended course of action or determination in respect thereof. Unless a Lender shall give written notice to the Administrative Agent that it specifically objects to the recommendation or determination of the Administrative Agent (together with a reasonable written explanation of the reasons behind such objection) within ten (10) Business Days (or such lesser or greater period as may be specifically required under the express terms of the Loan Documents) of receipt of such communication, such Lender shall be deemed to have conclusively approved of or consented to such recommendation or determination.

11.10 NOTICE OF DEFAULTS. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of a Default or Potential Default unless the Administrative Agent has received notice from a Lender or the Borrower referring to this Agreement, describing with reasonable specificity such Default or Potential Default and stating that such notice is a “notice of default”. If any Lender (excluding the Lender which is also serving as the Administrative Agent) becomes aware of any Default or Potential Default, it shall promptly send to the Administrative Agent such a “notice of default”. Further, if the Administrative Agent receives such a “notice of default,” the Administrative Agent shall give prompt notice thereof to the Lenders.

11.11 ADMINISTRATIVE AGENT’S RELIANCE, ETC. Notwithstanding any other provisions of this Agreement, any other Loan Documents, neither the Administrative Agent nor any of its directors, officers, agents, employees or counsel shall be liable for any action taken or not taken by it under or in connection with this Agreement or any other Loan Document, except for its or their own gross negligence or willful misconduct in connection with its duties expressly set forth herein or therein. Without limiting the generality of the foregoing, the Administrative Agent: may consult with legal counsel (including its own counsel or counsel for the Borrower or any other Loan Party), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts. Neither the Administrative Agent nor any of its directors, officers, agents, employees or counsel: (a) makes any warranty or representation to any Lender or any other Person and shall be responsible to any Lender or any other Person for any statement, warranty or representation made or deemed made by the Borrower, any other Loan Party or any other Person in or in connection with this Agreement or any other Loan Document; (b) shall have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any other Loan Document or the satisfaction of any conditions precedent under this Agreement or any Loan Document on the part of the Borrower, Owner, Guarantor or other Persons or inspect the property, books or records of the Borrower, Owner, Guarantor or any other Person; (c) shall be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document, any other instrument or document furnished pursuant thereto or any Collateral covered thereby or the perfection or priority of any Lien in favor of the Administrative Agent on behalf of the Lenders in any such Collateral; (d) shall have any liability in respect of any recitals, statements, certifications, representations or warranties contained in any of the Loan Documents or any other document, instrument, agreement, certificate or statement delivered in connection therewith; and (e) shall incur any liability under or in respect of this Agreement or any other Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telephone, telecopy or electronic mail) believed by it to be genuine and signed, sent or given by the proper party or parties. The Administrative Agent may execute any of its duties under the Loan Documents by or through agents, employees or attorneys-in-fact and shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct.

11.12 INDEMNIFICATION OF ADMINISTRATIVE AGENT. Regardless of whether the transactions contemplated by this Agreement and the other Loan Documents are consummated, each Lender agrees to indemnify the Administrative Agent (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) pro rata in accordance with such Lender’s respective Pro Rata Share, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may at any time be imposed on, incurred by, or asserted against the Administrative Agent (in its capacity as Administrative Agent but not as a “Lender”) in any way relating to or arising out of the Loan Documents, any transaction contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under the Loan Documents (collectively, “Indemnifiable Amounts”); provided, however, that no Lender shall be liable for any portion of such Indemnifiable Amounts to the extent resulting from the Administrative Agent’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final, non-appealable judgment provided, however, that no action taken in accordance with the directions of the Requisite Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section. Without limiting the generality of the foregoing, each Lender agrees to reimburse the Administrative Agent (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) promptly upon demand for its ratable share of any out-of-pocket expenses (including the reasonable fees and expenses of the counsel to the Administrative Agent) incurred by the Administrative Agent in connection with the preparation, negotiation, execution, administration, or enforcement (whether through negotiations, legal proceedings, or otherwise) of, or legal advice with respect to the rights or responsibilities of the parties under, the Loan Documents, any suit or action brought by the Administrative Agent to enforce the terms of the Loan Documents and/or collect any obligation of Borrower hereunder, any “lender liability” suit or claim brought against the Administrative Agent and/or the Lenders, and any claim or suit brought against the Administrative Agent and/or the Lenders arising under any Hazardous Materials Laws. Such out-of-pocket expenses (including counsel fees) shall be advanced by the Lenders on the request of the Administrative Agent notwithstanding any claim or assertion that the Administrative Agent is not entitled to indemnification hereunder upon receipt of an undertaking by the Administrative Agent that the Administrative Agent will reimburse the Lenders if it is actually and finally determined by a court of competent jurisdiction that the Administrative Agent is not so entitled to indemnification. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder or under the other Loan Documents and the termination of this Agreement. If the Borrower shall reimburse the Administrative Agent for any Indemnifiable Amount following payment by any Lender to the Administrative Agent in respect of such Indemnifiable Amount pursuant to this Section, the Administrative Agent shall share such reimbursement on a ratable basis with each Lender making any such payment.

11.13 LENDER CREDIT DECISION, ETC. Each Lender expressly acknowledges and agrees that neither the Administrative Agent nor any of its officers, directors, employees, agents, counsel, attorneys-in-fact or other affiliates has made any representations or warranties to such Lender and that no act by the Administrative Agent hereafter taken, including any review of the affairs of the Borrower, any other Loan Party or Affiliate, shall be deemed to constitute any such representation or warranty by the Administrative Agent to any Lender. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, any other Lender or counsel to the Administrative Agent, or any of their respective officers, directors, employees, agents or counsel, and based on the financial statements of the Borrower, the other Loan Parties or Affiliates, and inquiries of such Persons, its independent due diligence of the business and affairs of the Borrower, the other Loan Parties and other Persons, its review of the Loan Documents, the legal opinions required to be delivered to it hereunder, the advice of its own counsel and such other documents and information as it has deemed appropriate, made its own credit and legal analysis and decision to enter into this Agreement and the transactions contemplated hereby. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, any other Lender or counsel to the Administrative Agent or any of their respective officers, directors, employees and agents, and based on such review, advice, documents and information as it shall deem appropriate at the time, continue to make its own decisions in taking or not taking action under the Loan Documents. The Administrative Agent shall not be required to keep itself informed as to the performance or observance by the Borrower or any other Loan Party of the Loan Documents or any other document referred to or provided for therein or to inspect the properties or books of, or make any other investigation of, the Borrower, any other Loan Party. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Administrative Agent under this Agreement, any of the other Loan Documents, the Administrative Agent shall have no duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, financial and other condition or creditworthiness of the Borrower, any other Loan Party or any other Affiliate thereof which may come into possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or other Affiliates. Each Lender acknowledges that the Administrative Agent’s legal counsel in connection with the transactions contemplated by this Agreement is only acting as counsel to the Administrative Agent and is not acting as counsel to such Lender.

11.14 SUCCESSOR ADMINISTRATIVE AGENT. Administrative Agent may resign at any time as Administrative Agent under the Loan Documents by giving written notice thereof to the Lenders and the Borrower. Upon any such resignation, the Requisite Lenders shall have the right to appoint a successor Administrative Agent which appointment shall, provided no Default or Potential Default exists, be subject to the Borrower’s approval, which approval shall not be unreasonably withheld or delayed (except that the Borrower shall, in all events, be deemed to have approved each Lender and any of its Affiliates as a successor Administrative Agent). If no successor Administrative Agent shall have been so appointed in accordance with the immediately preceding sentence, and shall have accepted such appointment, within thirty (30) days after the current Administrative Agent’s giving of notice of resignation, then the current Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be a Lender, if any Lender shall be willing to serve, and otherwise shall be an Eligible Assignee. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the current Administrative Agent, and the current Administrative Agent shall be discharged from its duties and obligations under the Loan Documents. After any Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article 11. shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under the Loan Documents. Notwithstanding anything contained herein to the contrary, the Administrative Agent may assign its rights and duties under the Loan Documents to any of it’s Affiliates by giving the Borrower and each Lender prior written notice.

ARTICLE 12. MISCELLANEOUS PROVISIONS

12.1 INDEMNITY. BORROWER AND OWNER HEREBY AGREE TO DEFEND, INDEMNIFY AND HOLD HARMLESS ADMINISTRATIVE AGENT AND EACH LENDER, THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, AGENTS, SUCCESSORS AND ASSIGNS (”INDEMNITEES”) FROM AND AGAINST ANY AND ALL LOSSES, DAMAGES, LIABILITIES, CLAIMS, ACTIONS, JUDGMENTS, COURT COSTS AND LEGAL OR OTHER EXPENSES (INCLUDING, WITHOUT LIMITATION, ATTORNEYS’ FEES AND EXPENSES) WHICH ADMINISTRATIVE AGENT OR ANY LENDER MAY INCUR AS A DIRECT OR INDIRECT CONSEQUENCE OF: (A) THE PURPOSE TO WHICH BORROWER APPLIES THE LOAN PROCEEDS; (B) THE FAILURE OF BORROWER AND/OR OWNER TO PERFORM ANY OBLIGATIONS AS AND WHEN REQUIRED BY THIS AGREEMENT, ANY OF THE OTHER LOAN DOCUMENTS OR ANY OTHER RELATED DOCUMENT; (C) ANY FAILURE AT ANY TIME OF ANY OF BORROWER’S AND/OR OWNER’S REPRESENTATIONS OR WARRANTIES TO BE TRUE AND CORRECT IN ALL MATERIAL RESPECTS; OR (D) ANY ACT OR OMISSION BY BORROWER, OWNER CONSTITUENT PARTNER OR MEMBER OF BORROWER OR OWNER. BORROWER SHALL PROMPTLY PAY TO ADMINISTRATIVE AGENT OR SUCH LENDER UPON DEMAND ANY AMOUNTS OWING UNDER THIS INDEMNITY, TOGETHER WITH INTEREST FROM THE DATE THE INDEBTEDNESS ARISES UNTIL PAID AT THE RATE OF INTEREST APPLICABLE TO THE PRINCIPAL BALANCE OF THE LOAN. BORROWER’S AND OWNER’S DUTY AND OBLIGATIONS TO DEFEND, INDEMNIFY AND HOLD HARMLESS ADMINISTRATIVE AGENT AND EACH LENDER SHALL SURVIVE CANCELLATION OF THE NOTES AND THE RELEASE, RECONVEYANCE OR PARTIAL RECONVEYANCE OF THE DEED OF TRUST; PROVIDED THAT BORROWER AND OWNER SHALL NOT INDEMNIFY AND HOLD HARMLESS ANY INDEMNITEE TO THE EXTENT THE ABOVE WERE CAUSED BY THE GROSS NEGLIGENCE OR INTENTIONAL MISCONDUCT OF SUCH INDEMNITEE.

12.2 FORM OF DOCUMENTS. The form and substance of all documents, instruments, and forms of evidence to be delivered to Administrative Agent under the terms of this Agreement, any of the other Loan Documents shall be subject to Administrative Agent s approval and shall not be modified, superseded or terminated in any respect without Administrative Agent’s prior written approval.

12.3 NO THIRD PARTIES BENEFITED. No person other than Administrative Agent, Lenders, Borrower and Owner and their permitted successors and assigns shall have any right of action under any of the Loan Documents.

12.4 NOTICES. All notices, demands, or other communications under this Agreement and the other Loan Documents shall be in writing and shall be delivered to the appropriate party at the address set forth on the signature page of this Agreement (subject to change from time to time by written notice to all other parties to this Agreement). All communications shall be deemed served upon delivery of, or if mailed, upon the first to occur of receipt or the expiration of three (3) days after the deposit in the United States Postal Service mail, postage prepaid and addressed to the address of Borrower, Owner or Administrative Agent and Lenders at the address specified; provided, however, that non-receipt of any communication as the result of any change of address of which the sending party was not notified or as the result of a refusal to accept delivery shall be deemed receipt of such communication.

12.5 ATTORNEY-IN-FACT. Borrower and Owner hereby irrevocably appoint and authorize Administrative Agent, as their attorney-in-fact, which agency is coupled with an interest, to execute and/or record in Administrative Agent’s or Borrower’s or Owner’s name any notices, instruments or documents that Administrative Agent deems appropriate to protect Lenders’ interest under any of the Loan Documents.

12.6 ACTIONS. Borrower and Owner agree that Administrative Agent or any Lender, in exercising the rights, duties or liabilities of Administrative Agent, Lenders, Borrower or Owner under the Loan Documents, may commence, appear in or defend any action or proceeding purporting to affect the Property, the Loan Documents and Borrower shall promptly reimburse Administrative Agent or such Lender upon demand for all such expenses so incurred or paid by Administrative Agent or such Lender, including, without limitation, attorneys’ fees and expenses and court costs.

12.7 RIGHT OF CONTEST. Borrower and Owner may contest in good faith any claim, demand, levy or assessment (other than Liens) by any person other than Administrative Agent or Lenders which would constitute a Default if: (a) Owner pursues the contest diligently, in a manner which Administrative Agent determines is not prejudicial to Administrative Agent or any Lender, and does not impair the rights of Administrative Agent or any Lender under any of the Loan Documents; and (b) Owner deposits with Administrative Agent any funds or other forms of assurance which Administrative Agent in good faith determines from time to time appropriate to protect Administrative Agent and each Lender from the consequences of the contest being unsuccessful. Owner’s compliance with this Section shall operate to prevent such claim, demand, levy or assessment from becoming a Default.

12.8 RELATIONSHIP OF PARTIES. The relationship of Borrower, Owner, Administrative Agent and Lenders under the Loan Documents is, and shall at all times remain, solely that of borrower, guarantor and lender, and Administrative Agent and Lenders neither undertake nor assumes any responsibility or duty to Borrower or Owner or to any third party with respect to the Property, except as expressly provided in this Agreement and the other Loan Documents.

12.9 DELAY OUTSIDE LENDER’S CONTROL. No Lender or Administrative Agent shall be liable in any way to Borrower, Owner or any third party for Administrative Agent’s or such Lender’s failure to perform or delay in performing under the Loan Documents (and Administrative Agent or any Lender may suspend or terminate all or any portion of Administrative Agent’s or such Lender’s obligations under the Loan Documents) if such failure to perform or delay in performing results directly or indirectly from, or is based upon, the action, inaction, or purported action, of any governmental or local authority, or because of war, rebellion, insurrection, strike, lock-out, boycott or blockade (whether presently in effect, announced or in the sole judgment of Administrative Agent or such Lender deemed probable), or from any Act of God or other cause or event beyond Administrative Agent’s or such Lender’s control.

12.10 ATTORNEYS’ FEES AND EXPENSES; ENFORCEMENT. If any attorney is engaged by Administrative Agent or any Lender to enforce or defend any provision of this Agreement or any of the other Loan Documents, or as a consequence of any Default under the Loan Documents, with or without the filing of any legal action or proceeding, and including, without limitation, any fees and expenses incurred in any bankruptcy proceeding of the Borrower or Owner, then Borrower shall promptly pay to Administrative Agent or such Lender, upon demand, the amount of all attorneys’ fees and expenses and all costs incurred by Administrative Agent or such Lender in connection therewith, together with interest thereon from the date of such demand until paid at the rate of interest applicable to the principal balance of the Loan.

12.11 IMMEDIATELY AVAILABLE FUNDS. Unless otherwise expressly provided for in this Agreement, all amounts payable by Borrower and Owner to Administrative Agent or any Lender or by Administrative Agent to Borrower or Owner shall be payable only in United States Dollars, immediately available funds.

12.12 AMENDMENTS AND WAIVERS.

(a) Generally. Except as otherwise expressly provided in this Agreement, (i) any consent or approval required or permitted by this Agreement or in any Loan Document to be given by the Lenders may be given, (ii) any term of this Agreement or of any other Loan Document (other than any fee letter solely between the Borrower and the Administrative Agent) may be amended, (iii) the performance or observance by the Borrower or any other Loan Party of any terms of this Agreement or such other Loan Document (other than any fee letter solely between the Borrower and the Administrative Agent) may be waived, and (iv) the continuance of any Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Requisite Lenders (or the Administrative Agent at the written direction of the Requisite Lenders), and, in the case of an amendment to any Loan Document, the written consent of each Loan Party which is party thereto. Notwithstanding the previous sentence, the Administrative Agent, shall be authorized on behalf of all the Lenders, without the necessity of any notice to, or further consent from, any Lender, to waive the imposition of the late fees provided in Section 2.7(c), up to a maximum of three (3) times per calendar year.

(b) Unanimous Consent. Notwithstanding the foregoing, no amendment, waiver or consent shall, unless in writing, and signed by all of the Lenders (or the Administrative Agent at the written direction of the Lenders), do any of the following:

(i) increase the Commitments of the Lenders (excluding any increase as a result of an assignment of Commitments permitted under Section 12.13) or subject the Lenders to any additional obligations;

(ii) reduce the principal of, or interest rates that have accrued or that will be charged on the outstanding principal amount of, the Loan;

(iii) reduce the amount of any fees payable to the Lenders hereunder;

(iv) postpone any date fixed for any payment of principal of, or interest on, the Loan (including, without limitation, the Maturity Date) or for the payment of fees or any other obligations of Borrower, Owner or Guarantor;

(v) change the Pro Rata Shares (excluding any change as a result of an assignment of Commitments permitted under Section 12.13);

(vi) amend this Section or amend the definitions of the terms used in this Agreement or the other Loan Documents insofar as such definitions affect the substance of this Section;

(vii) modify the definition of the term “Requisite Lenders” or modify in any other manner the number or percentage of the Lenders required to make any determinations or waive any rights hereunder or to modify any provision hereof;

(viii) release any Guarantor from its obligations under the Guaranty;

(ix) waive a Default or Potential Default under Section 10.1(a); or

(x) release or dispose of any Collateral unless released or disposed of as permitted by, and in accordance with, Section 11.7.

(c) Amendment of Administrative Agent’s Duties, Etc. No amendment, waiver or consent unless in writing and signed by the Administrative Agent, in addition to the Lenders required hereinabove to take such action, shall affect the rights or duties of the Administrative Agent under this Agreement or any of the other Loan Documents. No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon and any amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose set forth therein. No course of dealing or delay or omission on the part of the Administrative Agent or any Lender in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto. Any Default occurring hereunder shall continue to exist until such time as such Default is waived in writing in accordance with the terms of this Section, notwithstanding any attempted cure or other action by the Borrower, any other Loan Party or any other Person subsequent to the occurrence of such Default. Except as otherwise explicitly provided for herein or in any other Loan Document, no notice to or demand upon the Borrower or Owner shall entitle the Borrower or Owner to other or further notice or demand in similar or other circumstances.

12.13 SUCCESSORS AND ASSIGNS.

(a) Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Borrower may not assign or otherwise transfer any of is rights under this Agreement without the prior written consent of all the Lenders (and any such assignment or transfer to which all of the Lenders have not consented shall be void).

(b) Participations. Any Lender may at any time grant to an affiliate of such Lender, or one or more banks or other financial institutions (each a “Participant”) participating interests in its Commitment or the obligations owing to such Lender hereunder. No Participant shall have any rights or benefits under this Agreement or any other Loan Document. In the event of any such grant by a Lender of a participating interest to a Participant, such Lender shall remain responsible for the performance of its obligations hereunder, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which any Lender may grant such a participating interest shall provide that such Lender shall retain the sole right and responsibility to enforce the obligations of the Borrower and Owner hereunder including, without limitation, the right to approve any amendment, modification or waiver of any provision of this Agreement; provided however, such Lender may agree with the Participant that it will not, without the consent of the Participant, agree to (i) increase such Lender’s Commitment, (ii) extend the date fixed for the payment of principal on the Loan or a portion thereof owing to such Lender (other than pursuant to the provisions of Section 2.6(b) hereof), (iii) reduce the rate at which interest is payable thereon or (iv) release all or substantially all of the Collateral without replacement with Collateral of like value. An assignment or other transfer which is not permitted by subsection (c) below shall be given effect for purposes of this Agreement only to the extent of a participating interest granted in accordance with this subsection (b).

(c) Assignments. Any Lender may with the prior written consent of the Administrative Agent and the Borrower (which consent, in each case, shall not be unreasonably withheld) at any time assign to one or more Eligible Assignees (each an “Assignee”) all or a portion of its rights and obligations under this Agreement and the Notes; provided, however, (i) no such consent by the Borrower shall be required (x) if a Default or Potential Default shall exist or (y) in the case of an assignment to another Lender or an affiliate of another Lender; (ii) any partial assignment shall be in an amount at least equal to $10,000,000.00 and after giving effect to such assignment the assigning Lender retains a Commitment, or if the Commitments have been terminated, holds a Note having an outstanding principal balance, of at least $5,000,000.00, (iii) each such assignment shall be effected by means of an Assignment and Assumption Agreement and (iv) so long as no Default has occurred hereunder, Wells Fargo Bank, National Association (“Wells Fargo”), for so long as it remains Administrative Agent hereunder, shall retain a Commitment not less than the amount of the Commitment held by the Lender holding the next highest Commitment, it being agreed that Wells Fargo may elect to hold a lesser Commitment, in which event Wells Fargo shall have the right to resign as Administrative Agent. Upon execution and delivery of such instrument and payment by such Assignee to such transferor Lender of an amount equal to the purchase price agreed between such transferor Lender and such Assignee, such Assignee shall be deemed to be a Lender party to this Agreement and shall have all the rights and obligations of a Lender with a Commitment as set forth in such Assignment and Assumption Agreement, and the transferor Lender shall be released from its obligations hereunder to a corresponding extent, and no further consent or action by any party shall be required. Upon the consummation of any assignment pursuant to this subsection (c), the transferor Lender, the Administrative Agent and the Borrower shall make appropriate arrangement so the new Notes are issued to the Assignee and such transferor Lender, as appropriate. In connection with any such assignment, the transferor Lender shall pay to the Administrative Agent an administrative fee for processing such assignment in the amount of $3,500.00. Anything in this Section to the contrary notwithstanding, no Lender may assign or participate any interest in any Loan held by it hereunder to the Borrower, Owner, Guarantor or any of their respective Affiliates or subsidiaries.

(d) Tax Withholding. At least five (5) Business Days prior to the first day on which interest or fees are payable hereunder for the account of any Lender, each Lender that is not incorporated under the laws of the United States of America, or a state thereof, shall furnish the Administrative Agent and Borrower with a properly completed executed copy of either Internal Revenue Service Form W-8ECI or Internal Revenue Service Form W-8BEN and either Internal Revenue Service Form W-8 or Internal Revenue Service Form W-9 and any additional form (or such other form) as is necessary to claim complete exemption from United States withholding taxes on all payments hereunder. At all times each Lender shall own or beneficially own a Note, such Lender shall (i) promptly provide to the Administrative Agent and Borrower a new Internal Revenue Service Form W-8ECI or Internal Revenue Service Form W-8BEN and Internal Revenue Service Form W-8 or Internal Revenue Service Form W-9 and any additional form (or such other form) (or any successor form or forms) upon the expiration or obsolescence of any previously delivered form and comparable statements in accordance with applicable United States laws and regulations and amendments duly executed and completed by such Lender, and (ii) comply at all times with all applicable United States laws and regulations, including all provisions of any applicable tax treaty, with regard to any withholding tax exemption claimed with respect to any payments on the Loan. If any Lender cannot deliver such form, then Borrower may withhold from payments due under the Loan Documents such amounts as Borrower is able to determine from accurate information provided by such Lender are required by the Internal Revenue Code.

(e) Federal Reserve Bank Assignments. In addition to the assignments and participations permitted under the foregoing provisions of this Section, and without the need to comply with any of the formal or procedural requirements of this Section, any Lender may at any time and from time to time, pledge and assign all or any portion of its rights under all or any of the Loan Documents to a Federal Reserve Bank; provided that no such pledge of assignment shall release such Lender from its obligation thereunder.

(f) Information to Assignee, Etc. A Lender may furnish any information concerning the Borrower, Owner, any subsidiary or any other Loan Party in the possession of such Lender from time to time to Assignees and Participants (including prospective Assignees and Participants). In connection with such negotiation, execution and delivery, Borrower and Owner authorize Administrative Agent and Lenders to communicate all information and documentation related to the Loan (whether to Borrower, Owner or to any Participant, Assignee, legal counsel, appraiser or other necessary party) directly by e-mail, fax, or other electronic means used to transmit information.

12.14 CERTAIN ALLOWED DISCLOSURES. Notwithstanding anything to the contrary set forth herein or in any other written or oral understanding or agreement to which the parties hereto are parties or by which they are bound, the parties hereto acknowledge and agree that (i) any obligations of confidentiality contained herein and therein do not apply and have not applied from the commencement of discussions between the parties to the tax treatment and tax structure of the transactions contemplated by the Loan Documents (and any related transactions or arrangements), and (ii) each party (and each of its employees, representatives, or other agents) may disclose to any and all parties as required, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by the Loan Documents and all materials of any kind (including opinions or other tax analyses) that are provided to such party relating to such tax treatment and tax structure, all within the meaning of Treasury Regulations Section 1.6011-4; provided, however, that each party recognizes that the privilege each has to maintain, in its sole discretion, the confidentiality of a communication relating to the transactions contemplated by the Loan Documents, including a confidential communication with its attorney or a confidential communication with a federally authorized tax practitioner under Section 7525 of the Internal Revenue Code, is not intended to be affected by the foregoing.

12.15 CAPITAL ADEQUACY. If any Lender or any Participant or Assignee in the Loan determines that compliance with any law or regulation or with any guideline or request from any central bank or other governmental agency (whether or not having the force of law) affects or would adversely affect the amount of capital required or expected to be maintained by such Lender, such Participant or such Assignee, or any corporation controlling such Lender, such Participant or such Assignee, as a consequence of, or with reference to, such Lender’s, such Participant’s or such Assignee’s or such corporation’s commitments or its making or maintaining advances below the rate which such Lender, such Participant or such Assignee or such corporation controlling such Lender, such Participant or such Assignee could have achieved but for such compliance (taking into account the policies of such Lender, such Participant or such Assignee or corporation with regard to capital), then Borrower shall, from time to time, within ninety (90) calendar days after written demand by such Lender, such Participant or such Assignee, pay to such Lender, such Participant or such Assignee additional amounts sufficient to compensate such Lender, such Participant or such Assignee or such corporation controlling such Lender, such Participant or such Assignee to the extent that such Lender, such Participant or such Assignee determines such increase in capital is allocable to such Lender’s, such Participant’s or such Assignee’s obligations hereunder. A certificate as to such amounts, submitted to Borrower by such Lender, such Participant or such Assignee, shall be conclusive and binding for all purposes, absent manifest error.

12.16 INTENTIONALLY OMITTED.

12.17 LENDER’S AGENTS. Administrative Agent and/or any Lender may designate an agent or independent contractor to exercise any of such Person’s rights under this Agreement and any of the other Loan Documents. Any reference to Administrative Agent or any Lender in any of the Loan Documents shall include Administrative Agent’s and such Lender’s agents, employees or independent contractors.

12.18 TAX SERVICE. Administrative Agent, on behalf of Lenders, is authorized to secure, at Borrower’s expense, a tax service contract with a third party vendor which shall provide tax information on the Property satisfactory to Administrative Agent.

12.19 WAIVER OF RIGHT TO TRIAL BY JURY. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (a) ARISING UNDER THE LOAN DOCUMENTS, INCLUDING, WITHOUT LIMITATION, ANY PRESENT OR FUTURE MODIFICATION THEREOF OR (b) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THE LOAN DOCUMENTS (AS NOW OR HEREAFTER MODIFIED) OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE WHETHER SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION IS NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF ANY RIGHT THEY MIGHT OTHERWISE HAVE TO TRIAL BY JURY.

12.20 SEVERABILITY. If any provision or obligation under this Agreement or the other Loan Documents shall be determined by a court of competent jurisdiction to be invalid, illegal or unenforceable, that provision shall be deemed severed from the Loan Documents and the validity, legality and enforceability of the remaining provisions or obligations shall remain in full force as though the invalid, illegal, or unenforceable provision had never been a part of the Loan Documents, provided, however, that if the rate of interest or any other amount payable under the Notes or this Agreement or any other Loan Document, or the right of collectibility therefor, are declared to be or become invalid, illegal or unenforceable, Lenders’ obligations to make advances under the Loan Documents shall not be enforceable by Borrower.

12.21 TIME. Time is of the essence of each and every term of this Agreement.

12.22 HEADINGS. All article, section or other headings appearing in this Agreement and the other Loan Documents are for convenience of reference only and shall be disregarded in construing this Agreement and any of the other Loan Documents.

12.23 GOVERNING LAW. This Agreement shall be governed by, and construed and enforced in accordance with the laws of the Commonwealth of Virginia, except to the extent preempted by federal laws. Borrower, Owner and all persons and entities in any manner obligated to Lender under the Loan Documents consent to the jurisdiction of any federal or state court within the Commonwealth of Virginia having proper venue and also consent to service of process by any means authorized by Virginia or federal law.

12.24 USA PATRIOT ACT NOTICE; COMPLIANCE. The USA Patriot Act of 2001 (Public Law 107-56) and federal regulations issued with respect thereto require all financial institutions to obtain, verify and record certain information that identifies individuals or business entities which open an “account” with such financial institution. Consequently, Lender (for itself and/or as Agent for all Lenders hereunder) may from time-to-time request, and Borrower shall provide to Lender, Borrower’s and Owner’s name, address, tax identification number and/or such other identification information as shall be necessary for Lender to comply with federal law. An “account” for this purpose may include, without limitation, a deposit account, cash management service, a transaction or asset account, a credit account, a loan or other extension of credit, and/or other financial services product.

12.25 ELECTRONIC DOCUMENT DELIVERIES. Documents required to be delivered pursuant to the Loan Documents shall be delivered by electronic communication and delivery, including, the Internet, e-mail or intranet websites to which the Administrative Agent and each Lender have access (including a commercial, third-party website such as www.Edgar.com <http://www.Edgar.com> or a website sponsored or hosted by the Administrative Agent or the Borrower) provided that (A) the foregoing shall not apply to notices to any Lender (or the Issuing Bank) pursuant to Article 3 and (B) the Lender has not notified the Administrative Agent or Borrower that it cannot or does not want to receive electronic communications. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic delivery pursuant to procedures approved by it for all or particular notices or communications. Documents or notices delivered electronically shall be deemed to have been delivered twenty-four (24) hours after the date and time on which the Administrative Agent or Borrower posts such documents or the documents become available on a commercial website and the Administrative Agent or Borrower notifies each Lender of said posting and provides a link thereto provided if such notice or other communication is not sent or posted during the normal business hours of the recipient, said posting date and time shall be deemed to have commenced as of 9:00 a.m. on the opening of business on the next business day for the recipient. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the certificate required by Section 9.10 to the Administrative Agent and shall deliver paper copies of any documents to the Administrative Agent or to any Lender that requests such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender. Except for the certificates required by Section 9.10, the Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents delivered electronically, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery. Each Lender shall be solely responsible for requesting delivery to it of paper copies and maintaining its paper or electronic documents.

12.26 INTEGRATION; INTERPRETATION. The Loan Documents contain or expressly incorporate by reference the entire agreement of the parties with respect to the matters contemplated therein and supersede all prior negotiations or agreements, written or oral. The Loan Documents shall not be modified except by written instrument executed by all parties. Any reference to the Loan Documents includes any amendments, renewals or extensions now or hereafter approved by Administrative Agent in writing.

12.27 JOINT AND SEVERAL LIABILITY. The liability of all persons and entities obligated in any manner under this Agreement or any of the Loan Documents, other than Administrative Agent and/or Lenders, shall be joint and several.

12.28 COUNTERPARTS. To facilitate execution, this document may be executed in as many counterparts as may be convenient or required. It shall not be necessary that the signature of, or on behalf of, each party, or that the signature of all persons required to bind any party, appear on each counterpart. All counterparts shall collectively constitute a single document. It shall not be necessary in making proof of this document to produce or account for more than a single counterpart containing the respective signatures of, or on behalf of, each of the parties hereto. Any signature page to any counterpart may be detached from such counterpart without impairing the legal effect of the signatures thereon and thereafter attached to another counterpart identical thereto except having attached to it additional signature pages.

(REMAINDER OF PAGE INTENTIONALLY LEFT BLANK)

[Signature page to Columbia Equity Revolving Loan Agreement]

IN WITNESS WHEREOF, Borrower, Owner, Administrative Agent and Lenders have executed this Agreement as of the date appearing on the first page of this Agreement.

“ADMINISTRATIVE AGENT”	Administrative Agent’s Address:
WELLS FARGO BANK, NATIONAL ASSOCIATION	—
By: /s/ Erin P. Peart	1750 H Street, N.W., Suite 400
Erin P. Peart	Washington, D.C. 20006
Senior Vice President	Attention: Erin P. Peart
Senior Vice President
“BORROWER” COLUMBIA EQUITY, LP, a Virginia limited partnership By: Columbia Equity Trust, Inc., a Maryland	Borrower’s Address:
corporation	—
By: /s/ Oliver T. Carr, III	1750 H Street N.W., Suite 500
Name: Oliver T. Carr, III	Washington, D.C. 20006
Its: Chief Executive Officer	Attention: John Schissel
Chief Financial Officer

[Signature page to Columbia Equity Revolving Loan Agreement]

“OWNER” HOLUALOA/CARR CAPITAL SHERWOOD, LLC, a Virginia limited liability company By: Columbia Equity, LP, a Virginia limited partnership By: Columbia Equity Trust, Inc., a Maryland corporation, its general partner By:/s/ Oliver T. Carr, III Name: Oliver T. Carr, III Title: Chief Executive Officer CARR CAPITAL GREENBRIAR, LLC, a Virginia limited liability company By: Columbia Equity, LP, a Virginia limited partnership By: Columbia Equity Trust, Inc., a Maryland corporation, its general partner By: /s/ Oliver T. Carr, III Name: Oliver T. Carr, III Title: Chief Executive Officer FAIR OAKS CORPORATE CENTER, LLC, a Virginia limited liability company By: Columbia Equity, LP, a Virginia limited partnership By: Columbia Equity Trust, Inc., a Maryland corporation, its general partner By: /s/ Oliver T. Carr, III Name: Oliver T. Carr, III Title: Chief Executive Officer CARR GATEWAY IV, LLC, a Virginia limited liability company By: Columbia Equity, LP, a Virginia limited partnership By: Columbia Equity Trust, Inc., a Maryland
Owner’s Address:
corporation, its general partner	—
By: /s/ Oliver T. Carr, III	1750 H Street N.W., Suite 500
Name: Oliver T. Carr, III	Washington, D.C. 20006
Title: Chief Executive Officer	Attention: John Schissel
Chief Financial Officer

[Signature page to Columbia Equity Revolving Loan Agreement]

“LENDER”	Lender’s Address:
WELLS FARGO BANK, NATIONAL ASSOCIATION	—
By: /s/ Erin P. Peart	1750 H Street, N.W., Suite 400
—	Washington, D.C. 20006
Erin P. Peart	Attention: Erin P. Peart
Senior Vice President	Senior Vice President

Schedule 1.1 – Pro Rata Shares

Schedule 1.1 to REVOLVING LOAN AGREEMENT between (i) COLUMBIA EQUITY, LP as “Borrower”, (ii) HOLUALOA/CARR CAPITAL SHERWOOD, LLC, CARR CAPITAL GREENBRIAR, LLC, FAIR OAKS CORPORATE CENTER, LLC and CARR GATEWAY IV, LLC as “Owner”, (iii) WELLS FARGO BANK, NATIONAL ASSOCIATION, as “Administrative Agent”, and (iv) various Lenders, dated as of November 28, 2005.

Lender	Commitment	Pro Rata Share
WELLS FARGO BANK, NATIONAL ASSOCIATION	$75,000,000.00	100%
TOTALS	$75,000,000.00	100%